                                                                    Exhibit 10.1


================================================================================

                                CREDIT AGREEMENT,

                          dated as of August 25, 2003,

                                  by and among

                        MONITRONICS INTERNATIONAL, INC.,
                                  as Borrower,

                            THE LENDERS PARTY HERETO,

                              FLEET NATIONAL BANK,
                            as Administrative Agent,

                                       and

                             BANK OF AMERICA, N.A.,
                              as Syndication Agent

================================================================================

                             FLEET SECURITIES, INC.
                                       and
                         BANC OF AMERICA SECURITIES LLC,
                  as Joint Lead Arrangers and Joint Bookrunners

                                 BANK ONE, N.A.,
                       LASALLE BANK NATIONAL ASSOCIATION,
                                       and
                         U.S. BANK NATIONAL ASSOCIATION
                           as Co-Documentation Agents

                                                                  EXECUTION COPY

ARTICLE 1  DEFINITIONS AND RULES OF INTERPRETATION.............................1
   1.1     Definitions.........................................................1
   1.2     Accounting Terms...................................................33
   1.3     Rules of Interpretation............................................33
   1.4     Classes and Types of Loans and Borrowings..........................34

ARTICLE 2  AMOUNT AND TERMS OF LOANS..........................................34
   2.1     Loans; Letters of Credit...........................................34
   2.2     Procedure for Borrowing............................................37
   2.3     The Swing Line.....................................................38
   2.4     Incremental Facility...............................................40
   2.5     Termination, Reduction or Increases of Revolving Loan
              Commitments.....................................................43
   2.6     Principal Amortization of the Term Loans...........................44
   2.7     Prepayments of the Loans...........................................45
   2.8     Payments; Set-off; Adjustments.....................................48

ARTICLE 3  INTEREST, FEES, YIELD PROTECTION, ETC..............................50
   3.1     Interest Rate and Payment Dates....................................50
   3.2     Fees...............................................................51
   3.3     Conversions........................................................52
   3.4     Concerning Interest Periods........................................52
   3.5     Funding Loss.......................................................53
   3.6     Increased Costs; Illegality, etc...................................54
   3.7     Taxes..............................................................55
   3.8     Excessive Interest.................................................57
   3.9     Notations..........................................................57
   3.10    Replacement of Lenders.............................................58

ARTICLE 4  REPRESENTATIONS AND WARRANTIES.....................................58
   4.1     Organization and Power.............................................58
   4.2     Authorization; Enforceability......................................58
   4.3     Approvals; No Conflicts............................................59
   4.4     Financial Condition; Indebtedness; No Material Adverse Change......59
   4.5     Properties.........................................................60
   4.6     Litigation.........................................................60
   4.7     Environmental Matters..............................................61
   4.8     Compliance with Laws and Agreements; No Default; Licenses, etc.....61
   4.9     Investment Companies and Other Regulated Entities..................62
   4.10    Federal Reserve Regulations........................................62
   4.11    ERISA..............................................................62
   4.12    Taxes..............................................................63
   4.13    Ownership of the Borrower and its Subsidiaries.....................63
   4.14    Absence of Certain Restrictions....................................63
   4.15    Labor Relations....................................................64
   4.16    Insurance..........................................................64
   4.17    Financial Condition................................................64

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   4.18    No Misrepresentation...............................................64
   4.19    Security Documents.................................................64
   4.20    Depository and Other Accounts......................................65
   4.21    Documentation, Terms and Provisions Governing Security Alarm
              Contract Acquisitions...........................................65
   4.22    Chief Executive Offices Principal Place of Business................66
   4.23    Trade and Other Names..............................................66

ARTICLE 5  CONDITIONS PRECEDENT TO FIRST LOANS................................66
   5.1     Evidence of Action.................................................66
   5.2     This Agreement.....................................................67
   5.3     Notes..............................................................67
   5.4     Opinions of Counsel................................................67
   5.5     Security Documents, Search Reports, etc............................67
   5.6     Financial Officer's Certificate....................................68
   5.7     Liens..............................................................68
   5.8     Litigation.........................................................68
   5.9     Property, Liability and Other Insurance............................69
   5.10    Audited 2002 Financial Statements; Pro Forma Balance Sheet; Etc....69
   5.11    Solvency Certificate...............................................69
   5.12    Fees...............................................................69
   5.13    Termination of Preexisting Bank Credit Facility and Subordinated
              Debt; Permitted Subordinated Debt...............................70
   5.14    Minimum Liquidity..................................................70
   5.15    Legal and Capital Structure........................................70
   5.16    Management.........................................................70
   5.17    Credit Rating......................................................71
   5.18    Commitments........................................................71
   5.19    Subordination Terms................................................71
   5.20    Other Documents....................................................71

ARTICLE 6  CONDITIONS PRECEDENT TO EACH LOAN..................................71
   6.1     Compliance.........................................................71
   6.2     Borrowing Request..................................................71
   6.3     Material Adverse Effect............................................72
   6.4     Law................................................................72

ARTICLE 7  AFFIRMATIVE COVENANTS..............................................72
   7.1     Financial Statements and Information...............................72
   7.2     Notice of Material Events..........................................75
   7.3     Existence; Conduct of Business, Etc................................76
   7.4     Payment of Obligations.............................................76
   7.5     Maintenance of Properties..........................................76
   7.6     Insurance..........................................................77
   7.7     Books and Records; Inspection Rights...............................77
   7.8     Compliance with Laws; ERISA........................................78
   7.9     Additional Subsidiaries............................................78

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   7.10    Additional Collateral; Financing Statements; Cross-
              Collateralization...............................................78
   7.11    Hedging Agreements.................................................79
   7.12    Real Estate........................................................79
   7.13    Deposit Accounts; Lockbox - Payment Directives.....................80
   7.14    Reserved...........................................................80
   7.15    Environmental Compliance; Indemnification..........................80
   7.16    Leasehold Mortgage and Title Insurance Policy, Etc.................81
   7.17    Approval of Approved Alarm Purchase Agreements.....................81
   7.18    Replacement Notes..................................................82
   7.19    Further Assurances.................................................82

ARTICLE 8  NEGATIVE COVENANTS.................................................82
   8.1     Indebtedness.......................................................82
   8.2     Negative Pledge....................................................84
   8.3     Fundamental Changes; Capital Stock.................................84
   8.4     Investments, Loans, Advances and Guarantees........................85
   8.5     Acquisitions.......................................................86
   8.6     Dispositions.......................................................87
   8.7     Restricted Payments................................................87
   8.8     Hedging Agreements.................................................88
   8.9     Sale and Lease-Back Transactions...................................88
   8.10    Line of Business; Collection Policies and Procedures...............88
   8.11    Transactions with Affiliates.......................................88
   8.12    Amendments, Etc. of Certain Agreements; Observance of
              Subordination...................................................89
   8.13    Use of Proceeds....................................................89
   8.14    Restrictive Agreements.............................................90
   8.15    Fiscal Year........................................................90
   8.16    Financial Covenants................................................90
   8.17    Capital Expenditures...............................................91
   8.18    Prepayments of Indebtedness........................................91
   8.19    Management Fees....................................................91
   8.20    Permitted RMR Acquisitions.........................................91
   8.21    Agreed Upon Accounting Procedures..................................92

ARTICLE 9  DEFAULTS...........................................................92
   9.1     Events of Default..................................................92
   9.2     Contract Remedies..................................................95

ARTICLE 10 ADMINISTRATIVE AGENT...............................................96
   10.1    Appointment and Authorization of Administrative Agent..............96
   10.2    Delegation of Duties...............................................96
   10.3    Liability of the Agents............................................97
   10.4    Reliance by Administrative Agent...................................97
   10.5    Notice of Default..................................................98
   10.6    Credit Decision; Disclosure of Information by Administrative
              Agent...........................................................98

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   10.7    Indemnification of Agents..........................................98
   10.8    Administrative Agent in its Individual Capacity....................99
   10.9    Successor Administrative Agent.....................................99
   10.10   Administrative Agent May File Proofs of Claim.....................100
   10.11   Collateral and Guaranty Matters...................................101
   10.12   Other Agents; Arrangers and Managers..............................101
   10.13   Lender Pledge.....................................................101
   10.14   Amendment of Article 10...........................................102

ARTICLE 11 OTHER PROVISIONS..................................................102
   11.1    Amendments and Waivers............................................102
   11.2    Notices...........................................................103
   11.3    Survival..........................................................105
   11.4    Expenses; Indemnity...............................................106
   11.5    Successors and Assigns............................................108
   11.6    Counterparts; Integration.........................................109
   11.7    Severability......................................................110
   11.8    Governing Law.....................................................110
   11.9    Jurisdiction; Service of Process..................................110
   11.10   Survival of Representations and Warranties........................110
   11.11   No Third Parties Benefited........................................111
   11.12   Waiver Of Trial By Jury...........................................111

                                                                  EXECUTION COPY

                         Index of Exhibits and Schedules

EXHIBITS
   Exhibit A-1       Form of Revolving Note
   Exhibit A-2       Form of Term Note
   Exhibit B         Form of Borrowing Request
   Exhibit C         Form of Notice of Conversion
   Exhibit D         Form of Compliance Certificate
   Exhibit E         Form of Opinion of Borrower's Counsel
   Exhibit F         Form of Assignment and Acceptance Agreement
   Exhibit G         Form of Security Agreement
   Exhibit H         Form of Guarantee Agreement
   Exhibit I         Form of Affiliate Subordination Agreement
   Exhibit J         Form of Pledge Agreement
   Exhibit K         Form of Solvency Certificate
   Exhibit L         Form of Guarantee Supplement
   Exhibit M         Form of Security Agreement Supplement
   Exhibit N         Form of Approved Alarm Purchase Agreement
   Exhibit O         Form of Leasehold Mortgage
   Exhibit P         Form of Account Control Agreement
   Exhibit Q         Form of Waiver and Consent Agreement
   Exhibit R         Form of Intercreditor Agreement
   Exhibit S         Form of NML Amendment

SCHEDULES
   Schedule 1.1      Commitments; Eurodollar Offices
   Schedule 4.3      Consents
   Schedule 4.4      Indebtedness
   Schedule 4.5(a)   Properties
   Schedule 4.5(b)   Intellectual Property
   Schedule 4.8      Material Agreements and Licenses
   Schedule 4.12     Taxes
   Schedule 4.13     Ownership of the Borrower and its Subsidiaries
   Schedule 4.16     Insurance
   Schedule 4.20     Depository and other Accounts
   Schedule 4.23     Trade and Other Names
   Schedule 8.2      Existing Liens
   Schedule 8.4      Existing Investments
   Schedule 8.14     Restrictive Agreements

     CREDIT AGREEMENT, dated as of August 25, 2003, by and among Monitronics International, Inc., a Texas corporation (the "Borrower"), the several banks and other lenders and financial institutions from time to time parties hereto (the "Lenders"), Fleet National Bank, as administrative agent for each of the other Credit Parties hereto (in such capacity, the "Administrative Agent"), and Bank of America, N.A., as syndication agent for each of the other Credit Parties hereto (in such capacity, the "Syndication Agent").

                                    ARTICLE 1
                     DEFINITIONS AND RULES OF INTERPRETATION

     1.1  Definitions

          As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

          "ABRY Fee" means a one-time payment to ABRY Partners, LLC of an advisory fee to be paid on or about the Effective Date in an aggregate principal amount not to exceed Two Million Seven Hundred Thousand Dollars ($2,700,000).

          "Account Control Agreement" means an Account Control Agreement in the form of Exhibit P hereto, pursuant to which a bank or other financial or depository institution that maintains a deposit account for the Borrower or any Subsidiary grants to the Administrative Agent, for the benefit of the Credit Parties, "control" (within the meaning of the Uniform Commercial Code") over the Collateral and financial assets from time to time deposited in or credited to such account.

          "Accountants" means Ernst & Young LLP (or any successor thereto), or such other firm of certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Administrative Agent.

          "Acquired RMR" shall mean Recurring Monthly Revenue under Security Alarm Contracts acquired under Approved Alarm Purchase Agreements (but only to the extent such Acquired RMR is payable to the Borrower).

          "Acquisition" has the meaning set forth in Section 8.5.

          "Additional Permitted Subordinated Debt" means, Subordinated Debt issued subsequent to the Effective Date, which shall (a) be unsecured, (b) have subordination provisions that are satisfactory to the Administrative Agent and no more adverse to the Lenders than the subordination terms of the Permitted Subordinated Debt, (c) have no required cash redemption or principal maturities or sinking fund payments or put rights (other than customary change of control provisions) prior to the date which is one year after the Term Loan Maturity Date, (d) have an interest rate acceptable to the Administrative Agent and (e) contain terms and conditions that are no more restrictive to the Borrower and its Subsidiaries than those of the Permitted Subordinated Debt. The aggregate principal amount of the Additional Permitted Subordinated Debt outstanding at any time plus the aggregate principal commitments under the Incremental Facilities, if any, shall not exceed, in the aggregate, One Hundred Fifty Million Dollars ($150,000,000).

          "Advance" means a Base Rate Advance or a Eurodollar Advance.

          "Affected Advance" has the meaning set forth in Section 3.6.

          "Affiliate" means as to any Person any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Affiliate Subordination Agreement" means the Affiliate Subordination Agreement, substantially in the form of Exhibit I, made by each of Austin Ventures, Capital Resource Lenders II, L.P., Windward Capital Partners II, L.P., NML, Windward Capital L.P II, LLC, ABRY Partners IV, L.P. and ABRY Investment Partnership, L.P. in favor of the Administrative Agent, for the benefit of the Credit Parties.

          "Agent-Related Persons" means each of the Agents, together with their respective Affiliates (including, in the case of Fleet in its capacity as the Administrative Agent, Fleet Securities, Inc., and in the case of Bank of America, in its capacity as the Syndication Agent, Banc of America Securities
LLC), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Agents" means, collectively, the Administrative Agent and the Syndication Agent.

          "Aggregate Applicable Revolving Loan Commitments" means, at any time, with respect to a Revolving Loan Facility, the sum at such time of the Applicable Revolving Loan Commitments of all Lenders with respect to such Revolving Loan Facility.

          "Aggregate Applicable Revolving Loan Exposure" means, at any time, with respect to a Revolving Loan Facility, the sum at such time of the Applicable Revolving Loan Exposures of all Lenders with respect to such Revolving Loan Facility.

          "Aggregate Applicable Term Loan Commitments" means, at any time, with respect to a Term Loan Facility, the sum at such time of the Applicable Term Loan Commitments of all Lenders with respect to such Term Loan Facility.

          "Aggregate Applicable Term Loan Exposure" means, at any time, with respect to a Term Loan Facility, the sum at such time of the Applicable Term Loan Exposures of all Lenders with respect to such Term Loan Facility.

          "Aggregate Commitments" at any time, means the sum of the Aggregate Original Revolving Loan Commitment, plus the Aggregate Original Term Loan Commitment, plus the Aggregate Incremental Revolving Loan Commitment, plus the Aggregate Incremental Term Loan Commitment.

          "Aggregate Incremental Revolving Loan Commitment" at any time, means the sum of Incremental Revolving Loan Commitments of all Lenders with respect to all Incremental Revolving Loan Facilities at such time, in an initial amount equal to zero, as such amount may be increased pursuant to Section 2.4 to an aggregate amount which, when combined with the Aggregate Incremental Term Loan Commitment, may not exceed the Maximum Incremental Amount.

          "Aggregate Incremental Term Loan Commitment" at any time, means the sum of the Incremental Term Loan Commitments of all Lenders with respect to all Incremental Term Loan Facilities at such time, in an initial amount equal to zero, as such amount may be increased pursuant to Section 2.4 to an aggregate amount which, when combined with the Aggregate Incremental Revolving Loan Commitment, may not exceed the Maximum Incremental Amount.

          "Aggregate Exposure" means, at any time, the sum at such time of the outstanding principal balance of the Loans of all Lenders.

          "Aggregate Loan Percentage" means, as to any Lender at any time, (i) the percentage which (x) the sum of the amount of such Lender's Applicable Revolving Loan Commitments with respect to all Revolving Loan Facilities plus the aggregate principal amount of all of such Lender's Term Loans and Incremental Term Loans then outstanding then constitutes of (y) the sum of the amount of the Aggregate Original Revolving Loan Commitment plus the amount of the Aggregate Incremental Revolving Loan Commitment plus the Aggregate Term Loan Exposure at such time, or (ii) at any time after the Original Revolving Loan Commitments and the Incremental Revolving Loan Commitments have expired or terminated, the percentage which (A) the sum of the aggregate principal amount of such Lender's Applicable Revolving Loan Exposure with respect to all Revolving Loan Facilities then outstanding plus the aggregate principal amount of all such Lender's Term Loans and Incremental Term Loans then outstanding constitutes of (B) the sum of Aggregate Revolving Loan Exposure at such time plus the Aggregate Term Loan Exposure at such time.

          "Aggregate Purchase Price" means, with respect to any period, the aggregate Purchase Price for all Acquisitions completed by the Borrower and its Subsidiaries during such period.

          "Aggregate Original Revolving Loan Commitment" means, at any time, the sum at such time of the Original Revolving Loan Commitments of all Lenders.

          "Aggregate Revolving Loan Exposure" means, at any time, the sum at such time of the Applicable Revolving Loan Exposure of all Lenders with respect to all Revolving Loan Facilities.

          "Aggregate Original Term Loan Commitment" means the sum of the Original Term Loan Commitments of all Lenders.

          "Aggregate Term Loan Exposure" means, at any time, the sum at such time of the Applicable Term Loan Exposure of all Lenders with respect to all Term Loan Facilities.

          "Agreement" means this Credit Agreement.

          "Annualized Quarterly NOI" means, as of any date, an amount equal to four (4) multiplied by NOI for the Trailing Three-Month Period ended on such date.

          "Anticipated Reinvestment Amount" means, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by the Borrower in connection therewith as the amount of the Net Cash Proceeds from the related Disposition that the Borrower or any Subsidiary of the Borrower intends to use to purchase, construct or otherwise acquire Reinvestment Assets.

          "Applicable Margin" means:

          (a) at all times during which the applicable period set forth below is in effect, (i) with respect to Revolving Loans consisting of Base Rate Advances, the percentage set forth below under the heading "Base Rate Margin" and adjacent to such applicable period and (ii) with respect to Revolving Loans consisting of Eurodollar Advances, the percentage set forth below under the heading "Eurodollar Margin" and adjacent to such applicable period:

------------------------------------------------------------------
                                            Base Rate   Eurodollar
Period                                       Margin       Margin
------------------------------------------------------------------
When the Total Leverage Ratio is
   greater than or equal to 3.25:1.00         3.00%        4.00%
------------------------------------------------------------------
When the Total Leverage Ratio is
   greater than or equal to 3.00:1.00 but
   less than 3.25:1.00                        2.75%        3.75%
------------------------------------------------------------------
When the Total Leverage Ratio is
   greater than or equal to 2.75:1.00 but
   less than 3.00:1.00                        2.50%        3.50%
------------------------------------------------------------------
 When the Total Leverage Ratio is less
    than 2.75:1.00                            2.25%        3.25%
------------------------------------------------------------------

provided that if the Borrower fails to deliver in a timely manner any Compliance Certificate, from the date on which such Compliance Certificate was to have been delivered in accordance with Section 7.1 until the date such Compliance Certificate is actually delivered, the Applicable Margins with respect to Revolving Loans shall be the highest margins specified in the table above.

          (b) at all times, (y) with respect to Term Loans consisting of Base Rate Advances, 3.50% and (z) with respect to Term Loans consisting of Eurodollar Advances, 4.50%; and

          (c) with respect to Incremental Term Loans and Incremental Revolving Loans, the Incremental Margin to be added to the Base Rate or Eurodollar Rate, as the case may be, as agreed upon by the Borrower and the Lender or Lenders providing the Incremental Term Loan Commitment and/or Incremental Revolving Loan Commitment relating thereto as provided in Section 2.4.

          "Applicable Revolving Loan Commitment" means, with respect to any Revolving Loan Facility and as to any Revolving Loan Lender as of any date, the obligation of such Lender, if any, to make Original Revolving Loans or Incremental Revolving Loans, as applicable, under such Revolving Loan Facility to the Borrower hereunder in an aggregate principal amount not to exceed the amount of such Lender's Original Revolving Loan Commitment or applicable Incremental Revolving Loan Commitment under such Revolving Loan Facility, as the case may be, or, in the case of any Lender that is an Eligible Institution, the amount of the Applicable Revolving Loan Commitment of the assigning Lender which is assigned to such Eligible Institution in accordance with Section 11.5 and set forth in the applicable Assignment and Acceptance Agreement, in each case, as such amount may be reduced from time to time in accordance herewith.

          "Applicable Revolving Loan Exposure" means, with respect to any Revolving Loan Facility and as to any Revolving Loan Lender as of any date, the sum as of such date of (a) the outstanding principal balance of such Revolving Loan Lender's Revolving Loans made under such Revolving Loan Facility plus (b), for purposes of calculating the Applicable Revolving Loan Exposure of a Revolving Loan Lender under the Original Revolving Loan Facility, such Revolving Loan Lender's Applicable Revolving Loan Percentage (with respect to the Original Revolving Loan Facility) of all outstanding Swing Line Loans.

          "Applicable Revolving Loan Percentage" means, (i) with respect to Revolving Loans made or to be made under the Original Revolving Loan Facility, and as to any Lender at any time, (x) the percentage which the amount of such Lender's Original Revolving Loan Commitment then constitutes of the amount of the Aggregate Applicable Revolving Loan Commitments with respect to the Original Revolving Loan Facility, or (y) at any time after the Original Revolving Loan Commitments have expired or terminated, the percentage which the aggregate principal amount of such Lender's Applicable Revolving Loan Exposure with respect to the Original Revolving Loan Facility constitutes of the Aggregate Applicable Revolving Loan Exposure with respect to the Original Revolving Loan Facility, and (ii) with respect to Incremental Revolving Loans made or to be made under an Incremental Revolving Loan Facility, and as to any Lender at any time, (x) the percentage which the amount of such Lender's Incremental Revolving Loan Commitment with respect to such Incremental Revolving Loan Facility then constitutes of the amount of the Aggregate Applicable Revolving Loan Commitments with respect to such Incremental Revolving Loan Facility, or (y) at any time after the Incremental Revolving Loan Commitments under such Incremental Revolving Loan Facility have expired or terminated, the percentage which the aggregate principal amount of such Lender's Applicable Revolving Loan Exposure with respect to such Incremental Revolving Loan Facility constitutes of the Aggregate Applicable Revolving Loan Exposure with respect to such Incremental Revolving Loan Facility.

          "Applicable Term Loan Commitment" means, with respect to any Term Loan Facility and as to any Term Loan Lender as of any date, the obligation of such Lender, if any, to make Original Term Loans or Incremental Term Loans, as applicable, under such Term Loan

Facility to the Borrower hereunder in an aggregate principal amount not to exceed the amount of such Lender's Original Term Loan Commitment or applicable Incremental Term Loan Commitment under such Term Loan Facility, as the case may be, or, in the case of any Lender that is an Eligible Institution, the amount of the Applicable Term Loan Commitment of the assigning Lender which is assigned to such Eligible Institution in accordance with Section 11.5 and set forth in the applicable Assignment and Acceptance Agreement, in each case, as such amount may be reduced from time to time in accordance herewith.

          "Applicable Term Loan Exposure" means, with respect to any Term Loan Facility and as to any Term Loan Lender as of any date, the sum as of such date of the outstanding principal balance of such Term Loan Lender's Term Loans made under such Term Loan Facility.

          "Applicable Term Loan Percentage" means, (i) with respect to Term Loans to be made under the Original Term Loan Facility, and as to any Lender at the time such Loans are to be made, the percentage which the amount of such Lender's Original Term Loan Commitment then constitutes of the amount of the Aggregate Applicable Term Loan Commitments with respect to the Original Term Loan Facility, (ii) after the Original Term Loans have been funded, and as to any Lender at any time thereafter, the percentage which the sum of all of such Lender's Original Term Loans then outstanding constitutes of the Aggregate Applicable Term Loan Exposure with respect to the Original Term Loan Facility,
(iii) with respect to Incremental Term Loans to be made under an Incremental Term Loan Facility, and as to any Lender at the time such Loans are to be made, the percentage which the amount of such Lender's Incremental Term Loan Commitment with respect to such Incremental Term Loan Facility then constitutes of the amount of the Aggregate Applicable Term Loan Commitments with respect to such Incremental Term Loan Facility, and (iv) after the Incremental Term Loans under an Incremental Term Loan Facility have been funded, and as to any Lender at any time thereafter, the percentage which the sum of all of such Lender's Incremental Term Loans then outstanding under such Incremental Term Loan Facility constitutes of (y) the Aggregate Applicable Term Loan Exposure with respect to such Incremental Term Loan Facility.

          "Approved Alarm Dealer(s)" means Persons engaged in the business of selling, installing or servicing security alarm products that are (or will be) monitored in the Borrower's central station.

          "Approved Alarm Purchase Agreement(s)" means the master form or forms of purchase agreements attached hereto as Exhibit N or any similar agreements (including bills of sale) that have been approved in writing by the Administrative Agent providing for the purchase of Security Alarm Contracts by any Loan Party from Approved Alarm Dealers, provided that any Loan Party shall have the right to negotiate and modify such forms of agreements with each Approved Alarm Dealer in such manner as such Loan Party deems appropriate and advisable, except that such Loan Party may not modify any such purchase agreement so that it fails to include any of the following provisions: (i) all rights of such Loan Party thereunder, including but not limited to rights under any related Noncompete Agreement, and all remedies of such Loan Party contained therein, and all rights to the Security Alarm Contracts which are the subject hereof, shall be fully assignable by such Loan Party and shall inure to the benefit of, and be fully enforceable by, all successors and assigns (including the Agents or their designees) of such Loan

Party, without the requirement of consent of the seller or any other Person;
(ii) the Security Alarm Contracts which are the subject thereof are not subject to any Liens; (iii) such Loan Party shall be obligated to perform under and according to the terms of such purchase agreement, and that such agreement has not been entered into with any financing purpose, whether stated or unstated, or with the intent to have such agreement governed by Article 9 of the Uniform Commercial Code; and (iv) such Loan Party may assign its monitoring and other responsibilities under such purchase agreement to any one or more Persons.

          "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          "Arbiter" has the meaning set forth in Section 7.17.

          "Assignment and Acceptance Agreement" means an assignment and acceptance agreement substantially in the form of Exhibit F.

          "Austin Ventures" means, collectively, Austin Ventures III-A, L.P., Austin Ventures III-B, L.P., Austin Ventures V Affiliates Fund, L.P. and Austin Ventures V, L.P.

          "Bank of America" means Bank of America, N.A., or any successor or permitted assignee.

          "Base Rate" means the rate of interest per annum publicly announced in Boston, Massachusetts by the Administrative Agent from time to time as its "base rate" for Dollars loaned in the United States (which rate may not necessarily be the lowest rate offered by the Administrative Agent), such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate.

          "Base Rate Advances" means the Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Base Rate.

          "Board of Governors" means the Board of Governors of the Federal Reserve System of the United States.

          "Borrower Obligations" means, collectively, (a) all of the obligations and liabilities of the Borrower under the Loan Documents and (b) all of the obligations and liabilities of the Borrower under each Hedging Agreement entered into with any Lender, in each case, whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under Section 9.1(g) or (h) and including any obligation or liability in respect of any breach of any representation or warranty and all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event.

          "Borrowing" has the meaning set forth in Section 1.4.

          "Borrowing Date" means any Business Day on which the Lenders make
Loans.

          "Borrowing Request" means a request for a Revolving Loan or a Term Loan, or a combination of both, substantially in the form of Exhibit B.

          "Budget" has the meaning set forth in Section 7.1.

          "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks located in Boston, Massachusetts are authorized or required by law or other governmental action to be closed, provided that when used in connection with a Eurodollar Advance, the term shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "Capital Expenditures" means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) by the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP during such period for fixed or capital assets (excluding any capitalized interest and any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations and excluding any replacement assets acquired with the proceeds of insurance).

          "Capital Lease Obligations" means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "Capital Stock" means, as to any Person, all shares, interests, partnership interests, limited liability company interests, participations, rights in or other equivalents (however designated) of such Person's equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

          "Cash Equivalents" means Dollar denominated investments in book-entry securities, negotiable instruments, or securities represented by instruments in bearer or registered form which evidence:

          (a) direct obligations of, and obligations fully guaranteed as to timely payment by, the United States;

          (b) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States or any state thereof (or any domestic branch of a foreign bank) and subject to supervision and examination by Federal or State Banking or depository institution authorities; provided, however, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) thereof shall have a credit rating from each of the Rating Agencies in one of the two highest investment categories granted thereby;

          (c) commercial paper or other short term obligations of any corporation organized under the laws of the United States whose ratings, at the time of the investment or contractual commitment to invest therein, from each of the Rating Agencies are in the highest investment category granted thereby;

          (d) investments in money market funds having a rating from each of the Rating Agencies in the highest investment category granted thereby;

          (e) bankers acceptances issued by any depository institution or trust company referred to in clause (b) above; or

          (f) repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with (i) a depository institution or trust company (acting as principal) described in clause (b) above (except that the rating referred to in the proviso in such clause (b) shall be A-1 or higher in the case of Standard & Poor's) (such depository institution or trust company being referred to in this definition as a "financial institution"), (ii) broker/dealer (acting as principal) registered as a broker or dealer under Section 15 of the Securities Exchange Act of 1934, as amended, (a "broker/dealer") the unsecured short-term debt obligations of which are rated P-1 by Moody's and at least A-1 by Standard & Poor's at the time of entering into such repurchase obligation (a "rated broker/dealer"), (iii) an unrated, broker/dealer (an "unrated broker/dealer"), acting as principal, that is a wholly-owned subsidiary of a non-bank or bank holding company the unsecured short-term debt obligations of which are rated P-1 by Moody's and at least A-1 by Standard & Poor's at the time of purchase.

          "Casualty Event" means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

          "Certificate of Exemption" has the meaning set forth in Section 3.7.

          "Change in Control" means with respect to any Person, an event or series of events by which:

          (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Pledgor (together with its Affiliates) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of such Person entitled to vote for members of the Managing Person of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

          (b) the Pledgors or their Affiliates cease to own, directly or indirectly, in the aggregate more than fifty percent (50%) of the voting stock (on a fully-diluted basis) of the Borrower; or

          (c) during any period of twelve (12) consecutive months, a majority of the members of the Managing Person of such Person cease to be composed of individuals (i) who were members of that Managing Person on the first day of such period, (ii) whose election or nomination to that Managing Person was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Managing Person,
(iii) who are Pledgors or representatives of the Pledgors, or (iv) whose election or nomination to that Managing Person was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Managing Person (excluding, in the case of both clause (ii) and clause (iv), any individual whose initial nomination for, or assumption of office as, a member of that Managing Person occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more members of such Managing Person by any person or group other than a solicitation for the election of one or more members by or on behalf of the Managing Person).

          In addition, a "Change in Control" of the Borrower shall be deemed to occur immediately upon the occurrence of any event or series of events that would be deemed to constitute a "Change of Control" under the Indenture.

          "Change in Law" means (a) the adoption of any law, rule or regulation after the Effective Date or, in the case of an Incremental Facility, the effective date of such Incremental Facility, (b) the issuance or promulgation after the Effective Date or, in the case of an Incremental Facility, the effective date of such Incremental Facility, of any directive, guideline or request from any Governmental Authority (whether or not having the force of law), or (c) any change after the Effective Date or, in the case of an Incremental Facility, the effective date of such Incremental Facility, in any existing law, rule, regulation, directive, guideline or request (or in the interpretation thereof) by any Governmental Authority charged with the administration thereof.

          "Change in Management" shall be deemed to occur if both (i) James R. Hull ceases to be and/or perform the duties of Chief Executive Officer and President of the Borrower, and (ii) either (y) Mr. Hull is not replaced by an interim executive officer acceptable in the reasonable discretion of the Required Lenders within sixty (60) days or (z) Mr. Hull is not replaced by a permanent Chief Executive Officer and/or President (as the case may be) acceptable in the reasonable discretion of the Required Lenders within one hundred eighty (180) days.

          "Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

          "Collateral" means any and all "Collateral", as defined in any Security Document, whether now existing or hereafter arising.

          "Commitment Fee Percentage" means (a) seventy-five basis points for any fiscal quarter of the Borrower in which the average daily unused portion of the Aggregate Applicable Revolving Loan Commitments with respect to the Original Revolving Loan Facility shall be equal to or greater than fifty percent (50%) or
(b) fifty basis points for any fiscal quarter of the Borrower in which the average daily unused portion of the Aggregate Applicable Revolving Loan Commitments with respect to the Original Revolving Loan Facility shall be less than fifty percent (50%).

          "Commitment Fees" has the meaning set forth in Section 3.2(a).

          "Commitments" means, collectively, the Original Revolving Loan Commitments, the Original Term Loan Commitments and any Incremental Revolving Loan Commitments and/or Incremental Term Loan Commitments provided after the Effective Date pursuant to Section 2.4, each a "Commitment".

          "Compliance Certificate" has the meaning set forth in Section 7.1.

          "Consolidated" means the Borrower and its Subsidiaries which are consolidated for financial reporting purposes.

          "Conversion Date" means the date on which: (a) a Eurodollar Advance is converted to a Base Rate Advance, (b) a Base Rate Advance is converted to a Eurodollar Advance or (c) a Eurodollar Advance is converted to, or continued as, a new Eurodollar Advance.

          "Credit Party" means the Administrative Agent, the Syndication Agent or a Lender, as the case may be, and "Credit Parties" shall mean, collectively, the Administrative Agent, the Syndication Agent and the Lenders.

          "Current Liabilities" means, at any date of determination, all liabilities (excluding Total Senior Debt and the current portion of other long term debt) which would be characterized as current liabilities in accordance with GAAP.

          "Customary Lien" means any of the following:

          (a) any Lien imposed by law for Taxes that are not yet due or are being contested in the manner described in Section 7.4, provided that enforcement of such Lien is stayed pending such contest;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in the manner described in Section 7.4, provided that enforcement of each such Lien is stayed pending such contest;

          (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d) pledges and deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

          (e) judgment liens in respect of judgments that would not cause an Event of Default under Section 9.1(k); and

          (f) zoning ordinances, easements, rights of way, minor defects, irregularities, and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries.

          "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

          "Default" means any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

          "Disposition" has the meaning set forth in Section 8.6.

          "Disputed Agreements" has the meaning set forth in Section 7.17.

          "Dollars" and "$" mean lawful currency of the United States.

          "Effective Date" means the date on which the conditions set forth in
Article 5 have been satisfied (or waived in accordance with Section 11.1).

          "Eligible Institution" means (a) any commercial bank, trust company, banking association, insurance company, financial institution, mutual fund or pension fund acceptable to the Administrative Agent, (b) any Lender or any Affiliate or Subsidiary thereof, or (c) any other entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business acceptable to the Administrative Agent, provided that notwithstanding the foregoing "Eligible Institution" shall not include any Affiliates or Subsidiaries of Borrower.

          "Employment Agreement" means any employment agreement, agreement for the payment of deferred compensation, severance or change in control agreement covering officers, managers or other Affiliates of the Borrower or any Subsidiary, as well as all collective bargaining agreements or other labor agreements covering any employees of the Borrower or any Subsidiary.

          "Environmental Laws" has the meaning set forth in Section 4.7.

          "Equity Issuance" means the issuance of any equity securities or the receipt of any capital contribution, in each case, by the Borrower or any of its Subsidiaries, other than (a) any issuance of equity securities to, or receipt of any such capital contribution from, the Borrower or (b) the issuance of common stock pursuant to the Option Plans, in either case, in the ordinary course of business.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

          "ERISA Affiliate" means any Person which is a member of any group of organizations within the meaning of Sections 414(b) or (c) of the Code (or, solely for purposes of potential liability under Section 302(c)(11) of ERISA and
Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, Sections 414(m) or (o) of the Code) of which the Borrower or any Subsidiary is a member.

          "ERISA Event" means (a) a "reportable event", as defined in Section 4043 of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Pension Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to
Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan;
(f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          "Eurodollar Advances" means, collectively, the Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

          "Eurodollar Office" means the office of a Lender designated as its "Eurodollar Office" on Schedule 1.1 hereto or in an Assignment and Acceptance Agreement, or such other office designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the Eurodollar Advances of such Lender.

          "Eurodollar Base Rate" means, for each Interest Period with respect to each Eurodollar Advance, the interest rate per annum designated as the LIBOR rate as of 11:00 a.m. (London time) for a period comparable to such Interest Period that appears on the display on the LIBO page on the Reuter Monitor Money Rates Service (the "Reuter Screen"); provided that if no offered quotations appear on the Reuter Screen or if quotations are not given on the Reuter Screen for periods comparable to such Interest Period, then the Eurodollar Base Rate shall be the interest rate per annum designated as the British Lenders Association interest settlement rate as of 11:00 a.m. (London time) for a period comparable to such Interest Period that appears on the display on page 3750 (under USD) of the Telerate Services Incorporated screen (the "Telerate Screen") two Business Days before the first day of such Interest Period; provided, further, that if no offered quotations appear on either the Reuter Screen or the Telerate Screen or if quotations are not given on either the Reuter Screen or the Telerate Screen for periods comparable to such Interest Period, then the Eurodollar Base Rate shall be the rate per annum (rounded upwards to the nearest whole multiple of one-sixteenth of one percent) equal to the rate per annum at which deposits in U.S. dollars are offered by the principal office of three (3) reference banks selected by the Administrative Agent (which may include the Person acting as Administrative Agent) in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount of the applicable Eurodollar Advance and for a period equal to such Interest Period.

          "Eurodollar Rate" means, relative to any Advance to be made, continued or maintained as, or converted into, a Eurodollar Advance for any Interest Period, a rate per annum determined pursuant to the following formula:

                                               Eurodollar Base Rate
          Eurodollar Base Rate =   ---------------------------------------------
                                        1.00 - Eurodollar Reserve Percentage

The Eurodollar Rate for any Interest Period for Eurodollar Advances will be determined by the Administrative Agent on the basis of the Eurodollar Reserve Percentage in effect two Business Days before the first day of such Interest Period.

          "Eurodollar Reserve Percentage" means, relative to any Interest Period for Eurodollar Advances, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the Board of Governors and then applicable to assets or liabilities consisting of or including "Eurocurrency Liabilities", as currently defined in Regulation D of the Board of Governors, having a term approximately equal or comparable to such Interest Period.

          "Event of Default" has the meaning set forth in Section 9.1.

          "Excluded Tax" means as to any Person, a Tax imposed by one of the following jurisdictions or by any political subdivision or taxing authority thereof:

          (a) the United States,

          (b) the jurisdiction in which such Person is organized,

          (c) the jurisdiction in which such Person's principal office is located,

          (d) in the case of each Credit Party, any jurisdiction in which such Credit Party is deemed to be doing business, or

          (e) in the case of any Foreign Credit Party, any withholding tax that is imposed on amounts payable to such Foreign Credit Party at the time such Foreign Credit Party becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Credit Party's failure to comply with Section 3.7(c), except to the extent that such Foreign Credit Party (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.7;

which Tax referred to in clause (a), (b), (c), (d), or (e) of this definition
(i) is any income tax or franchise tax imposed on all or part of the net income or net profits of such Person or (ii) represents interest, fees or penalties for payment of any such income tax or franchise tax.

          "Facilities" means, collectively, all of the Revolving Loan Facilities and all of the Term Loan Facilities hereunder, and each a "Facility".

          "Federal Funds Effective Rate" means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and
(b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by Fleet as determined by Fleet and reported to the Administrative Agent.

          "Fees" has the meaning set forth in Section 2.8.

          "Financial Officer" means, as to any Person, the chief financial officer of such Person or such other officer as shall be satisfactory to the Administrative Agent.

          "Fixed Charge Coverage Ratio" means, at any date, the ratio of (a) NOI to (b) Fixed Charges, in each case, for the Twelve Month Trailing Period ended on such date.

          "Fixed Charges" means, for any period, the sum, without duplication, of each of the following determined on a Consolidated basis in accordance with
GAAP:

          (a) all scheduled payments of principal and interest on any Indebtedness during such period relating to Lender Debt, Permitted Subordinated Debt and Other Senior Debt,

          (b) all Federal, State and local income Taxes in respect of income earned in such period,

          (c) Capital Expenditures, and

          (d) all Restricted Payments (other than Restricted Payments made pursuant to Section 8.7(h)) paid or payable during such period, regardless of when expensed in accordance with GAAP.

          "Fleet" means Fleet National Bank, or any successor or permitted assignee.

          "Foreign Credit Party" means any Credit Party that is organized under the laws of a jurisdiction other than the United States or any state thereof.

          "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

          "Governmental Authority" means any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

          "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or in effect guaranteeing any return on any investment made by another Person, or any Indebtedness, lease, dividend or other obligation (a "primary obligation") of any other Person (a "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guarantor, direct or indirect,

          (a) to purchase any primary obligation or any property constituting direct or indirect security therefore,

          (b) to advance or supply funds (i) for the purchase or payment of any primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of a primary obligor,

          (c) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any primary obligation of the ability of a primary obligor to make payment of a primary obligation,

          (d) otherwise to assure or hold harmless the beneficiary of a primary obligation against loss in respect thereof, and

          (e) in respect of the liabilities of any partnership in which a secondary obligor is a general partner, except to the extent that such liabilities of such partnership are nonrecourse to such secondary obligor and its separate property, provided, however, that the term "Guarantee" shall not include the endorsement of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith.

          "Guarantee Agreement" means a Guarantee Agreement, substantially in the form of Exhibit H, made by any Guarantor in favor of the Administrative Agent, for the benefit of the Lenders.

          "Guarantor Obligations" means, with respect to each Guarantor, all of the obligations and liabilities of such Guarantor under the Loan Documents, whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired.

          "Guarantors" means, collectively, all Subsidiaries of the Borrower and any Person that becomes a Subsidiary of the Borrower.

          "Hazardous Substance" has the meaning set forth in Section 4.7.

          "Hedging Agreement" means an agreement for any interest rate swap, cap or collar arrangement or any other derivative product customarily offered by banks or other financial institutions.

          "Holdback Debt" means the total amount due to Approved Alarm Dealers as deferred payments under Approved Alarm Purchase Agreements, less any reductions permitted under the terms of the Approved Alarm Purchase Agreements.

          "Holdback Revenue" means, for any period, revenue during such period associated with credits to Holdback Debt.

          "Impermissible Qualification" has the meaning set forth in Section
7.1.

          "Incremental Commitment Fee" has the meaning set forth in Section 2.4.

          "Incremental Facility" means an Incremental Revolving Loan Facility or Incremental Term Loan Facility, as the case may be.

          "Incremental Loan" means any Incremental Revolving Loan and/or Incremental Term Loan advanced by a Lender pursuant to Section 2.4.

          "Incremental Loan Amendment" has the meaning set forth in Section 2.4.

          "Incremental Margin" has the meaning set forth in Section 2.4.

          "Incremental Revolving Loan Commitment" means, with respect to an Incremental Revolving Loan Facility, and as to any Lender, the obligation of such Lender, if any, to make Incremental Revolving Loans under such Incremental Revolving Loan Facility to the Borrower hereunder in an aggregate principal amount not to exceed at any one time the amount set forth under the heading "Incremental Revolving Loan Commitment" opposite such Lender's name in the applicable Incremental Loan Amendment establishing such Incremental Revolving Loan Facility or, in the case of any Lender that is an Eligible Institution, the amount of the Incremental Revolving Loan Commitment of the assigning Lender which is assigned to such Eligible Institution in accordance with Section 11.5 and set forth in the applicable Assignment and Acceptance Agreement, in each case, as such amount may be reduced from time to time in accordance herewith.

          "Incremental Revolving Loan Facility" means the aggregation of Incremental Revolving Loan Commitments of one or more Lenders which are made available to the Borrower and become effective on the same date pursuant to the same Incremental Loan Amendment.

          "Incremental Revolving Loan" has the meaning set forth in Section 2.4.

          "Incremental Term Lender" means each Lender that has an Incremental Term Loan Commitment or that is the holder of an Incremental Term Loan.

          "Incremental Term Loan Commitment" means, with respect to an Incremental Term Loan Facility, and as to any Lender, the obligation of such Lender, if any, to make Incremental Term Loans under such Incremental Term Loan Facility to the Borrower hereunder in an aggregate principal amount not to exceed at any one time the amount set forth under the heading "Incremental Term Loan Commitment" opposite such Lender's name in the applicable Incremental Loan Amendment establishing such Incremental Term Loan Facility or, in the case of any Lender that is an Eligible Institution, the amount of the Incremental Term Loan Commitment of the assigning Lender which is assigned to such Eligible Institution in accordance with Section 11.5 and set forth in the applicable Assignment and Acceptance Agreement, in each case, as such amount may be reduced from time to time in accordance herewith.

          "Incremental Term Loan Facility" means the aggregation of Incremental Term Loan Commitments of one or more Lenders which are made available to the Borrower and become effective on the same date pursuant to the same Incremental Loan Amendment.

          "Incremental Term Loan" has the meaning set forth in Section 2.4.

          "Incremental Term Loan Maturity Date" means for any Incremental Loan the earliest of (i) the date upon which the final scheduled payment of principal of such Incremental Term Loan shall be due and payable pursuant to the applicable Incremental Loan Amendment, which such date shall in no event be earlier than the Term Loan Maturity Date and (ii) the date on which the Term Loans (other than Incremental Term Loans) become due and payable in full prior to the Term Loan Maturity Date pursuant to acceleration or otherwise.

          "Incremental Upfront Fee" has the meaning set forth in Section 2.4.

          "Indebtedness" means, as to any Person, at a particular time, all items which constitute, without duplication,

          (a) indebtedness for borrowed money,

          (b) indebtedness in respect of the deferred purchase price of property (other than trade payables incurred in the ordinary course of business),

          (c) indebtedness evidenced by notes, bonds, debentures or similar instruments,

          (d) obligations with respect to any conditional sale or title retention agreement,

          (e) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment thereof,

          (f) liabilities secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual statutory Liens arising in the ordinary course of business), even though such Person has not assumed or otherwise become liable for the payment thereof,

          (g) Capital Lease Obligations and obligations under Synthetic Leases,

          (h) all mandatorily redeemable Preferred Stock, and

          (i) all Guarantees by such Person of Indebtedness of others.

          The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          "Indemnified Liabilities" has the meaning set forth in Section 11.4.

          "Indemnified Person" has the meaning set forth in Section 11.4.

          "Indemnified Tax" means as to any Person, any Tax, except (a) an Excluded Tax imposed on such Person and (b) any interest, fees or penalties for late payment thereof imposed on such Person.

          "Indenture" means the Indenture dated August 25, 2003 between the Borrower and The Bank of New York Trust Company of Florida, N.A., as trustee, with respect to the Permitted Subordinated Debt described in clause (a) of the definition thereof, as the same may be amended, restated, modified, supplemented and/or extended from time to time.

          "Intellectual Property" means all patents, trademarks, tradenames, copyrights, trade secrets, confidential or proprietary technical and business information and other similar property and all licenses related thereto.

          "Intercreditor Agreement" means an Intercreditor and Subordination Agreement in the form of Exhibit R by and between NML and the Administrative Agent, for the benefit of the Credit Parties.

          "Interest Coverage Ratio" means, as of any date, the ratio of (i) NOI for the Trailing Three-Month Period ending on such date determined on a Consolidated basis in accordance with GAAP, to (ii) Total Interest Expense for such Trailing Three-Month Period, determined on a Consolidated basis in accordance with GAAP.

          "Interest Expense" means, for any period, the aggregate amount (determined on a Consolidated basis in accordance with GAAP) of interest, whether accrued or paid, during such period in respect of all Indebtedness of the Borrower and its Subsidiaries for borrowed money and Indebtedness in respect of Capital Lease Obligations and the deferred purchase price of property.

          "Interest Period" means, as to each Eurodollar Advance, the period commencing on, as the case may be, the Borrowing Date or Conversion Date with respect thereto and ending one, two, three or six months thereafter or, by agreement of all of the Lenders, for longer periods, as selected by the Borrower in its Borrowing Request or Notice of Conversion.

          "Investments" has the meaning set forth in Section 8.4.

          "Issuing Lender" has the meaning set forth in Section 2.1.

          "Joint Lead Arrangers" means, collectively, Fleet Securities, Inc. and Banc of America Securities LLC.

          "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

          "LC Fee" has the meaning set forth in Section 2.1.

          "LC Upfront Fee" has the meaning set forth in Section 2.1.

          "Leasehold Mortgage" means a Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement by the Borrower and MRP/VV, L.P., a Delaware limited partnership (as successor in interest to TDC Dallas Partners No. 2, Ltd.) in favor of the Administrative Agent for the benefit of the Credit Parties in substantially the form of Exhibit O hereto.

          "Lender Debt" means principal amounts outstanding from time to time under this Agreement (including the aggregate undrawn stated amount of all Letters of Credit issued hereunder) or otherwise due to the Credit Parties under or in respect of the Loan Documents.

          "Lenders" means the Persons identified as Lenders on the signature pages hereof and any other Person that shall become a party hereto pursuant to an Assignment and Acceptance Agreement.

          "Letter of Credit" has the meaning set forth in Section 2.1.

          "Letter of Credit Advance" means the payment by the Issuing Lender of a draft under any Letter of Credit.

          "Licenses" has the meaning set forth in Section 4.8.

          "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

          "Line of Business" means the business of purchasing security alarm and other monitoring contracts and engaging in central station security alarm monitoring and other monitoring services.

          "Loan Documents" means, collectively, this Agreement, the Notes, each Letter of Credit, the Guarantee Agreement, the Security Documents, any Hedging Agreement entered into with any Lender, any Incremental Loan Amendment and all other agreements, instruments and documents executed or delivered in connection herewith or therewith, and any and all amendments, increases, supplements and other modifications thereof and all renewals, extensions, restatements, rearrangements and/or substitutions from time to time of all or any part of the foregoing.

          "Loan Parties" means, collectively, the Borrower and each Guarantor.

          "Loans" means, collectively, the Revolving Loans, the Term Loans, the Swing Line Loans, the Incremental Revolving Loans and the Incremental Term Loans.

          "Lockbox Agreements" means the lockbox agreement listed on Schedule
4.20 hereto and any other agreements in form and substance satisfactory to the Administrative Agent, pursuant to which, among other things, a Loan Party shall establish lockboxes to which all account debtors of such Loan Party will be instructed to remit payment.

          "Management Fee" means any salary, cost, fee (consulting, management or other), fringe benefit, allowance, expense reimbursement or other expense directly or indirectly paid or payable by the Borrower or any Subsidiary (as compensation or otherwise) to any Affiliate or any holder of Capital Stock of the Borrower or any Subsidiary (other than to an officer, director or full or part-time employee) or any partner, shareholder or Affiliate thereof.

          "Managing Person" means, with respect to any Person that is (a) a corporation, its board of directors, (b) a limited liability company, its board of control, managing member or members, (c) a limited partnership, its general partner, (d) a general partnership or a limited liability partnership, its managing partner or executive committee or (e) any other Person, the managing body thereof or other Person analogous to the foregoing.

          "Margin Stock" has the meaning set forth in Regulation U.

          "Material Adverse" means, with respect to any change or effect, a material adverse change in, or effect on, as the case may be, (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its obligations under any of the Loan Documents to which it is a party, (c) the rights of, or benefits available to, the Credit Parties under any of the Loan Documents, or (d) the legality or enforceability of any Loan Document.

          "Material Indebtedness" means, on any date, with respect to any Loan Party or Loan Parties Indebtedness (other than Indebtedness under the Loan Documents) in an aggregate principal amount exceeding Five Hundred Thousand Dollars ($500,000).

          "Maximum Incremental Amount" means One Hundred Fifty Million Dollars ($150,000,000), minus the aggregate outstanding principal amount of any Additional Permitted Subordinated Debt.

          "Minimum Borrowing Amount" means, with respect to Base Rate Advances, Two Hundred Fifty Thousand Dollars ($250,000), and with respect to Eurodollar Advances, Five Hundred Thousand Dollars ($500,000), in each case, or such amount plus a whole multiple of One Hundred Thousand Dollars ($100,000) in excess thereof.

          "Minimum Prepayment Amount" means, with respect to Base Rate Advances, Two Hundred Fifty Thousand Dollars ($250,000), and with respect to Eurodollar Advances, Five Hundred Thousand Dollars ($500,000), in each case, or such amount plus a whole multiple of One Hundred Thousand Dollars ($100,000) in excess thereof.

          "Moody's" means Moody's Investors Service, Inc., or any successor thereto.

          "Multiemployer Plan" means a Pension Plan which is a multiemployer plan as defined in Section 4001(a) (3) of ERISA.

          "Net Cash Proceeds" means with respect to any Disposition, (i) the gross cash proceeds received in connection therewith, as and when received, (ii) minus (x) reasonably estimated taxes payable in cash in connection therewith within twelve (12) months from the date of the Disposition, plus (y) reasonable transaction costs and expenses (including legal, investment banking or other fees and disbursements) actually incurred in connection therewith, satisfactorily documented and paid, plus (z) amounts required to be repaid on Indebtedness (other than the Obligations) secured by the assets subject to such Disposition.

          "Net Casualty Proceeds" means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by the Borrower or any of its Subsidiaries in connection with such Casualty Event (net of all reasonable and customary collection expenses thereof), but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first priority Permitted Lien on the property which is the subject of such Casualty Event.

          "Net Debt Proceeds" means, with respect to the incurrence or issuance of any indebtedness for borrowed money, (i) the gross cash proceeds received in connection with such incurrence or issuance, as and when received, minus (ii) all reasonable out-of-pocket transaction costs and expenses (including legal, investment banking or other fees and disbursements) actually incurred in connection therewith, satisfactorily documented and paid.

          "Net Income" means net income (or loss) for the relevant period, determined in accordance with GAAP.

          "Net Issuance Proceeds" means, with respect to the sale or issuance of Capital Stock, or any capital contribution to, any Loan Party from a source other than another Loan Party, (i) the gross cash proceeds received in connection with such sale or issuance or such capital contribution, as and when received minus (ii) all reasonable out-of-pocket transaction costs and expenses (including legal, investment banking or other fees and disbursements) associated therewith actually incurred in connection therewith, satisfactorily documented and paid.

          "NML" means The Northwestern Mutual Life Insurance Company.

          "NML Amendment" means the First Amendment to Subordinated Note and Warrant Purchase Agreement, dated as of the Effective Date, between the Borrower and NML in the form of Exhibit S.

          "NOI" means, for any period and on a Consolidated basis, the sum of
(a) Net Income for such period plus (b) to the extent deducted in computing Net Income, all as determined in accordance with GAAP, (i) Interest Expense for such period, (ii) depreciation and amortization for such period, (iii) income taxes for such period, plus (c) for the fiscal quarter ended September 30, 2003 only,
(A) up to $400,000 in one-time expenses attributable to the issuance of the Permitted Subordinated Debt described in clause (a) of the definition thereof,
(B) the $2,000,000 transaction fee paid to James R. Hull in connection with the issuance of the Permitted Subordinated Debt described in clause (a) of the definition thereof, (C) the aggregate write-off of deferred financing costs existing on the Borrower's balance sheet as of the Effective Date and (D) up to Two Million Eight Hundred Ninety-Three Thousand Nine Hundred Eighty-Two Dollars ($2,893,982) in prepayment premium and other fees paid in connection with the repayment of a portion of the Preexisting NML Subordinated Debt on the Effective Date, minus (d) Holdback Revenue and extraordinary income for such period.

          "Noncompete Agreement" shall mean each agreement contained within or included as exhibits to or executed in connection with Approved Alarm Purchase Agreements providing for the non-solicitation of accounts sold to the Borrower by Approved Alarm Dealers.

          "Notes" means with respect to each Lender in respect of such Lender's Loans, promissory notes, substantially in the form of Exhibit A-1 in the case of Revolving Loans and Exhibit A-2 in respect of Term Loans, payable to the order of such Lender, each such promissory note having been made by the Borrower and dated the Effective Date, including all replacements thereof and substitutions therefor.

          "Notice of Conversion" has the meaning set forth in Section 3.3.

          "Obligations" means, collectively, the Borrower Obligations and the Guarantor Obligations.

          "Operating Lease Obligations" means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are not Capital Lease Obligations.

          "Option Plans" means (i) the Borrower's 1999 Stock Option Plan, dated November 3, 1999, which provides for the issuance of up to 150,000 shares of Class A Common Stock and (ii) the Borrower's 2001 Stock Option Plan, dated April 27, 2001, which provides for the issuance of up to 250,000 shares of Class A Common Stock.

          "Original Revolving Loan Commitment" means, as to any Lender, the obligation of such Lender, if any, to make Original Revolving Loans to the Borrower hereunder in an aggregate principal amount not to exceed at any one time the amount set forth under the heading "Original Revolving Loan Commitment" opposite such Lender's name on Schedule 1.1 or, in the case of any Lender that is an Eligible Institution, the amount of the Original Revolving Loan Commitment of the assigning Lender which is assigned to such Eligible Institution in accordance with Section 11.5 and set forth in the applicable Assignment and Acceptance Agreement, in each case, as such amount may be reduced from time to time in accordance herewith.

          "Original Revolving Loan Facility" means the aggregation of Original Revolving Loan Commitments of the Lenders.

          "Original Revolving Loans" means Revolving Loans other than Incremental Revolving Loans.

          "Original Term Loan Commitment" means, as to any Lender, the obligation of such Lender, if any, to make Original Term Loans to the Borrower hereunder in an aggregate principal amount not to exceed at any one time the amount set forth under the heading "Original Term Loan Commitment" opposite such Lender's name on Schedule 1.1 or, in the case of any Lender that is an Eligible Institution, the amount of the Original Term Loan Commitment of the assigning Lender which is assigned to such Eligible Institution in accordance with Section
11.5 and set forth in the applicable Assignment and Acceptance Agreement, in each case, as such amount may be reduced from time to time in accordance herewith.

          "Original Term Loan Facility" means the aggregation of Original Term Loan Commitments of the Lenders.

          "Original Term Loans" means Term Loans other than Incremental Term Loans.

          "Organizational Documents" means as to any Person which is (a) a corporation, the certificate or articles of incorporation and by-laws of such Person, (b) a limited liability company, the certificate of formation and the limited liability company agreement or similar agreement of such Person, (c) a partnership, the partnership agreement or similar agreement of such Person, (d) a limited partnership, the certificate of limited partnership and the agreement of limited partnership or similar agreement of such Person, or (e) any other form of entity or organization, the organizational documents analogous to the foregoing.

          "Other Senior Debt" means Indebtedness for borrowed money (including without limitation Capital Lease Obligations and purchase money Indebtedness), other than Lender Debt, Holdback Debt, Permitted Subordinated Debt and Additional Permitted Subordinated Debt.

          "Other Taxes" means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery, registration or enforcement of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents or otherwise with respect to, the Loan Documents.

          "Payment Office" means the office of the Administrative Agent set forth in Section 11.2(a).

          "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

          "Pension Plan" means, at any date of determination, any employee pension benefit plan (other than a Multiemployer Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of the Borrower or any ERISA Affiliate.

          "Perfection Certificate" means a certificate in the form of Annex A to the Security Agreement, or any other form approved by the Administrative Agent.

          "Permitted Acquisition" has the meaning set forth in Section 8.5.

          "Permitted Disposition" has the meaning set forth in Section 8.6.

          "Permitted Investment" has the meaning set forth in Section 8.4.

          "Permitted Lien" has the meaning set forth in Section 8.2.

          "Permitted RMR Acquisition" has the meaning set forth in Section 8.20.

          "Permitted Subdebt Purposes" means (i) the payment of the fees and expenses associated with the issuance of the Permitted Subordinated Debt described in clause (a) of the definition thereof, (ii) the repayment of a portion of the obligations under the Borrower's

Preexisting Bank Credit Facility, (iii) the repayment and defeasance of all of the Preexisting Subordinated Debt, (iv) the repayment and defeasance of Twenty Million Four Hundred Ninety Thousand Nine Hundred Twenty-Seven Dollars ($20,490,927) in principal amount of the Preexisting NML Subordinated Debt and the payment of Two Million Eight Hundred Ninety-Three Thousand Nine Hundred Eighty-Two Dollars ($2,893,982) of prepayment premium and other fees in connection therewith, and (v) those permitted uses of proceeds of the Loans set forth in Sections 8.13(a)(v), (vi) and (vii).

          "Permitted Subordinated Debt" means (a) the Borrower's 11.75% Senior Subordinated Notes due September 1, 2010 in the aggregate principal amount of One Hundred Sixty Million Dollars ($160,000,000), the proceeds of which may be used solely for the Permitted Subdebt Purposes and (b) Twenty Million Four Hundred Ninety Thousand Nine Hundred Twenty-Seven Dollars ($20,490,927) in principal amount of the Preexisting NML Subordinated Debt, together with any accrued interest that is capitalized in accordance with the agreements governing the Preexisting NML Subordinated Debt.

          "Person" means a natural person, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity, and for the purpose of the definition of "ERISA Affiliate", a trade or business.

          "Pledge Agreement" means the Pledge Agreement, substantially in the form of Exhibit J, made by the Pledgors in favor of the Administrative Agent, for the benefit of the Credit Parties.

          "Pledgors" means, collectively, Austin Ventures, Capital Resource Lenders II, L.P., Windward Capital Partners, L.P., Windward Capital L.P. II, LLC, ABRY Partners IV, L.P., ABRY Investment Partnership, L.P., The Northwestern Mutual Life Insurance Company, Hull Family Limited Partnership, Robert Sherman, Michael Gregory, Michael Meyers and Stephen Hedrick.

          "Preexisting Bank Credit Facility" means that certain credit facility contemplated in the Fourth Amended and Restated Revolving Credit and Term Loan Agreement dated as of February 4, 2000 by and between the Borrower and CIBC, Inc. for itself and Canadian Imperial Bank of Commerce as administrative agent, Citizens Bank of Massachusetts for itself and as documentation and collateral agent, and the other lenders and agent's party thereto, as amended, modified or supplemented to date.

          "Preexisting NML Subordinated Debt" means the Subordinated Debt of the Borrower in respect of the Borrower's 13.5% Subordinated Notes due January 18, 2009 issued to NML.

          "Preexisting Subordinated Debt" means the Subordinated Debt of the Borrower outstanding prior to the Effective Date in respect of the Borrower's 12.0% Senior Subordinated Notes due June 30, 2007.

          "Preferred Stock" means any Capital Stock of the Borrower which has a liquidation preference to the Borrower's common stock or contains provisions for the payment or accrual of a fixed dividend on a scheduled date as part of the rights and entitlements thereof.

          "Pro Forma Balance Sheet" has the meaning set forth in Section 5.10.

          "Pro Forma Basis" means a method of calculation using financial information of a specified date (and/or the applicable period relating to such specified date, as applicable), but including in such calculation the financial effect of the relevant or proposed transactions (in connection with which such calculation is required to be made), as if such transactions had been consummated on the first day of the applicable period or the date being tested (as applicable). Any calculation or preparation pursuant to the foregoing shall be made in good faith by the Borrower and shall be set forth in a certificate, furnished to the Lenders showing such calculation (and the methodology used) in reasonable detail (with reasonably detailed supporting schedules), which calculation or preparation and methodology shall be reasonably satisfactory to the Administrative Agent.

          "Pro Forma Compliance Certificate" means, for any Person, a Compliance Certificate, prepared on a Pro Forma Basis with respect to the relevant proposed transaction for which such Pro Forma Compliance Certificate is required to be delivered and any other transactions relating thereto certifying and demonstrating that no Default or Event of Default exists both before and after giving effect to such proposed transaction, with such changes as may be reasonably acceptable to the Administrative Agent.

          "Projections" has the meaning set forth in Section 5.10.

          "Purchase Price" means the total consideration paid for any Acquisition, including the amount of any Holdback Debt and any liabilities assumed in connection therewith.

          "Rating Agencies" means Standard & Poor's and Moody's.

          "Recurring Monthly Revenue" means at any date of determination, the total recurring amounts from Security Alarm Contracts purchased from Approved Alarm Dealers under Approved Alarm Purchase Agreements, billed to customers of a Loan Party for a one-month period (regardless of whether billed monthly or less frequently) and/or otherwise collected under such Security Alarm Contracts, and measured for customers with installed alarm systems by the amount most recently billed to such customer for a one-month period and who have paid within ninety
(90) days from due date the amount called for under their respective customer contracts, and only for customers which are subscribers under duly executed Security Alarm Contracts. RMR will not include wholesale monitoring services or other services not directly related to security monitoring.

          "Register" shall have the meaning set forth in Section 11.5.

          "Regulation D, U and X" means Regulations D, U and X, respectively, of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Reinvestment Assets" means any assets owned by and to be employed in the business of the Borrower and its Subsidiaries in the Line of Business.

          "Reinvestment Election" has the meaning specified in Section 2.7(b).

          "Reinvestment Notice" means a written notice by the Borrower signed on its behalf by an authorized officer of the Borrower stating that the Borrower in good faith, intends and expects to use, or to cause a Subsidiary of the Borrower to use, all or a specified portion of the Net Cash Proceeds of a Disposition to purchase, construct or otherwise acquire Reinvestment Assets.

          "Reinvestment Period" means the period commencing on the date of any Disposition and terminating on the date that is one hundred eighty (180) days after such Disposition.

          "Reinvestment Prepayment Amount" means, with respect to any Reinvestment Election, the amount, if any, on the Reinvestment Prepayment Date relating thereto by which (i) the Anticipated Reinvestment Amount in respect of such Reinvestment Election exceeds (ii) the aggregate amount thereof expended by the Borrower and/or any of its Subsidiaries to acquire Reinvestment Assets (including reasonable out-of-pocket disbursements in connection with any such Acquisition).

          "Reinvestment Prepayment Date" means, with respect to any Reinvestment Election, the earliest of (i) the date, if any, upon which the Administrative Agent, on behalf of the Required Lenders, shall have delivered a written termination notice to the Borrower, provided that such notice may only be given while an Event of Default exists, (ii) the last day of the relevant Reinvestment Period and (iii) the date on which the Borrower or any of its Subsidiaries shall have determined not to, or shall have otherwise ceased to, proceed with the purchase, construction or other Acquisition of Reinvestment Assets with the related Anticipated Reinvestment Amount.

          "Required Lenders" means, at any time, except as provided in Section 11.5(d), Lenders whose Aggregate Loan Percentages aggregate more than fifty percent (50%).

          "Restricted Investment" means any Investment other than a Permitted Investment.

          "Required Payment" has the meaning set forth in Section 3.7.

          "Restricted Payment" means, with respect to any Person, (i) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any shares of Capital Stock or other equity interest in such Person now or hereafter outstanding (other than a dividend payable solely in shares of such Capital Stock to the holders of such shares), (ii) any purchase, redemption, retirement, sinking fund or similar payment, purchase or other acquisition or exchange, direct or indirect, of any shares of Capital Stock or other equity interest in such Person now or hereafter outstanding (other than equity interests owned by a Subsidiary of such Person), (iii) the allocation or other setting apart of any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of any shares of Capital Stock or other equity interest in such Person, (iv) any other distribution by reduction of capital or otherwise in respect of any shares of Capital Stock or other equity interest in such Person, provided that the ABRY Fee shall not constitute a Restricted Payment, (v) any payment or prepayment (mandatory or otherwise), including principal, interest, dividend, distribution or any purchase, redemption or defesance, on or in respect of any Subordinated Debt (other than the repayment of principal, interest and related premium and fees in respect of the Preexisting Subordinated Debt and the Preexisting NML Subordinated Debt to the extent repaid on the Effective Date), (vi) any payment, whether in cash, securities or other property, in respect of the Capital Stock of such Person which is subject to mandatory or optional repurchase or redemption by such Person, in whole or in part and (vii) any Restricted Investment.

          "Revolving Loan Commitment Period" means the period from the Effective Date through the Business Day immediately preceding the Revolving Maturity Date.

          "Revolving Loan Facility" and "Revolving Loan Facilities" means, individually, the Original Revolving Loan Facility or any Incremental Revolving Loan Facility and, collectively, the Original Revolving Loan Facility together with all Incremental Revolving Facilities.

          "Revolving Loan" and "Revolving Loans" has the meaning set forth in
Section 2.1(a).

          "Revolving Loan Lender" means a Lender having an Original Revolving Loan Commitment or an Incremental Revolving Loan Commitment hereunder.

          "Revolving Maturity Date" means August 25, 2008, or such earlier date on which the Revolving Loans shall become due and payable, whether by acceleration or otherwise.

          "RMR" means at any date, Recurring Monthly Revenue for the recently ended month plus Acquired RMR under Security Alarm Contracts acquired during such month but not otherwise included in the calculation of Recurring Monthly Revenue for such month.

          "SEC" means the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

          "Security Agreement" means the Security Agreement, by and among the Loan Parties party thereto and the Administrative Agent, substantially in the form of Exhibit G.

          "Security Alarm Contracts" means contracts between Approved Alarm Dealers and end users of alarm equipment for monitoring and servicing of alarm equipment, which contracts must be assignable, contain standard industry limits of liability, and comply with all applicable consumer laws.

          "Security Documents" means, collectively, the Security Agreement, the Pledge Agreement, any mortgage or leasehold mortgage executed in favor of the Administrative Agent for the benefit of the Credit Parties, any Guaranty Agreement, the Waiver and Consent Agreement, and all other instruments and documents delivered pursuant to Section 7.9, 7.10 and 7.11 to secure any of the Obligations, and any and all amendments, increases, supplements and other modifications thereof and all renewals, extensions, restatements, rearrangements and/or substitutions from time to time of all or any part of the foregoing.

          "Senior Leverage Ratio" means as of any date the ratio of (a) Total Senior Debt as of the last day of the immediately preceding month to (b) Annualized Quarterly NOI as of such date, determined on a Consolidated basis in accordance with GAAP.

          "Service Agreements" means agreements that either (i) are contained within or included as exhibits to or executed in connection with Approved Alarm Purchase Agreements, or (ii) have been otherwise approved by the Required Lenders (and are cancelable by the Borrower at any time if in its judgment the Approved Alarm Dealer or subcontractor is unable to perform), and which in each case provide for the maintenance and servicing of alarm equipment for the Borrower by Approved Alarm Dealers or other subcontractors hired by the Borrower.

          "Shareholders Agreement" means that certain Fourth Amended and Restated Shareholders' Agreement dated as of January 18, 2002, as amended from time to time, among the Borrower and the Preferred Holders, Common Shareholders and Warrant Holders referred to therein.

          "Solvent" means, as to any Person, that as of the date of determination: (a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and due considering all financing alternatives and potential assets sales reasonably available to such Person; (b) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Special Counsel" means Choate, Hall & Stewart, as, or such other counsel selected by the Administrative Agent as, special counsel to the Administrative Agent hereunder.

          "Standard & Poor's" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

          "Subordinated Debt" means Indebtedness of the Borrower or its Subsidiaries that is expressly subordinated and made junior to the repayment and performance of all of the Obligations.

          "Subsidiary" means, with respect to any Person (the "parent") at any date, any other Person (a) the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or
(b) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent. Unless otherwise qualified, all references to "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

          "Swing Line Facility" means the credit facility established hereunder pursuant to Section 2.3.

          "Swing Line Lender" means Fleet, or any successor or permitted assignee.

          "Swing Line Loan" has the meaning set forth in Section 2.3.

          "Swing Line Loan Request" has the meaning set forth in Section 2.3.

          "Swing Line Minimum Borrowing Amount" means Two Hundred Fifty Thousand Dollars ($250,000), or such amount plus a whole multiple of Fifty Thousand Dollars ($50,000) in excess thereof.

          "Swing Line Sublimit" means, at any time, an amount equal to the lesser of (a) Five Million dollars ($5,000,000) and (b) the difference between
(i) the Aggregate Applicable Revolving Loan Commitments with respect to the Original Revolving Loan Facility and (ii) the Aggregate Applicable Revolving Loan Exposure with respect to the Original Revolving Loan Facility at such time.

          "Synthetic Lease" means any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

          "Tax" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

          "Term Loan" and "Term Loans" have the meaning set forth in Section
2.1.

          "Term Loan Facility" and "Term Loan Facilities" means, individually, the Original Term Loan Facility or any Incremental Term Loan Facility and, collectively, the Original Term Loan Facility together with all Incremental Term Loan Facilities.

          "Term Loan Lender" means a Lender having an Original Term Loan Commitment or an Incremental Term Loan Commitment hereunder.

          "Term Loan Maturity Date" means August 26, 2009, or such earlier date on which the Term Loans shall become due and payable, whether by acceleration or otherwise.

          "Title Insurance Policy" shall mean a policy of title insurance with respect to the Leasehold Mortgage in form and substance satisfactory to the Administrative Agent.

          "Total Debt" means, as of any date, the sum of Total Senior Debt, Permitted Subordinated Debt and Additional Permitted Subordinated Debt.

          "Total Interest Expense" means Interest Expense of the Borrower and its Subsidiaries in respect of Total Debt.

          "Total Leverage Ratio" means, as of any date, the ratio of (a) Total Debt as of the last day of the immediately preceding month to (b) Annualized Quarterly NOI as of such date, determined on a Consolidated basis in accordance with GAAP.

          "Total Senior Debt" means, as of any date, the sum of (a) all Lender Debt plus (b) Other Senior Debt plus (c) the book overdraft shown on the balance sheet of the Borrower as of the month most recently ended.

          "Trailing Three-Month Period" means, at any date, the period of the three (3) consecutive months ending on such date, or, if such date is not the last day of a month, the period of the most immediately completed three (3) consecutive months.

          "Tranche" means the collective reference to Eurodollar Advances made by the Lenders to the Borrower, the then current Interest Periods with respect to which begin on the same date and end on the same later date, whether or not such Loans shall originally have been made on the same day.

          "Transactions" means, as of any date collectively, the transactions contemplated by the Loan Documents in effect on such date.

          "Twelve Month Trailing Period" means, at any date, the period of the twelve (12) consecutive months ending on such date, or, if such date is not the last day of a month, the period of the most immediately completed consecutive twelve months.

          "UL Approval" has the meaning set forth in Section 4.8.

          "United States" means the United States of America.

          "Waiver and Consent Agreement" means a waiver and consent agreement in substantially in the form of Exhibit Q, made between Iron Mountain Records Management, Inc., as bailee, and the Administrative Agent, for the benefit of the Credit Parties.

          "Wholly Owned" means, with respect to any Subsidiary of any Person, one hundred percent (100%) of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

          "Withdrawal Liability" means, with respect to any Person, liability of such Person to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     1.2  Accounting Terms

          As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in
Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. If any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, the Credit Parties and the Borrower shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Credit Parties financial statements and other documents required under this Agreement (or such other items as the Administrative Agent may reasonably request) setting forth a reconciliation between calculations of such ratio or requirement before and after giving effect to such change.

     1.3  Rules of Interpretation

          (a) Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

          (b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement, and all references to Articles, Sections, Exhibits or Schedules, shall be references to Articles, Sections, Exhibits or Schedules of this Agreement unless otherwise expressly specified. Exhibits and Schedules to this Agreement shall be deemed incorporated by reference in this Agreement.

          (c) Unless otherwise expressly specified, any agreement, contract or document defined or referred to herein shall mean such agreement, contract or document in the form (including all amendments, schedules, exhibits, appendices, attachments, clarification letters and the like relating thereto) delivered to the Agents and the Lenders on the Effective Date, as the same may thereafter be amended, supplemented, replaced or otherwise modified from time to time in accordance with the terms of such agreement, contract or document, this Agreement and the other Loan Documents.

          (d) Unless otherwise stated, any reference in this Agreement to any Person shall include its permitted successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities.

          (e) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

          (f) The words "include," "includes" and "including" shall not be limiting, and shall be deemed in all instances to be followed by the phrase "without limitation".

          (g) References to "days" shall mean calendar days, unless otherwise indicated.

          (h) Unless the context clearly requires otherwise, the word "or" is not exclusive.

          (i) In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

          (j) This Agreement is the result of negotiations among and has been reviewed by each party hereto and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against any Person.

          (k) "Knowledge" of the Borrower refers to the knowledge of the authorized officers of the Borrower.

          (l) Any certificate or other document delivered by any natural person shall be deemed to be delivered on behalf of the entity employing such person, and not by the natural person in his or her individual capacity.

          (m) All references herein and in the other Loan Documents to "approval," "satisfactory," "acceptable," "required" and "reasonable", although to be determined by the Administrative Agent and/or the Lenders in its or their sole discretion, will not be interpreted by the Administrative Agent and/or the Lenders as justifying arbitrary rejection, but will connote a reasonable application of judgment, taking into consideration customary institutional lending practices.

     1.4  Classes and Types of Loans and Borrowings

          The term "Borrowing" denotes the aggregation of Loans of one or more Lenders to be made to the Borrower hereunder on the same date, all of which Loans are of the same Class and Type and, in the case of Loans that consist of Eurodollar Advances, have the same initial Interest Period. Loans made under this Agreement are distinguished by "Class" and by "Type". The "Class" of a Loan (or of a commitment to make such a Loan or of a borrowing comprised of such Loans) refers to the determination of whether such commitment or Loan relates to
(a) the Original Revolving Loan Facility, (b) an Incremental Revolving Loan Facility, (c) the Original Term Loan Facility or (d) an Incremental Term Loan Facility, each of which constitutes a "Class". The "Type" of a Loan refers to the determination whether such Loan consists of a Eurodollar Advance or a Base Rate Advance, each of which constitutes a "Type".

                                    ARTICLE 2
                            AMOUNT AND TERMS OF LOANS

     2.1  Loans; Letters of Credit

          (a) Revolving Loans. Subject to the terms and conditions hereof, each Revolving Loan Lender severally agrees to make under the Original Revolving Loan Facility or any Incremental Revolving Loan Facility, as the case may be, in the Applicable Revolving Loan Percentage of such Revolving Loan Lender with respect to such Revolving Loan Facility revolving credit loans in Dollars (each a "Revolving Loan" and, as the context may require, collectively with all other Revolving Loans of such Revolving Loan Lender and with the Revolving Loans of all other Revolving Loan Lenders, the "Revolving Loans") to the Borrower from time to time on any Business Day during the Revolving Loan Commitment Period, provided that after giving effect thereto
(i) such Revolving Loan Lender's Applicable Revolving Loan Exposure with respect to such Revolving Loan Facility would not exceed such Revolving Loan Lender's Applicable Revolving Loan Commitment with respect to such Revolving Loan Facility and (ii) the Aggregate Applicable Revolving Loan Exposure with respect to such Revolving Loan Facility would not exceed the Aggregate Applicable Revolving Loan Commitments with respect to such Revolving Loan Facility. During such period, the Borrower may borrow, prepay in whole or in part and reborrow under the Revolving Facilities, all in accordance with the terms and conditions of this Agreement. The outstanding principal balance of each Revolving Loan, all accrued and unpaid interest thereon and all other unpaid obligations accrued in respect thereof shall be due and payable on the Revolving Maturity Date.

          (b) Term Loans. Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make under the Original Term Loan Facility or any Incremental Term Loan Facility, as the case may be, in the Applicable Term Loan Percentage of such Term Loan Lender with respect to such Term Loan Facility term loans in Dollars (each a "Term Loan" and, as the context may require, collectively with all other Term Loans of such Term Loan Lender and with the Term Loans of all other Term Loan Lenders, the "Term Loans") to the Borrower on
(i) the Effective Date in the case of Term Loans made under the Original Term Loan Facility and (ii) on the effective date of the applicable Incremental Loan Amendment establishing such Incremental Term Loan Facility in the case of Term Loans made under an Incremental Term Loan Facility, provided that (x) after giving effect thereto such Term Loan Lender's Applicable Term Loan Exposure with respect to such Term Loan Facility would not exceed such Term Loan Lender's Applicable Term Loan Commitment with respect to such Term Loan Facility, and (y) the Aggregate Applicable Term Loan Exposure with respect to such Term Loan Facility would not exceed the Aggregate Applicable Term Loan Commitments with respect to such Term Loan Facility. Term Loans that are repaid or prepaid, in whole or in part, may not be reborrowed. The outstanding principal balance of each Term Loan, all accrued and unpaid interest thereon and all other unpaid obligations accrued in respect thereof shall be due and payable on the Term Loan Maturity Date, or, in the case of Incremental Term Loans, the Incremental Term Loan Maturity Date.

          (c) Letters of Credit. From time to time after the Effective Date until 365 days prior to the Revolving Loan Maturity Date, the Administrative Agent may issue for the account of the Borrower stand-by letters of credit (or renew previously issued Letters of Credit) in an aggregate stated amount not to exceed the lesser of (a) Two Million Dollars ($2,000,000) or (b) the aggregate unused portion of the Original Revolving Commitments then outstanding (each individually a "Letter of Credit," and collectively, the "Letters of Credit"). The amount of the Aggregate Original Revolving Loan Commitment, and the respective amounts of the Original Revolving Loan Commitments, shall be reduced on a dollar for dollar basis by the undrawn stated amount of all outstanding Letters of Credit. No Letter of Credit shall have an expiration date (including rights of the Borrower or the beneficiary to require renewal) later than the earlier of (y) thirty (30) days before the Revolving Loan Maturity Date and (z) 365 days after the date of issuance thereof. Any such Letter of Credit will be issued pursuant to a separate letter of credit agreement by and between the Administrative Agent and the Borrower. The making of a Letter of Credit Advance by the Administrative Agent (in such capacity, the "Issuing Lender") shall constitute for all purposes of this Agreement the making of an Original Revolving Loan hereunder. Each Lender with an Original Revolving Loan Commitment hereunder agrees to participate in all Letter of Credit Advances as provided herein. The Borrower shall fully reimburse the Issuing Lender in cash or Cash Equivalents on the same Business Day on which such Letter of Credit Advance is made. To the extent the Borrower does not so reimburse the Issuing Lender, upon written demand from the Issuing Lender, with a copy to the Administrative Agent, each Lender with an Original Revolving Loan Commitment hereunder shall purchase from the Issuing Lender such Lender's Applicable Revolving Loan Percentage with respect to the Original Revolving Loan Facility of such outstanding Letter of Credit Advance as of the date of such purchase, by making available to the Administrative Agent an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender. Promptly upon receipt thereof, the Administrative Agent shall transfer such funds to the Issuing Lender. The Borrower hereby agrees to each such sale and assignment. Upon each such sale and assignment by the Issuing Lender, the Issuing Lender represents and warrants to such other Lender that the Issuing Lender is the legal and beneficial owner of such interest being assigned by it, free and clear of all liens, but makes no other representation or warranty and assumes no other responsibility with respect to such Letter of Credit Advance. If and to the extent that a Lender with an Original Revolving Loan Commitment hereunder does not make its portion of such Letter of Credit Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount, together with interest thereon, for each day from the date of demand by the Issuing Lender until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for the account of the Issuing Lender. Notwithstanding the provisions of this Section 2.1(c), the Issuing Lender may issue, upon the Borrower's request, one or more Letter(s) of Credit which by its or their terms may be extended for additional periods of up to one year each provided that (i) the initial expiration date (or any subsequent expiration date) of each such Letter of Credit is not later than thirty (30) days prior to the Revolving Loan Maturity Date, and (ii) renewal of any such Letter of Credit, at the Issuing Lender's discretion, shall be available upon written request from the Borrower to the Issuing Lender at least thirty (30) days (or such other time period as agreed by the Issuing Lender) before the date upon which notice of renewal or non-renewal is otherwise required to be given to the beneficiary of such Letter of Credit. The Borrower shall pay to the Issuing Lender, for the ratable benefit of the Lenders having Original Revolving Loan Commitments hereunder, an issuance fee (each an "LC Fee") for each Letter of Credit for the period commencing on the date of issuance of such Letter of Credit to and including the expiration date (or the earlier termination date, if applicable) of such Letter of Credit in an amount equal to the product of (a) the Applicable Margin with respect to Revolving Loans consisting of Eurodollar Advances as in effect on the date of issuance of such Letter of Credit multiplied by (b) the stated amount of such Letter of Credit (computed on the basis of the actual number of days elapsed over a 360 day year). Each LC Fee shall be payable on the date of issuance of such Letter of Credit (and upon the date of each extension or renewal of such Letter of Credit) until such Letter of Credit expires or is terminated in accordance with its terms. In addition, the Borrower shall pay to the Issuing Lender, for its own account, with respect to each Letter of Credit a fee (each an "LC Upfront Fee") in an amount equal to one quarter of one percent (0.25%) per annum of the stated amount of such Letter of Credit. Each LC Upfront Fee shall be payable immediately prior to the issuance of such Letter of Credit.

     2.2  Procedure for Borrowing

          (a) Procedure for Revolving Loan Borrowings. Subject to the terms and conditions of this Agreement, the Borrower may borrow under the Original Revolving Loan Commitments and/or under the Incremental Revolving Loan Commitments comprising an Incremental Revolving Loan Facility then in effect, in each case on any Business Day during the Revolving Loan Commitment Period; provided that the Borrower shall give the Administrative Agent an irrevocable Borrowing Request, which Borrowing Request must be received by the Administrative Agent prior to 12:00 p.m., Boston, Massachusetts time, (i) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially Eurodollar Advances, or (ii) prior to 2:00 p.m., Boston, Massachusetts time, one Business Day prior to the requested Borrowing Date otherwise, and which shall specify (A) the aggregate amount of the Borrowing, (B) the requested Borrowing Date, (C) the Class or Classes and Type or Types of Revolving Loans comprising such Borrowing, and (D) if the Borrowing is to consist entirely or partly of Eurodollar Advances, the respective amounts of each Tranche and the respective lengths of the initial Interest Periods therefor (subject to the provisions of the definition of Interest Period). Each Borrowing under any Revolving Loan Facility shall be in an amount equal to or greater than the Minimum Borrowing Amount. Upon receipt of a Borrowing Request with respect to a Borrowing under this Section 2.2(a), the Administrative Agent shall promptly notify each Revolving Loan Lender that has a Commitment under the applicable Revolving Loan Facility of such Borrowing, whereupon each such Revolving Loan Lender will make the amount of its pro rata share of each requested Borrowing made under the applicable Revolving Loan Facility available to the Administrative Agent for the account of the Borrower at the Payment Office prior to 1:00 p.m., Boston, Massachusetts time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Unless any applicable condition as set forth in Article 6 has not been satisfied, the proceeds of such Borrowing or Borrowings will then be made available to the Borrower by the Administrative Agent by wire transfer in accordance with written instructions provided to the Administrative Agent by the Borrower.

          (b) Procedure for Term Loan Borrowings. Subject to the terms and conditions of this Agreement, the Borrower may borrow (i) under the Original Term Loan Commitments on the Effective Date, and (ii) under the Incremental Term Loan Commitments comprising an Incremental Term Loan Facility on the effective date of the relevant Incremental Loan Amendment therefor; provided in each case that the Borrower shall give the Administrative Agent an irrevocable Borrowing Request, which Borrowing Request must be received by the Administrative Agent prior to 12:00 p.m., Boston, Massachusetts time, (y) three Business Days prior to the requested Borrowing Date, if all or any part of the Borrowings are to consist initially of Eurodollar Advances, or (z) prior to 2:00 p.m., Boston, Massachusetts time, one Business Day prior to the requested Borrowing Date otherwise, requesting that the Lenders participating in such Borrowing make the Term Loans on the Effective Date or the effective date of the relevant Incremental Loan Amendment, as applicable, and which shall specify (A) the aggregate amount of the Borrowing, (B) the Type or Types of Term Loans comprising such Borrowing, and (C) if the Borrowing is to consist entirely or partly of Eurodollar Advances, the respective amounts of each Tranche (which shall be $1,000,000 or a whole multiple of $500,000 in excess thereof) and the respective lengths of the initial Interest Periods therefor (subject to the provisions of the definition of Interest Period). Upon receipt of a Borrowing Request with respect to a Borrowing under this Section 2.2(b), the Administrative Agent shall promptly notify each Term Loan Lender that has a Commitment under the applicable Term Loan Facility of such Borrowing, whereupon each such Term Loan Lender will make the amount of its pro rata share of each requested Borrowing made under the applicable Term Loan Facility available to the Administrative Agent for the account of the Borrower at the Payment Office prior to 1:00 p.m., Boston, Massachusetts time, on the requested Borrowing Date, in funds immediately available to the Administrative Agent. Unless any applicable condition as set forth in Article 6 has not been satisfied, the proceeds of such Borrowing or Borrowings will then be made available to the Borrower by the Administrative Agent by wire transfer in accordance with written instructions provided to the Administrative Agent by the Borrower.

          (c) Failure to Fund. Unless the Administrative Agent shall have received notice prior to a proposed Borrowing Date (or, in the case of a borrowing of Base Rate Advances, prior to 12:00 noon, Boston, Massachusetts time, on such Borrowing Date) from a Lender (by telephone or otherwise, such notice to be promptly confirmed by facsimile or other writing) that such Lender will not make available to the Administrative Agent such Lender's share of the requested Loans, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the Borrowing Date in accordance with this Section 2.1 and, in reliance upon such assumption, make available to the applicable Borrower on such Borrowing Date a corresponding amount. If and to the extent such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrower to the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of the Borrower, the interest rate otherwise applicable to such Loan, and, in the case of such Lender, at a rate of interest per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Loan as part of the relevant Borrowing for purposes of this Agreement. The failure of any Lender to provide such Lender's share of the requested Loans (a) shall not relieve any other Lender of its obligations hereunder to provide its share of the requested Loans and (b) shall not create any obligation on the part of any Lender to provide any portion of any amount that any defaulting Lender fails to provide.

     2.3  The Swing Line

          (a) Swing Line Loans. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a "Swing Line Loan") to the Borrower from time to time on any Business Day during the Revolving Loan Commitment Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that, after giving effect to such Swing Line Loan, the Applicable Revolving Loan Exposure of the Swing Line Lender with respect to the Original Revolving Loan Facility may exceed the amount of the Swing Line Lender's Original Revolving Loan Commitment, provided, however, that after giving effect to any Swing Line Loan the Aggregate Applicable Revolving Loan Exposure with respect to the Original Revolving Loan Facility shall not exceed the Aggregate Applicable Revolving Loan Commitments with respect to the Original Revolving Loan Facility, and provided, further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the limits referred to above, during the Revolving Loan Commitment Period, the Borrower may borrow, prepay in whole or in part and reborrow Swing Line Loans, all in accordance with the terms and conditions of this Agreement. Each Swing Line Loan shall be in an amount equal to the Swing Line Minimum Borrowing Amount, or, if less, the then unused portion of the Aggregate Applicable Revolving Loan Commitments with respect to the Original Revolving Loan Facility. Each Swing Line Loan shall be made as a Base Rate Advance.

          (b) Swing Line Loan Procedures. Each Swing Line Loan shall be made on notice, given not later than 12:00 p.m., Boston, Massachusetts time, on the date of the proposed Swing Line Loan, by the Borrower to the Swing Line Lender. Each such notice of a Swing Line Loan (a "Swing Line Loan Request") shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested date, amount and maturity of such Swing Line Loan (which maturity shall be no later than the seventh Business Day after the requested date of such Swing Line Loan. The Swing Line Lender will make the amount of the Swing Line Loan available to the Administrative Agent for the account of the Borrower at the Payment Office not later than 2:00 p.m. on the relevant date requested by the Borrower, in funds immediately available to the Administrative Agent at such office. The amounts so made available to the Administrative Agent will then, subject to the satisfaction of the terms and conditions of this Agreement, be made available on such date to the Borrower by the Administrative Agent by wire transfer in accordance with written instructions provided to the Administrative Agent by the Borrower.

          (c) Refinancing of Swing Line Loans.

               (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Loan Lender make an Original Revolving Loan in an amount equal to such Revolving Loan Lender's Applicable Revolving Loan Percentage with respect to the Original Revolving Loan Facility of the amount of Swing Line Loans then outstanding. Such request shall be made in writing to each Revolving Loan Lender that has an Original Revolving Loan Commitment, and with a copy to the Administrative Agent, whereupon each such Revolving Loan Lender shall, and hereby irrevocably and unconditionally agrees to, make an amount equal to its Applicable Revolving Loan Percentage with respect to the Original Revolving Loan Facility of the amount specified in such notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Payment Office not later than 1:00 p.m., Boston, Massachusetts time, on the day that is two Business Days after the date of such notice. Each Revolving Loan Lender that makes funds available in accordance with this Section 2.3(c)(i) shall be deemed to have made a Base Rate Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

               (ii) If any applicable Revolving Loan Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Loan Lender pursuant to the foregoing clause (i) by the time specified therein, the Swing Line Lender shall be entitled to recover from such Revolving Loan Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment was required to have been made by such Revolving Loan Lender through the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Effective Rate then in effect. A certificate of the Swing Line Lender submitted to any Revolving Loan Lender that has an Original Revolving Loan Commitment (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

               (iii) The obligations under this Section 2.3(c) of each Revolving Loan Lender shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) the failure of any condition set forth in Article 6 to have been satisfied, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing.

     2.4  Incremental Facility

          (a) General. Except as set forth below, so long as no Default or Event of Default has occurred and is continuing, at any time and from time to time prior to June 30, 2006, the Borrower may request pursuant to the procedure set forth in paragraph (c) of this Section 2.4, the addition of an Incremental Facility consisting of either an increase to the Original Revolving Loan Facility or a new tranche of revolving loans (each, an "Incremental Revolving Loan") or an increase to the Original Term Loan Facility or a new tranche of term loans (each, an "Incremental Term Loan"); provided however that the Borrower may not make a request for an Incremental Facility if after giving effect thereto the sum of all then outstanding Incremental Revolving Loans, unused Incremental Revolving Loan Commitments, outstanding Incremental Term Loans and unused Incremental Term Loan Commitments would exceed the Maximum Incremental Amount. No Incremental Facility may be established unless (i) each Borrowing under such Incremental Facility will constitute "Senior Debt" under the Indenture and each borrowing and reborrowing under any Incremental Revolving Loan Facility will constitute "Permitted Debt" under the Indenture and (ii) all Obligations under such Incremental Facility will constitute "Senior Obligations" under and as defined in, and the establishment of such Incremental Facility will not violate or conflict with the terms of, the Intercreditor Agreement. Each Incremental Facility shall:

               (i) be in an amount not less than Ten Million Dollars ($10,000,000);

               (ii) unless otherwise specifically provided in this Agreement, upon the effectiveness of the Incremental Revolving Loan Commitment or Incremental Term Loan Commitment relating thereto, be deemed to be a Revolving Loan Facility or a Term Loan Facility as defined herein, as applicable, for all purposes under this Agreement, including for purposes of the sharing of Collateral and guarantees under the Guaranty Agreements all on a pari passu basis with all other Obligations;

               (iii) have such pricing as may be agreed by the Borrower and the Lenders providing such Incremental Revolving Loans and/or Incremental Term Loans pursuant to the provisions of this Section; and

               (iv) except as specifically provided in this Section 2.4, otherwise have all of the same terms and conditions as the Original Revolving Loans (if such Incremental Loans are Incremental Revolving Loans) or as the Original Term Loans (if such Incremental Loans are Incremental Term Loans); provided that the maturity date of the Incremental Term Loans shall be the Incremental Term Loan Maturity Date.

     In addition, unless otherwise specifically provided in this Agreement, all references in the Loan Documents to Revolving Loans and to Term Loans shall be deemed, as the context requires, to include references to Incremental Revolving Loans and Incremental Term Loans, respectively, made pursuant to this Agreement. No Lender shall have any obligation to make an Incremental Loan unless and until it expressly commits to do so in writing. Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to (y) an amendment (each, an "Incremental Loan Amendment") to this Agreement executed by the Borrower, each Lender or other approved financial institution agreeing to provide such Commitment (and no other Lender shall be required to execute such amendment), and the Administrative Agent, and (z) any amendments to the other Loan Documents (executed by the relevant Loan Party and the Administrative Agent only) as the Administrative Agent shall reasonably deem appropriate to effect such purpose. Notwithstanding anything to the contrary contained herein, the effectiveness of such Incremental Loan Amendment shall be subject to the receipt by the Administrative Agent of a certificate of the Borrower executed by an authorized officer of the Borrower certifying that immediately prior to and after giving effect to the incurrence of the Incremental Facility (i) each of the representations and warranties made by the Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects, (ii) the Borrower is in compliance with each of the financial covenants contained in
Section 8.16 and set forth in a Pro Forma Compliance Certificate delivered to the Administrative Agent, based on financial projections of the Borrower and its Subsidiaries attached to such certificate which have been prepared on a Pro Forma Basis giving effect to any Borrowing made hereunder on such date and the consummation of any related transaction and (iii) no Default or Event of Default shall have occurred and be continuing or be caused by the incurrence of the Incremental Facility.

          (b) Effectiveness of Incremental Facility. So long as (i) the Borrower shall have given the Administrative Agent no less than five (5) Business Days prior notice of the effectiveness thereof and (ii) any financial institution not theretofore a Lender which is providing an Incremental Revolving Loan Commitment and/or an Incremental Term Loan Commitment shall have become a Lender under this Agreement pursuant to an Incremental Loan Amendment, the Incremental Facility being requested by the Borrower shall become effective under this Agreement upon the effectiveness of such Incremental Loan Amendment. Upon such effectiveness,
Schedule 1.1 shall be deemed amended to reflect such Incremental Facility and the applicable Incremental Revolving Loan Commitments and/or Incremental Term Loan Commitments of each Lender with a Commitment thereunder. In the event that an Incremental Facility shall have become effective, the Lender or Lenders providing such Incremental Revolving Loan Commitments or Incremental Term Loan Commitments shall be deemed to have agreed, severally and not jointly, upon the terms and subject to the conditions of this Agreement, (A) with respect to Incremental Term Loan Commitments, to make an Incremental Term Loan in the amount of the Incremental Term Loan Commitment of such Lender on the effective date of the applicable Incremental Loan Amendment and (B) with respect to Incremental Revolving Loan Commitments, to make from time to time during the period from the date of the effectiveness of the applicable Incremental Loan Amendment through the Revolving Maturity Date, one or more Incremental Revolving Loans to the Borrower pursuant to the provisions of Section 2.1(a) in an aggregate principal amount not exceeding at any time the Incremental Revolving Loan Commitment of each such Lender at such time.

          (c) Procedure for Incremental Facility Request.

               (i) When the Borrower wishes to request one or more Lenders or other financial institutions approved by the Administrative Agent (in each case, such approval not to be unreasonably withheld) to provide proposals for the providing of an Incremental Facility consisting of Incremental Revolving Loans or Incremental Term Loans to the Borrower, the Borrower may solicit requests from any such Lenders or other financial institutions for the providing of (i) Incremental Revolving Loan Commitments under an Incremental Revolving Loan Facility or Incremental Term Loan Commitments under an Incremental Term Loan Facility , as the case may be, and (ii) as applicable to such Incremental Revolving Loan Commitments or Incremental Term Loan Commitments, (x) the upfront fee to be charged by such Lenders or other financial institutions in connection with the providing of such Incremental Revolving Loan Commitments or Incremental Term Loan Commitments (any such upfront fee, each an "Incremental Upfront Fee"), (y) the commitment fee to be charged by such Lenders or other financial institutions with respect to such Incremental Revolving Loan Commitments (any such commitment fee, each an "Incremental Commitment Fee") and (z) the margins to be added by such Lenders or other financial institutions to the Base Rate and the Eurodollar Rate for Loans made under such Incremental Revolving Loan Commitments or Incremental Term Loan Commitments (any such margin, an "Incremental Margin"). Upon the selection by the Borrower of Lenders or other financial institutions pursuant hereto, the Borrower shall promptly notify the Administrative Agent of the Lenders or other financial institutions selected and the amount of the Incremental Revolving Loan Commitments and/or Incremental Term Loan Commitments, the Incremental Upfront Fee, Incremental Commitment Fee and the Incremental Margin as agreed upon by the Borrower and such Lenders or other financial institutions.

               (ii) Notwithstanding anything to the contrary herein, it is understood and agreed that (A) there shall be no more than (y) five (5) different Incremental Margins in effect in respect of all Incremental Loans and (z) twelve (12) different Interest Periods in effect in respect of all Loans (including Incremental Loans) which consist of Eurodollar Advances; and (B) if no Incremental Margin is agreed upon, with respect to any given Incremental Facility, then the Incremental Margin shall be deemed to be (1) the Applicable Margin for Original Revolving Loans as in effect from time to time if the commitment is an Incremental Revolving Loan Commitment or
     (2) the Applicable

     Margin for Original Term Loans as in effect from time to time if the commitment is an Incremental Term Loan Commitment.

               (iii) Notwithstanding anything to the contrary herein, (y) if the aggregate amount of all Incremental Facilities provided hereunder exceeds Twenty Five Million Dollars ($25,000,000) and the Incremental Margin applicable to any Incremental Revolving Loans or Incremental Term Loans or any Incremental Commitment Fee would exceed the Applicable Margin or the Commitment Fee in effect with respect to Original Revolving Loans or Original Term Loans, as the case may be, then the Applicable Margin and/or the Commitment Fee in effect with respect to Original Revolving Loans and/or Original Term Loans, as the case may be, shall be automatically increased to an amount equal to the highest Incremental Margin and/or the highest Incremental Commitment Fee applicable to Incremental Revolving Loans and/or Incremental Term Loans, provided that at any time an adjustment is made to the Applicable Margin with respect to either the Original Revolving Loans or the Original Term Loans, respectively, pursuant to the foregoing, a proportionate adjustment shall be made to the Applicable Margin with respect to the Original Term Loans or the Original Revolving Loans, respectively, and (z) no Incremental Facility may contain terms that would result in the attribution of any original issue discount to any Loans made thereunder unless each Lender that does not have a Commitment under such Incremental Facility receives compensation and fees, based on the amount of each such Lender's existing Commitments, equivalent to the compensation and fees paid to the Lenders with Commitments under such Incremental Facility simultaneously with the payment thereof to such Lenders.

               (iv) From time to time, the Borrower and the Lenders shall furnish such information to the Administrative Agent as the Administrative Agent may request relating to the providing of an Incremental Loan, including the amounts, interest rates, and dates of Borrowings thereof, for purposes of the allocation of amounts received from the Borrower for payment on all amounts owing hereunder.

     2.5  Termination, Reduction or Increases of Revolving Loan Commitments

          (a) Voluntary Reductions. The Borrower may, upon not less than five
(5) Business Days' prior notice to the Administrative Agent, terminate or permanently reduce the Aggregate Applicable Revolving Loan Commitments with respect to any Revolving Loan Facility, without premium or penalty, by an aggregate minimum amount of One Million Dollars ($1,000,000) or any multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof; provided, however that no such termination or reduction shall be permitted if after giving effect thereto and to any prepayment of Revolving Loans made under such Revolving Loan Facility which are made on the effective date of such termination or reduction the then outstanding principal amount of all Revolving Loans made under such Revolving Loan Facility would exceed the Aggregate Applicable Revolving Loan Commitments then in effect with respect to such Revolving Loan Facility; and provided, further that once reduced in accordance with this Section 2.5(a), the Aggregate Applicable Revolving Loan Commitments with respect to a Revolving Loan Facility may not be increased. The Administrative Agent shall promptly notify the affected Lenders of any such reduction or termination of the Aggregate Applicable Revolving Loan Commitment with respect to a Revolving Loan Facility.

          (b) Mandatory Reductions

               (i) Revolving Loan Commitments. The Applicable Revolving Loan Commitment of each Revolving Loan Lender with respect to each Revolving Loan Facility shall be reduced, automatically and without further action by any Person, on each March 31, June 30, September 30 and December 31, commencing on December 31, 2006, by an amount equal to the product of (y) five percent (5%) multiplied by (z) the Applicable Revolving Loan Commitment of such Revolving Loan Lender with respect to such Revolving Loan Facility as in effect immediately prior to the initial reduction hereunder on December 31, 2006. Upon the occurrence of any reduction pursuant to the preceding sentence, the Borrower shall prepay the Revolving Loans in accordance with Section 2.7(b)(i).

               (ii) Term Loan Commitments. The Aggregate Applicable Term Loan Commitment with respect to the Original Term Loan Facility shall automatically terminate effective as of the day after the Effective Date. The Aggregate Applicable Term Loan Commitments with respect to any Incremental Term Loan Facility shall terminate effective as of the day after the effective date of the Incremental Loan Amendment relating thereto.

          (c) Reductions in General. Each reduction of the Aggregate Applicable Revolving Loan Commitments with respect to a Revolving Loan Facility shall be made by reducing each Revolving Loan Lender's Applicable Revolving Loan Commitment with respect to such Revolving Loan Facility by an amount equal to such Revolving Loan Lender's Applicable Revolving Loan Percentage with respect to such Revolving Loan Facility of such reduction. Simultaneously with each reduction of the Aggregate Applicable Revolving Loan Commitment with respect to a Revolving Loan Facility, the Borrower shall pay the Commitment Fee or the Incremental Commitment Fee, as the case may be, accrued on the amount by which the Aggregate Applicable Revolving Loan Commitment with respect to such Revolving Loan Facility has been reduced.

     2.6  Principal Amortization of the Term Loans

          (a) On the last day of each month set forth in the table below (or, if the last day of such month is not a Business Day, the Business Day immediately preceding the last day of such month), the Borrower shall repay, and there shall become due and payable, in cash, a quarterly principal installment on the Original Term Loans in an amount equal to the product of (i) the Aggregate Applicable Term Loan Exposure with respect to the Original Term Loan Facility on December 31, 2003 (as in effect immediately prior to such initial repayment on December 31, 2003) multiplied by (ii) the percentage specified in the table below for the applicable date:

---------------------------------------------------------------------
                  Month                            Percentage
---------------------------------------------------------------------
              December 2003                          0.250%
---------------------------------------------------------------------
March, June, September and December 2004             0.250%
---------------------------------------------------------------------
March, June, September and December 2005             0.250%
---------------------------------------------------------------------
     March, June and September 2006                  0.250%
---------------------------------------------------------------------
    December 2006 and March, June and
             September 2007                          1.250%
---------------------------------------------------------------------
    December 2007 and March, June and
             September 2008                           3.00%
---------------------------------------------------------------------
 December 2008 and March and June 2009                3.00%
---------------------------------------------------------------------
         Term Loan Maturity Date           Full Outstanding Principal
                                                     Amount
---------------------------------------------------------------------

An Incremental Loan Amendment that provides for Incremental Term Loans may provide for scheduled repayments of the Incremental Term Loans under such Incremental Term Loan Facility, subject to the requirements of the definition of Incremental Term Loan Maturity Date.

          (b) Any payment made on Term Loans under a Term Loan Facility pursuant to this Section 2.6, Section 2.7 or Section 2.8 shall be applied pro rata to each Lender's Term Loans under such Term Loan Facility in accordance with such Lender's Applicable Term Loan Percentage with respect to such Term Loan Facility.

     2.7  Prepayments of the Loans

          (a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay all or any portion of the Loans without premium or penalty (but subject to Section 3.5), by delivering to the Administrative Agent an irrevocable written notice thereof at least three (3) Business Days (except as provided below) prior to the proposed prepayment date, specifying (i) the Class(es) and Type(s) of Loans to be prepaid, (ii) the amount to be prepaid and (iii) the date of prepayment, whereupon the amount specified in such notice shall be due and payable on the date specified, provided that any Revolving Loan may be prepaid on the same day that such notice of prepayment is given. Upon receipt of each such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. Each partial prepayment of the Loans pursuant to this subsection shall be in an amount equal to the Minimum Prepayment Amount, or, if less, the outstanding principal balance of the Loans. After giving effect to any partial prepayment with respect to Eurodollar Advances which were made (whether as the result of a Borrowing, a conversion or a continuation) on the same date and which had the same Interest Period, the outstanding principal balance of such Eurodollar Advances shall equal or exceed (subject to Section 3.3) the Minimum Prepayment Amount. Any prepayment of Term Loans pursuant to this Section 2.7(a) shall be applied first to the remaining scheduled repayments of principal on the Term Loans being prepaid, in accordance with Section 2.6(a), including any scheduled repayments of Incremental Term Loans pro rata among the applicable Term Loan Lenders in accordance with their respective Applicable Term Loan

Exposures with respect to such Term Loans, and second to the remaining outstanding principal balance on such Term Loans, pro rata among the applicable Term Loan Lenders in accordance with their respective Applicable Term Loan Exposures with respect to such Term Loans.

          (b) Mandatory Prepayments.

               (i) If on any date the aggregate unpaid principal amount of outstanding Revolving Loans made under any Revolving Loan Facility exceeds the Aggregate Applicable Revolving Loan Commitments with respect to such Revolving Loan Facility, then the Borrower shall immediately prepay the amount of such excess. Any payments on Revolving Loans made under a Revolving Loan Facility pursuant to this Section 2.7(b)(i) shall be applied pro rata among the Lenders with Applicable Revolving Loan Commitments with respect to such Revolving Loan Facility.

               (ii) The Borrower shall, following the receipt by the Borrower or any Subsidiary of any Net Casualty Proceeds from any Casualty Event or series of Casualty Events, the aggregate amount of which is in excess of Fifty Thousand Dollars ($50,000), deliver to the Administrative Agent a calculation of the amount of such Net Casualty Proceeds and make a mandatory prepayment of the outstanding principal of the Term Loans and the Revolving Loans on a pro rata basis among such Loans in an amount equal to one hundred percent (100%) of such Net Casualty Proceeds within three (3) Business Days of the receipt thereof; provided, however, that no mandatory prepayment from Net Casualty Proceeds shall be required under this clause if (A) the aggregate Net Casualty Proceeds received by the Borrower has not exceeded Five Hundred Thousand Dollars ($500,000) (and the Administrative Agent shall return all monies received as loss payee under the Borrower's insurance until the aggregate Net Casualty Proceeds received as loss payee under the Borrower's insurance until the aggregate Net Casualty Proceeds by the Borrower is equal to or exceeds such amount) in any fiscal year of the Borrower, (B) the Borrower informs the Administrative Agent in writing no later than thirty (30) days following the occurrence of the Casualty Event resulting in such Net Casualty Proceeds of its or its Subsidiary's good faith intention to apply such Net Casualty Proceeds to the rebuilding or replacement of the damaged, destroyed or condemned assets or property (at which time the Administrative Agent will deposit such amount of Net Casualty Proceeds to be reinvested by the Borrower in a deposit account for the benefit of the Borrower, but subject to the Lien of the Administrative Agent, to be used for such rebuilding, replacement or the repayment of Loans, as the case may be) and (C) the Borrower or such Subsidiary in fact uses such Net Casualty Proceeds to rebuild or replace such assets or property within one hundred eighty (180) days following the receipt of such Net Casualty Proceeds, with the amount of such Net Casualty Proceeds unused after such 180-day period being applied to the Loans; provided, further, that at any time when any Event of Default shall have occurred and be continuing, all Net Casualty Proceeds shall be deposited in an account maintained with the Administrative Agent for, at the Administrative Agent's discretion, (y) application to the Loans or (z) distribution to the Borrower or such Subsidiary for such rebuilding or replacement whenever no Event of Default is then continuing.

               (iii) If any Loan Party shall make any Disposition, an amount equal to 100% of the Net Cash Proceeds from such Disposition shall be applied on such date to prepay outstanding principal of the Term Loans and the Revolving Loans on a pro rata basis among such Loans, provided that with respect to no more than Five Hundred Thousand Dollars ($500,000) in the aggregate of the Net Cash Proceeds received in connection with all Dispositions within any fiscal year of the Borrower, the Net Cash Proceeds therefrom shall not be required to be so applied to the extent that the Borrower elects to cause such Net Cash Proceeds to be reinvested in Reinvestment Assets during the Reinvestment Period with respect to such Disposition (a "Reinvestment Election"), provided that (x) no Reinvestment Election may be made if a Default or Event of Default exists on the date of such Reinvestment Election and (y) such Reinvestment Election shall be effective only with respect to the Net Cash Proceeds of such Disposition equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice. Nothing in this Section 2.7(b)(iii) shall be deemed to permit any Disposition or Acquisition not otherwise permitted under this Agreement. On the last day of the Reinvestment Period with respect to a Reinvestment Election, an amount equal to the Reinvestment Prepayment Amount, if any, for such Reinvestment Election shall be applied to prepay outstanding principal of the Term Loans and the Revolving Loans on a pro rata basis among such Loans. Unless otherwise provided herein, repayments pursuant to this Section 2.7(b)(iii) shall be made within ten (10) Business Days following the last day of each fiscal year of the Borrower.

               (iv) On the Business Day after the receipt by any Loan Party of Net Debt Proceeds from the creation, incurrence or assumption of any indebtedness for borrowed money, except for Permitted Subordinated Debt, Additional Permitted Subordinated Debt, Lender Debt and other Indebtedness permitted by Section 8.1, the Borrower shall prepay outstanding principal of the Term Loans and the Revolving Loans, on a pro rata basis among such Loans, in an amount equal to one hundred percent (100%) of such Net Debt Proceeds.

               (v) On the Business Day after the date of the receipt by any Loan Party of Net Issuance Proceeds from any sale or issuance of Capital Stock, the Borrower shall prepay outstanding principal of the Term Loans and the Revolving Loans, on a pro rata basis among such Loans, in an amount equal to fifty percent (50%) of such Net Issuance Proceeds.

          (c) Other Mandatory Prepayments.

               (i) Simultaneously with each reduction or termination of the Aggregate Applicable Revolving Loan Commitment with respect to a Revolving Loan Facility, the Borrower shall prepay the Revolving Loans under such Revolving Loan Facility, on a pro rata basis among such Revolving Loans, by an amount equal to the excess, if any, of the Aggregate Applicable Revolving Loan Exposure with respect to such Revolving Loan Facility minus the Aggregate Applicable Revolving Loan Commitments with respect to such Revolving Loan Facility after giving effect to such reduction or termination.

               (ii) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date seven (7) Business Days after such loan is made and (ii) the maturity date of such Swing Line Loan.

          (d) Application of Prepayments Generally.

               (i) Any mandatory prepayments of Revolving Loans under a Revolving Loan Facility under Section 2.7(b) shall reduce the Aggregate Applicable Revolving Loan Commitments with respect to such Revolving Loan Facility, and the corresponding Applicable Revolving Loan Commitments of each Revolving Loan Lender with respect to such Revolving Loan Facility, on a dollar-for-dollar basis.

               (ii) Any mandatory prepayments of Term Loans under a Term Loan Facility shall be made in the inverse order of their maturity. Any prepayment of Term Loans pursuant to Section 2.7(b) shall be applied in accordance with the last sentence of Section 2.7(a).

               (iii) As between the Borrower and the Credit Parties, after the occurrence and during the continuance of an Event of Default, all payments or prepayments of the Loans may be applied to the Borrower's obligations under this Agreement and the other Loan Documents in such amounts and manner as may be specified in the Loan Documents or otherwise determined by the Administrative Agent in its sole discretion.

               (iv) Each prepayment of any Loans made pursuant to this Section
     2.7 shall be without premium or penalty, except as may be required by
     Section 3.5.

               (v) The Borrower shall pay, together with each prepayment under
     Section 2.7(b), accrued interest on the amount prepaid and any amounts required pursuant to Section 3.5. Any prepayments pursuant to Section 2.7(b) made on a day other than an Interest Payment Date for any Loan shall be applied first to any Base Rate Loans then outstanding and then to Eurodollar Loans with the shortest Interest Periods remaining.

               (vi) Notwithstanding anything to the contrary contained in this
     Section 2.7, any Term Loan Lender may elect, by delivering written notice to the Administrative Agent prior to the receipt thereof, not to receive its pro rata portion of any mandatory prepayment that would otherwise be payable to such Term Loan Lender pursuant to this Section 2.7, whereupon such portion shall be reallocated to prepay the outstanding principal amount of all Term Loans and Revolving Loans then being prepaid other than the Term Loans held by such Term Loan Lender and any other Term Loan Lender that has elected not to receive its pro rata portion of such mandatory prepayment, on a pro rata basis among such Loans.

     2.8  Payments; Set-off; Adjustments

          (a) Payments Generally. Except as provided below, all payments, including prepayments, of principal and interest on the Loans, of the Commitment Fee, any Incremental Commitment Fee, any Incremental Upfront Fee and of all other amounts to be paid by the

Borrower under the Loan Documents (the Commitment Fee, any Incremental Commitment Fee, and any Incremental Upfront Fee, any LC Fee and any LC Upfront Fee together with all such other fees, being sometimes hereinafter collectively referred to as the "Fees") shall, except as specified below, be made to the Administrative Agent, prior to 1:00 p.m., Boston, Massachusetts time, on the date such payment is due, for the account of the applicable Credit Parties at the Payment Office, in Dollars and in immediately available funds, without set-off, offset, recoupment or counterclaim. The failure of the Borrower to make any such payment by such time shall not constitute a Default, provided that such payment is made on such due date, but any such payment made after 1:00 p.m., Boston, Massachusetts time, on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Loans. As between the Borrower and each Credit Party, any payment by the Borrower to the Administrative Agent for the account of such Credit Party shall be deemed to be payment by the Borrower to such Credit Party. Notwithstanding the foregoing, all payments pursuant to Sections 3.5, 3.6, 3.7, and 11.4, all Incremental Upfront Fees and all LC Upfront Fees shall be paid directly to the Credit Party entitled thereto. If any payment under the Loan Documents shall be due and payable on a day which is not a Business Day, the due date thereof (except as otherwise provided with respect to Interest Periods) shall be extended to the next Business Day and (except with respect to payments in respect of the Fees) interest shall be payable at the applicable rate specified herein during such extension, provided, however, that if such next Business Day would be after the maturity date of the relevant Facility, such payment shall instead be due on the immediately preceding Business Day.

          (b) Set-off. In addition to any rights and remedies of the Credit Parties provided by law, upon and after the acceleration of all the obligations of the Borrower under the Loan Documents to which it is a party, or at any time upon the occurrence and during the continuance of an Event of Default, each Credit Party shall have the right, without prior notice to any Loan Party, any such notice being expressly waived by each Loan Party to the extent not prohibited by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of such Loan Party to such Credit Party any amount owing from such Credit Party to such Loan Party, at, or at any time after, the happening of any of the above-mentioned events. To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by any Credit Party against such Loan Party or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of such Loan Party, or against anyone else claiming through or against such Loan Party, or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Credit Party prior to the making, filing or issuance, or service upon such Credit Party of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Credit Party agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Credit Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          (c) Adjustments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in respect of the principal of or interest on its Loans of any Class, resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of, or accrued interest on, such Loans of such Class than the proportion received by any other Lender, then the Lender receiving such greater proportion shall promptly purchase, at face value for cash, participations in the Loans of such Class to the extent necessary so that the benefit of such payment shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class, provided, however, that (i) if all or any portion of such payment is thereafter recovered, such participations shall be rescinded and the purchase price returned, in each case to the extent of such recovery and (ii) the provisions of this Section 2.8(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.8(c) shall apply). The Borrower agrees that any Lender that purchased a participation pursuant to this subsection may exercise such rights to payment (including the right of set-off) with respect to such participation as fully as such Lender were the direct creditor of the Borrower in the amount of such participation.

                                   ARTICLE 3
                     INTEREST, FEES, YIELD PROTECTION, ETC.

     3.1  Interest Rate and Payment Dates

          (a) Advances. Each (i) Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin and (ii) Eurodollar Advance shall bear interest at a rate per annum equal to the Eurodollar Rate for the applicable Interest Period plus the Applicable Margin.

          (b) Event of Default; Late Charges. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the outstanding principal balance of the Loans shall bear interest at a rate per annum equal to two percent (2%) plus the rate otherwise applicable to such Loans as provided in subsection (a) above. If any interest, Fee or other amount payable under the Loan Documents is not paid when due (whether at the stated maturity thereof, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin plus two percent (2%), from the date of such nonpayment until paid in full in cash (whether before or after the entry of a judgment thereon). All such interest shall be payable on demand.

          (c) Payment of Interest. Except as otherwise provided in subsection
(b) above, interest shall be payable in arrears on the following dates and upon each payment (including prepayment) of the Loans:

               (i) in the case of a Base Rate Advance, on the last Business Day of each March, June, September and December commencing on the first of such days to occur after such Base Rate Advance is made or any Eurodollar Advance is converted to a Base Rate Advance;

               (ii) in the case of a Eurodollar Advance, on the last day of the Interest Period applicable thereto and, if such Interest Period is longer than three (3) months, the last Business Day of each three (3) month interval occurring during such Interest Period; and

               (iii) in the case of a Swing Line Loan, on the date that such Swing Line Loan is repaid.

          (d) Computations. Interest on (i) Base Rate Advances shall be calculated on the basis of a 365 or 366 day year (as the case may be) and (ii) Eurodollar Advances shall be calculated on the basis of a 360-day year, in each case, for the actual number of days elapsed. The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each change in the Base Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates required. Each determination of a rate of interest by the Administrative Agent pursuant to the Loan Documents shall be conclusive and binding on all parties hereto absent manifest error. The Borrower acknowledges that to the extent interest payable on Base Rate Advances is based on the Base Rate, such rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on Base Rate Advances on the Base Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which the Lenders may now or in the future make loans to other borrowers.

     3.2  Fees

          (a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent, for the account of the Revolving Loan Lenders in accordance with each Revolving Loan Lender's Original Revolving Loan Commitment, a fee (the "Commitment Fee"), during the Revolving Loan Commitment Period, at a rate per annum equal to the Commitment Fee Percentage on the average daily unused Aggregate Applicable Revolving Loan Commitment with respect to the Original Revolving Loan Facility. The Commitment Fee shall be payable (A) quarterly in arrears on the last Business Day of each March, June, September and December during such period, commencing on the first such day following the Effective Date, (B) on the date of any reduction in the Aggregate Applicable Revolving Loan Commitment with respect to the Original Revolving Loan Facility (to the extent of such reduction) and (C) on the Revolving Maturity Date. The Commitment Fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

          (b) Other Fees. The Borrower agrees to pay to the Agents and their respective Affiliates, for their own accounts, such other fees as have been or may in the future be agreed to in writing by and among the Borrower and the Agents and such Affiliates.

          (c) General. Fees and other amounts paid shall not be refundable under any circumstances, unless there has been an error in the calculation thereof.

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

     3.3  Conversions

          (a) The Borrower may elect from time to time to convert one or more Eurodollar Advances to Base Rate Advances by giving the Administrative Agent at least three (3) Business Days prior irrevocable notice of such election, specifying the amount to be converted, provided that any such conversion of Eurodollar Advances shall only be made on the last day of the Interest Period applicable thereto. In addition, the Borrower may elect from time to time to (i) convert Base Rate Advances comprising all or a portion of Loans to Eurodollar Advances and (ii) continue Eurodollar Advances as new Eurodollar Advances by selecting a new Interest Period therefor, in each case by giving the Administrative Agent at least three (3) Business Days prior irrevocable notice of such election, in the case of a conversion to, or continuation of, Eurodollar Advances, specifying (i) the amount to be so converted or continued and the Interest Period relating thereto and (ii) provided, Loans consisting of Eurodollar Advances shall be limited to not more than twelve (12) different maturities at any time, provided, further that any such conversion of Base Rate Advances to Eurodollar Advances shall only be made on a Business Day and any such continuation of Eurodollar Advances as new Eurodollar Advances shall only be made on the last day of the Interest Period applicable to the Eurodollar Advances which are to be continued as such new Eurodollar Advances. Each such notice (a "Notice of Conversion") shall be substantially in the form of Exhibit C, shall be irrevocable and shall be given by facsimile (confirmed promptly, and in any event within five (5) Business Days, by the delivery to the Administrative Agent of a Notice of Conversion manually signed by the Borrower). The Administrative Agent shall promptly provide the Lenders with notice of each such election. Advances may be converted or continued pursuant to this Section
3.3 in whole or in part, provided that the amount to be converted to, or continued as, each Eurodollar Advance, when aggregated with any Eurodollar Advance to be made on such date in accordance with Section 2.2 and having the same Interest Period as such first Eurodollar Advance, shall equal the Minimum Borrowing Amount.

          (b) Notwithstanding anything in this Agreement to the contrary, upon the occurrence and during the continuance of an Event of Default, the Borrower shall have no right to elect to convert any existing Base Rate Advance to a new Eurodollar Advance or to continue any existing Eurodollar Advance as a new Eurodollar Advance. In such event, all Base Rate Advances shall be automatically continued as Base Rate Advances and all Eurodollar Advances shall be automatically converted to Base Rate Advances on the last day of the current Interest Period applicable to such Eurodollar Advance.

          (c) Each conversion or continuation shall be effected by each Lender by applying the proceeds of its new Base Rate Advance or Eurodollar Advance, as the case may be, to its Advances (or portion thereof) being converted (it being understood that any such conversion or continuation shall not constitute a Borrowing for purposes of Articles 4, 5 or 6).

     3.4  Concerning Interest Periods

          (a) No Interest Period in respect of a Eurodollar Advance comprising all or a portion of a Loan shall end (i) after the Revolving Maturity Date in the case of Eurodollar Advances constituting Revolving Loans, or (ii) after the Term Loan Maturity Date or

Incremental Term Loan Maturity Date, as applicable in the case of Eurodollar Advances constituting Term Loans.

          (b) With respect to Eurodollar Advances, any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

          (c) If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

          (d) If the Borrower shall have failed to timely elect a Eurodollar Advance under Section 2.2 or 3.3, as the case may be, in connection with any Borrowing of, conversion to, or continuation of, a Eurodollar Advance, such Borrowing or such Advance requested to be converted to, or continued as, a Eurodollar Advance shall thereafter be a Base Rate Advance until such time, if any, as the Borrower shall elect a new Eurodollar Advance pursuant to Section 3.3.

          (e) The Borrower shall not be permitted to have more than twelve (12) Eurodollar Advances outstanding at any one time, it being agreed that each borrowing of a Eurodollar Advance pursuant to a single Borrowing Request and each continuation of or conversion to a Eurodollar Advance shall each constitute the making of a Eurodollar Advance for the purpose of calculating such limitation.

     3.5  Funding Loss

          Notwithstanding anything contained herein to the contrary, if the Borrower shall fail to borrow, convert or continue a Eurodollar Advance on a Borrowing Date or Conversion Date after it shall have given notice to do so in which it shall have requested a Eurodollar Advance, or if a Eurodollar Advance shall be terminated for any reason prior to the last day of the Interest Period applicable thereto, or if, while a Eurodollar Advance is outstanding, any repayment or prepayment of such Eurodollar Advance is made for any reason (including as a result of acceleration or illegality) on a date which is prior to the last day of the Interest Period applicable thereto, the Borrower agrees to indemnify each Lender against, and to pay on demand directly to such Lender the amount (calculated by such Lender using any reasonable method chosen by such Lender which is customarily used by such Lender for such purpose) equal to any loss, cost or out-of-pocket expense suffered by such Lender as a result of such failure to borrow convert, or continue, or such termination, repayment or prepayment, including any loss, cost or expense suffered by such Lender in liquidating or employing deposits acquired to fund or maintain the funding of such Eurodollar Advance or redeploying funds prepaid or repaid, in amounts which correspond to such Eurodollar Advance and any reasonable internal processing charge or administrative charges of customarily charged by such Lender in connection therewith.

     3.6  Increased Costs; Illegality, etc.

          (a) Increased Costs. If any Change in Law shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or other requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Credit Party in respect of its Eurodollar Advances which is not otherwise included in the determination of a Eurodollar Rate and the result thereof is to increase the cost to any Credit Party of making, renewing, converting or maintaining its Eurodollar Advances or its commitment to make such Eurodollar Advances, or to reduce any amount receivable under the Loan Documents in respect of its Eurodollar Advances, then, in any such case, the Borrower shall pay such Credit Party such additional amounts as are sufficient to compensate such Credit Party for such additional cost or reduction in such amount receivable which such Credit Party deems to be material as determined by such Credit Party.

          (b) Capital Adequacy. If any Credit Party determines that any Change in Law relating to capital requirements has or would have the effect of reducing the rate of return on such Credit Party's capital or on the capital of such Credit Party's holding company, if any, on the Loans to a level below that which such Credit Party (or its holding company) would have achieved or would thereafter be able to achieve but for such Change in Law (after taking into account such Credit Party's (or such holding company's) policies regarding capital adequacy), the Borrower shall pay to such Credit Party (or such holding company) such additional amount or amounts as will compensate such Credit Party (or such holding company) for such reduction.

          (c) Illegality. Notwithstanding any other provision hereof, if any Lender shall reasonably determine that any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Eurodollar Advance as contemplated by this Agreement, such Lender shall promptly notify the Borrower and the Administrative Agent thereof, and (i) the commitment of such Lender to make such Eurodollar Advances or convert Base Rate Advances to Eurodollar Advances shall forthwith be suspended, (ii) such Lender shall fund its portion of each requested Eurodollar Advance as a Base Rate Advance and (iii) such Lender's Loans then outstanding as such Eurodollar Advances, if any, shall be converted automatically to Base Rate Advances on the last day of the then current Interest Period applicable thereto or at such earlier time as may be required by law. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted. The commitment of any such Lender with respect to Eurodollar Advances shall be suspended until such Lender shall notify the Administrative Agent and the Borrower that the circumstances causing such suspension no longer exist. Upon receipt of such notice by each of the Administrative Agent and the Borrower, such Lender's commitment to make or maintain Eurodollar Advances shall be reinstated. Each Lender has identified its Eurodollar Lending Office on Schedule 1.1 hereto or in an Assignment and Acceptance Agreement. Each Lender agrees to designate a different Eurodollar Lending Office if such designation (y) would enable such Lender to lawfully make or maintain Eurodollar Advances and (z) would not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.

          (d) Substituted Interest Rate. In the event that (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank eurodollar market either adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 3.1 or (ii) the Required Lenders shall have notified the Administrative Agent that they have determined (which determination shall be conclusive and binding on the Borrower) that the applicable Eurodollar Rate will not adequately and fairly reflect the cost to such Lenders of maintaining or funding loans bearing interest based on such Eurodollar Rate, with respect to any portion of the Loans that the Borrower has requested be made as Eurodollar Advances or Eurodollar Advances that will result from the requested conversion or continuation of any portion of the Advances into or of Eurodollar Advances (each, an "Affected Advance"), the Administrative Agent shall promptly notify the Borrower and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination, on or, to the extent practicable, prior to the requested Borrowing Date or Conversion Date for such Affected Advances. If the Administrative Agent shall give such notice, (a) any Affected Advances shall be made as Base Rate Advances, (b) the Advances (or any portion thereof) that were to have been converted to Affected Advances shall be converted to Base Rate Advances and (c) any outstanding Affected Advances shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Advances. Until any notice under clauses (i) or (ii), as the case may be, of this subsection (d) has been withdrawn by the Administrative Agent (by notice to the Borrower promptly upon either (x) the Administrative Agent having determined that such circumstances affecting the interbank eurodollar market no longer exist and that adequate and reasonable means do exist for determining the Eurodollar Rate pursuant to Section 3.1 or (y) the Administrative Agent having been notified by such Required Lenders that circumstances no longer render the Advances (or any portion thereof) Affected Advances), no further Eurodollar Advances shall be required to be made by the Lenders, nor shall the Borrower have the right to convert all or any portion of the Loans to or as Eurodollar Advances.

          (e) Payment; Certificates. Each payment pursuant to subsections (a) or
(b) above shall be made within ten (10) days after demand therefor, which demand shall be accompanied by a certificate of the Credit Party demanding such payment setting forth the calculations of the additional amounts payable pursuant thereto. Each such certificate shall be conclusive absent manifest error. No failure by any Credit Party to demand, and no delay in demanding, compensation for any increased cost shall constitute a waiver of its right to demand such compensation at any time. In determining any amounts due the Administrative Agent or a Lender, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

     3.7  Taxes

          (a) Payments Free of Taxes. All payments by or on account of the Borrower under any Loan Document to or for the account of a Credit Party shall be made free and clear of, and without any deduction or withholding for or on account of, any and all present or future Indemnified Taxes or Other Taxes, provided that if the Borrower or any other Person is required by any law, rule, regulation, order, directive, treaty or guideline to make any deduction or withholding in respect of such Indemnified Tax or Other Tax from any amount required to be paid by the Borrower to or on behalf of any Credit Party under any Loan Document (each, a "Required Payment"), then (i) the Borrower shall notify the Administrative Agent and such Credit Party of any such requirement or any change in any such requirement as soon as the

Borrower becomes aware thereof, (ii) the Borrower shall pay such Indemnified Tax or Other Tax prior to the date on which penalties attach thereto, such payment to be made (to the extent that the liability to pay is imposed on the Borrower) for its own account or (to the extent that the liability to pay is imposed on such Credit Party) on behalf and in the name of such Credit Party, (iii) the Borrower shall pay to such Credit Party an additional amount such that such Credit Party shall receive on the due date therefor an amount equal to the Required Payment had no such deduction or withholding been made or required and
(iv) the Borrower shall, within thirty (30) days after paying such Indemnified Tax or Other Tax, deliver to the Administrative Agent and such Credit Party satisfactory evidence of such payment to the relevant Governmental Authority. If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Credit Party, the Borrower shall also pay to such Credit Party, at the time interest is paid, such additional amount as such Credit Party specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that such Credit Party would have received if such Taxes or Other Taxes had not been imposed.

          (b) Reimbursement for Taxes and Other Taxes Paid by Credit Party. The Borrower shall reimburse each Credit Party, within ten (10) days after written demand therefor, for the full amount of all Indemnified Taxes or Other Taxes paid by such Credit Party on or with respect to any payment by or on account of any obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.7) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party shall be conclusive absent manifest error. In the event that any Credit Party determines that it received a refund or credit for Indemnified Taxes or Other Taxes paid by the Borrower under this Section 3.7, such Credit Party shall promptly notify the Borrower of such fact and shall remit to the Borrower the amount of such refund or credit.

          (c) Foreign Credit Parties. Each Foreign Credit Party that is entitled to receive payments under this Agreement shall not be subject to deduction or withholding of any United States federal income taxes or shall be entitled to an exemption from backup withholding tax and shall, prior to the first date on which any payment is due to it hereunder, deliver to the Borrower and the Administrative Agent, as the case may be, two duly completed copies of United States Internal Revenue Service Form W-8 BEN, W-8 ECI or any other applicable form, certificate, or document prescribed by the Internal Revenue Service, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement payable to it, without deduction or withholding of any United States federal income taxes, or any United States backup withholding tax (a "Certificate of Exemption"). Each Lender that delivers a Certificate of Exemption pursuant to the preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent two updated Certificates of Exemption on or before the date that any Certificate of Exemption delivered to the Borrower and the Administrative Agent under this Section 3.7 expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Certificate of Exemption previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Administrative Agent, certifying that such Lender is entitled to receive payments under this

Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including, without limitation, any Change in Law since the Effective Date) has occurred prior to the date on which any such delivery would otherwise be required which renders all such Certificates of Exemption inapplicable or which would prevent such Lender from duly completing and delivering any such Certificate of Exemption with respect to it, and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax), and establishing an exemption from United States backup withholding tax.

          (d) The Borrower shall not be required to pay any additional amount to any Foreign Credit Party under Section 3.7(a) or (b) to the extent any deduction or withholding is a result of such Lender's failure to satisfy the requirements of Section 3.7(c); provided that if such Lender shall have satisfied the requirements of Section 3.7(c) on the Effective Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment and Acceptance Agreement or the Incremental Loan Amendment pursuant to which it became a Lender (in the case of each other Lender), nothing in this Section 3.7(d) shall relieve the Borrower of its obligation to pay any additional amounts otherwise payable pursuant to Section 3.7(a) or (b) in the event that, as a result of any Change in Law, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding.

     3.8  Excessive Interest

          It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein or elsewhere to the contrary notwithstanding, the Obligations shall be subject to the limitation that the Borrower shall not be required to pay, and the Credit Parties shall not be entitled to charge or receive, any interest to the extent that such interest exceeds the maximum rate of interest which the Credit Parties are permitted by applicable Laws to contract for, charge or receive and which would not give rise to any claim or defense of usury. If, as a result of any circumstances whatsoever, performance of any provision hereof or of any of the Loan Documents shall, at the time performance of such provision is due, violate applicable usury law, then, ipso facto, the obligation to be performed shall be reduced to the highest lawful rate, and if, from any such circumstance, the Credit Parties shall ever receive interest or anything which might be deemed interest under applicable Laws which would exceed the highest lawful rate, the amount of such excess interest shall be applied to the reduction of the principal amount owing on account of the Notes or the amounts owing on other Obligations and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of the Obligations, such excess shall be refunded to the Borrower.

     3.9  Notations

          Each Lender is hereby authorized, at its option, either (i) to endorse on the schedule attached to each of its Notes (or on a continuation of such schedule attached to such Note and made a part thereof) an appropriate notation evidencing the date and amount of each Loan evidenced thereby and the date and amount of each principal and interest payment in respect thereof, or (ii) to record such Loans and such payments in its books and records. Such schedule or such books and records, as the case may be, shall constitute controlling and conclusive evidence, absent manifest error, of the accuracy of the information contained therein, but failure to so record shall not limit or affect the obligation of the Borrower to make payments on the Loans when due.

     3.10 Replacement of Lenders

          If any Lender requests compensation under Section 3.6(a), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.7, then the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.5), all its interests, rights and obligations under this Agreement to an Eligible Institution that shall assume such obligations (which Eligible Institution may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Eligible Institution (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 3.6(a) or payments required to be made pursuant to Section 3.7, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

     In order to induce the Credit Parties to enter into this Agreement and to make the Loans, the Borrower makes the following representations and warranties to the Credit Parties:

     4.1  Organization and Power

          The Borrower and each of its Subsidiaries (a) is duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority to own its property and to carry on its business as now conducted and (c) is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted therein or the property owned by it therein makes such qualification necessary, except where such failure to qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse effect.

     4.2  Authorization; Enforceability

          The Transactions are within the corporate, limited liability company, partnership or other analogous powers of the Borrower and each of its Subsidiaries party thereto and have been duly authorized by its Managing Person and, if required, by any other Person including holders of its Capital Stock. Each Loan Document has been duly authorized, validly executed and delivered by each Loan Party intended to be a party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     4.3  Approvals; No Conflicts

          The Transactions (a) do not require any consent or approval of, registration or filing with, notice to or any other action by, any Governmental Authority or any other Person, except (i) those listed in Schedule 4.3, (ii) such as have been obtained or made and are in full force and effect and (iii) solely in connection with the initial Loans made on the Effective Date, the filing of Uniform Commercial Code financing statements as contemplated by the Security Documents, (b) will not violate any applicable Law, or the Organizational Documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or their assets, except to the extent such violation or default could not be reasonably expected to result in a Material Adverse effect or in liability to any Credit Party, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries other than Permitted Liens.

     4.4  Financial Condition; Indebtedness; No Material Adverse Change

          (a) The Borrower has heretofore furnished to each Credit Party its balance sheet and the related statements of operations, shareholders' equity and cash flows as of and for the fiscal year ended June 30, 2002, as audited and certified by the Accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower as of such date and for such periods in accordance with GAAP.

          (b) The Borrower has heretofore furnished to each Credit Party its unaudited balance sheet and the related statements of operations, shareholders' equity and cash flows as of and for the nine-month period ended March 31, 2003. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower as of such date and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. Except as fully reflected in such financial statements or as otherwise set forth on Schedule 4.4, there are no material liabilities or obligations with respect to the Borrower and its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due).

          (c) Schedule 4.4 attached hereto correctly describes, as of the Effective Date after giving effect to the Loans to be advanced on the Effective Date and the use of such Loans for the purposes described in Sections 8.13(a)(i), (ii) and (iii) hereof, (i) all outstanding Indebtedness of the Borrower and its Subsidiaries in respect of borrowed money, Capital Lease Obligations and the deferred purchase price of property; (ii) all Liens (other than Customary Liens) in respect of any property or assets of the Borrower or its Subsidiaries; and (iii) all existing Guarantees by the Borrower and its Subsidiaries.

          (d) The Pro Forma Balance Sheet (i) is not based upon and does not include information known to the Borrower to be misleading or which fails to take into account material information known to the Borrower regarding the matters reported therein and
(ii) was prepared in good faith based upon assumptions the Borrower believes to be reasonable and on the information available to the Borrower as of the Effective Date, it being recognized by the Lenders that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

          (e) The Projections were prepared based upon the best information and knowledge of the Borrower (which information the Borrower believes is accurate and sufficient to prepare the Projections). To the extent the Projections are based on assumptions, such assumptions are reasonable. Without limiting the foregoing, the Projections demonstrate the ability of the Borrower to continue its business as currently operated and proposed to be operated, and to meet all of its obligations and liabilities on a current basis, taking into account (i) all assumptions made, (ii) all known prospective business contingencies and off balance sheet items and (iii) the effect of this Agreement (except for Section 2.5(b)(i) hereof) and the other Loan Documents.

          (f) Since June 30, 2002, the Borrower has conducted its business only in the ordinary course and there has been no Material Adverse change.

     4.5  Properties

          (a) The Borrower and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its property, real and personal, material to or used in its business, subject to no Liens, except Permitted Liens. The real property owned by the Borrower and/or its Subsidiaries and the real property leased by the Borrower and/or its Subsidiaries, and the leases with respect thereto, are listed on Schedule 4.5(a) hereto. True, correct and complete copies of each of the leases listed on Schedule 4.5(a), together with all amendments and supplements thereto, have been furnished to the Administrative Agent. The Borrower and its Subsidiaries are in undisturbed possession of all property demised under such leases to which they are parties as lessees, and all of such leases are valid, subsisting and in full force and effect.

          (b) The Borrower and each of its Subsidiaries owns or is licensed to use all Intellectual Property material to or used in its business all of which are listed on Schedule 4.5(b) hereto, and the use thereof by the Borrower or any of its Subsidiaries does not conflict with or infringe upon the valid rights of others, except for any such conflicts or infringements that individually or in the aggregate, could not reasonably be expected to result in a Material Adverse effect.

     4.6  Litigation

          There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of or against the Borrower or any of its Subsidiaries) pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, or maintained by the Borrower or any of its Subsidiaries or affecting the property of the Borrower or any of its Subsidiaries which could be reasonably expected, individually or in the aggregate, to result in a Material Adverse effect.

     4.7  Environmental Matters

          Neither the Borrower nor any of its Subsidiaries has (a) received written notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate could reasonably be expected to result in a Material Adverse effect, arising in connection with any non-compliance with or violation of the requirements of any applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Substance (as defined below) or to health and safety matters (collectively, "Environmental Laws"), (b) any actual liability, or to the best knowledge of the Borrower, any threatened liability in connection with the release or threatened release of any Hazardous Substance into the environment which individually or in the aggregate could reasonably be expected to result in a Material Adverse effect, (c) received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment for which either the Borrower or any of its Subsidiaries is or would be liable, which liability could reasonably be expected to result in a Material Adverse effect, or (d) has received notice that the Borrower or any of its Subsidiaries is or may be liable to any Person under any Environmental Law, which liability could reasonably be expected to result in a Material Adverse effect. The Borrower and each of its Subsidiaries is in compliance with the financial responsibility requirements of Environmental Laws to the extent applicable, except in those cases in which the failure so to comply would not reasonably be expected to result in a Material Adverse effect. For purposes hereof, "Hazardous Substance" shall mean any hazardous or toxic substance, material, waste or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, radioactive materials or any other substance or waste regulated pursuant to any Environmental Law.

     4.8  Compliance with Laws and Agreements; No Default; Licenses, etc.

          (a) Schedule 4.8 attached hereto accurately and completely lists each material agreement and instrument including but not limited to leases, Employment Agreements or other agreements with management of the Borrower or any Subsidiary, stockholder agreements and all other material agreements which, as of the Effective Date, will be in effect in connection with the conduct of the business of the Borrower or any of its Subsidiaries. Each of the Borrower and its Subsidiaries (as applicable) and, to the best of the Borrower's knowledge, all third parties to such material agreements, are in substantial compliance with the terms thereof, and no default or event of default by the Borrower or any Subsidiary or, to the Borrower's knowledge, any other party thereto, exists thereunder, except for any non-compliance or default which individually or in the aggregate could not reasonably be expected to have a Material Adverse effect. The Borrower has provided to the Administrative Agent true and correct copies of each Employment Agreement relating to any Managing Person, officer or employee of the Borrower and each Subsidiary as well as each other agreement which the Administrative Agent has requested to be provided to it.

          (b) The Borrower and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse effect. No Default has occurred and is continuing.

          (c) Schedule 4.8 hereto accurately and completely lists all material authorizations, licenses, permits, approvals (including but not limited to the so-called underwriters' laboratory approval (the "UL Approval") and franchises of any public or governmental regulatory body granted or assigned to the Borrower or any Subsidiary and the same constitute the only authorizations, licenses, permits and franchises of any public or governmental regulatory body which are necessary for the conduct of the business of the Borrower and its Subsidiaries as now conducted and proposed to be conducted except where the failure to have same could not have a Material Adverse effect (such authorizations, licenses, permits and franchises, together with any extensions or renewals thereof, being herein sometimes referred to collectively as the "Licenses"). All of such Licenses are validly issued and in full force and effect and the Borrower and its Subsidiaries have fulfilled and performed all of their obligations with respect thereto and have full power and authority to operate thereunder, except where the failure to obtain, maintain in effect or so comply could not have a Material Adverse effect.

     4.9  Investment Companies and Other Regulated Entities

          Neither the Borrower, nor any of its Subsidiaries or any Person controlled by, controlling, or under common control with, the Borrower or any of its Subsidiaries, is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935 or the Federal Power Act, as amended, or (c) subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness for borrowed money, including statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

     4.10 Federal Reserve Regulations

          Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

     4.11 ERISA

          Each Pension Plan is in compliance with ERISA and the Code, where applicable, in all material respects and no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse effect. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No.
87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than One Hundred

Thousand Dollars ($100,000) the fair market value of the assets of such Pension Plan, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than One Hundred Thousand Dollars ($100,000) the fair market value of the assets of all such underfunded Pension Plans.

     4.12 Taxes

          The Borrower and each of its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid, or caused to be paid, all Taxes required to have been paid by it except
(i) Taxes being contested in good faith by appropriate proceedings and for which the applicable Borrower or applicable Subsidiary has set aside on its books adequate reserves, or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of their respective taxes are adequate in the opinion of the Borrower, and, except as set forth on Schedule 4.12, the Borrower knows of no unpaid assessment for additional taxes or of any basis therefor.

     4.13 Ownership of the Borrower and its Subsidiaries

          (a) As of the Effective Date, (i) the Borrower has only the Subsidiaries set forth on, and the authorized, issued and outstanding Capital Stock of the Borrower and the Subsidiaries is as set forth on, Schedule 4.13 which also sets out the jurisdiction of organization of each Subsidiary, and the number of shares or interests owned of record or beneficially by any Person and
(ii) the Capital Stock of the Borrower and of each Subsidiary of the Borrower is duly authorized, validly issued, fully paid and nonassessable and is owned beneficially and of record by the Persons set forth on such Schedule 4.13, free and clear of all Liens (other than Permitted Liens).

          (b) Except as set forth on Schedule 4.13, neither the Borrower nor any of its Subsidiaries has issued any securities convertible into, or options or warrants for, any common or preferred equity securities thereof and there are no agreements, voting trusts or understandings binding upon the Borrower or any of its Subsidiaries with respect to the voting securities of the Borrower or any of its Subsidiaries or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other right with respect thereto, whether similar or dissimilar to any of the foregoing.

     4.14 Absence of Certain Restrictions

          No indenture, certificate of designation for preferred stock, agreement or instrument to which the Borrower or any of its Subsidiaries is a party (other than this Agreement), prohibits or limits in any way, directly or indirectly the ability of any Subsidiary of the Borrower to make Restricted Payments or loans to, to make any advance on behalf of, or to repay any Indebtedness to, either the Borrower or to another Subsidiary.

     4.15 Labor Relations

          There are no material controversies pending between the Borrower or any of its Subsidiaries and their respective employees which might result in a Material Adverse effect.

     4.16 Insurance

          Schedule 4.16 sets forth a description of all insurance maintained by or on behalf of the Borrower and its Subsidiaries as of the Effective Date. All such insurance policies, together with any insurance policies obtained by the Borrower or any of its Subsidiaries after the Effective Date, are in full force and effect and provide coverage of such risks and in such amounts as is customarily maintained for businesses of the scope and size of the Borrower and its Subsidiaries. All premiums in respect of such insurance policies that are due and payable have been paid.

     4.17 Financial Condition

          Immediately after giving effect to the Loans to be made on the Effective Date, the execution of all of the Loan Documents and the issuance of the Permitted Subordinated Debt, the Borrower and its Subsidiaries are and will continue at all times after the Effective Date to be Solvent.

     4.18 No Misrepresentation

          The final offering memorandum dated August 18, 2003 relating to the offering of the Permitted Subordinated Debt referred to in clause (a) of the definition thereof does not contain any misstatement of material fact and does not omit to state any material fact required to be stated in order to make the statements contained therein not misleading in light of the circumstances under which made. No document, instrument, certificate or report from time to time furnished by any of the Loan Parties in connection with the Transactions contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made, provided that any projections or pro-forma financial information contained therein are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Credit Parties that such projections as to future events are not to be viewed as facts, and that actual results during the period or periods covered thereby may differ from the projected results.

     4.19 Security Documents

          (a) The Security Documents are effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral and, when (i) the pledged property constituting the Collateral is delivered to the Administrative Agent,
(ii) financing statements in appropriate form are filed in the offices specified in the Perfection Certificate and (iii) all other applicable filings under the Uniform Commercial Code or otherwise that are required or permitted under the Loan Documents are made, the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral other than Collateral for which perfection of a security interest is not governed by the Uniform Commercial Code), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 8.2.

          (b) Except to the extent that the filing of financing statements in the appropriate form in the offices specified in the Perfection Certificate may be necessary for perfection, when the Security Documents (or an assignment or other transfer of title to the Administrative Agent) are filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and the Guarantors in the Intellectual Property in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case to the extent permitted by applicable law prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 8.2.

     4.20 Depository and Other Accounts

          Schedule 4.20 attached hereto lists all banks and other financial institutions and depositories at which the Borrower or any of its Subsidiaries maintains (or has caused to be maintained) or will maintain deposit accounts, operating accounts, trust accounts, tax or trust receivable accounts or other accounts of any kind or nature into which funds of the Borrower or any of its Subsidiaries (including funds in which the Borrower or any of its Subsidiaries maintains a contingent or residual interest) are from time to time deposited, and such Schedule 4.20 correctly identifies the name and address of each depository, the name in which each account is held, the purpose of the account and the complete account number. The Borrower will from time to time notify the Lenders and supplement such Schedule 4.20 as new accounts are established. The Borrower hereby authorizes the Administrative Agent to attach such supplements to Schedule 4.20 from time to time delivered by the Borrower to Schedule 4.20 attached hereto.

     4.21 Documentation, Terms and Provisions Governing Security Alarm Contract Acquisitions

          The Borrower acquires Security Alarm Contracts from Approved Security Alarm Dealers solely through (i) acquisition agreements which meet the requirements set forth in the definition of Approved Alarm Purchase Agreements contained in this Agreement or (ii) acquisition agreements whereby the Borrower purchases one hundred percent (100%) of the ownership interest of an Approved Alarm Dealer pursuant to Section 8.4(g), provided that at least ninety percent (90%) of the monitoring contracts of any such Approved Alarm Dealer shall constitute Security Alarm Contracts as defined herein. Such acquisitions are not conducted for any financing purpose, whether stated or unstated. As of the Effective Date, all filings (including but not limited to filings of financing statements identifying the seller of such Security Alarm Contracts and identifying the Borrower as the buyer) as may be required at such time by any applicable laws in connection with the Borrower's purchase of Security Alarm Contracts have been duly made in all filing offices required by the Uniform Commercial Code in all necessary jurisdictions in accordance with applicable provisions of the Uniform Commercial Code as in effect in such jurisdictions. The Borrower conducts lien searches in all appropriate jurisdictions in order to confirm that it acquires all such Security Alarm Contracts free and clear of any Lien. Without limiting any other provision of this Agreement, the Borrower is the owner of all such Security Alarm Contracts free and clear of any Lien, other than the Lien of the Security Documents.

     4.22 Chief Executive Offices Principal Place of Business

          The chief executive office and principal place of business of the Borrower is located at the address set forth in Section 11.2(a)(i) hereof. The Borrower shall not make any change in the locations of its chief executive office or any of the Collateral without giving the Administrative Agent at least thirty (30) days prior written notice thereof.

     4.23 Trade and Other Names

          The exact legal name of the Borrower is Monitronics International, Inc. Except as set forth on Schedule 4.23 attached hereto, during the last five
(5) years ending on the date hereof, the Borrower has not conducted any business under any other name (including any trade or assumed name).

                                    ARTICLE 5
                       CONDITIONS PRECEDENT TO FIRST LOANS

     In addition to the conditions precedent set forth in Article 6, the obligation of the Lenders to make the initial Loans on the Effective Date shall not become effective until each of the following conditions precedent has been satisfied or shall be contemporaneously satisfied (or waived in accordance with Section 11.1):

     5.1  Evidence of Action

          The Administrative Agent shall have received a certificate, dated the Effective Date, of the Secretary or Assistant Secretary or other analogous counterpart of each Loan Party:

          (a) attaching a true and complete copy of the resolutions of its Managing Person and of all other documents evidencing all necessary corporate, limited liability company, partnership or other action (in form and substance satisfactory to the Administrative Agent) taken to authorize the Loan Documents to which it is or is to be a party and the transactions contemplated thereby;

          (b) attaching a true and complete copy of its Organizational
Documents;

          (c) setting forth the incumbency of its officer or officers (or other analogous counterpart) who are authorized to and who sign the Loan Documents, including therein a signature specimen of such officer or officers (or other analogous counterpart); and

          (d) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its formation and of each other jurisdiction in which it is qualified to do business, except, in the case of such other jurisdiction, when the failure to be in good standing in such jurisdiction would not result in a Material Adverse effect.

     5.2 This Agreement

          The Administrative Agent (or Special Counsel) shall have received, in respect of each Person listed on the signature pages of this Agreement, either
(i) a counterpart signature page hereof signed on behalf of such Person, or (ii) written evidence satisfactory to the Administrative Agent (which may include a facsimile transmission of a signed signature page of this Agreement) that a counterpart signature page hereof has been signed on behalf of such Person.

     5.3 Notes

          The Administrative Agent shall have received Notes for each Lender, dated the Effective Date, duly executed by a duly authorized officer of the Borrower.

     5.4 Opinions of Counsel

          The Administrative Agent shall have received the favorable opinion of Vinson & Elkins L.L.P., counsel to the Borrower, addressed to the Credit Parties, dated the Effective Date, substantially in the form of Exhibit E. In addition, the Credit Parties shall be addressees on (or otherwise entitled to rely on) any opinion of Vinson & Elkins L.L.P., or any other counsel to the Borrower, delivered in connection with the issuance of the Permitted Subordinated Debt on the Effective Date.

     5.5 Security Documents, Search Reports, etc.

          The Borrower shall have delivered the following, all in form and substance satisfactory to the Administrative Agent and Special Counsel:

          (a) a completed Perfection Certificate, dated as of August 6, 2003 and signed by a Financial Officer of the Borrower, together with all attachments contemplated thereby;

          (b) the Security Agreement, executed by each of the parties thereto;

          (c) the Guarantee Agreement executed by the Borrower;

          (d) the Affiliate Subordination Agreement, executed by each of the parties thereto;

          (e) the Intercreditor Agreement, executed by each of the parties thereto;

          (f) the NML Amendment, executed by each of the parties thereto;

          (g) one or more Pledge Agreements, executed by the Borrower and each of the Pledgors, together with original certificates representing the Capital Stock pledged thereunder and undated transfer powers executed in blank as required thereby;

          (h) Account Control Agreements with each bank and financial or depository institution listed on Schedule 4.20;

          (i) the Lockbox Agreements;

          (j) the Waiver and Consent Agreement, executed by each of the parties thereto; and

          (k) such other documents as the Administrative Agent may require in connection with the creation and perfection of the security interests intended to be granted under the Security Documents.

     5.6 Financial Officer's Certificate

          The Administrative Agent shall have received a certificate signed by a Financial Officer of the Borrower, in all respects reasonably satisfactory to the Administrative Agent, dated the Effective Date certifying:

          (a) that the representations and warranties contained in the Loan Documents (including without limitation the representations and warranties contained in Sections 4.3 and 4.4(f) of this Agreement) are true and correct and that after giving effect to the Transactions on the Effective Date, no Default exists or will exist;

          (b) that all approvals and consents of the Persons (including Governmental Authorities) required to be obtained in connection with the Transactions on the Effective Date have been obtained, all required notices have been given and all conditions have been satisfied; and

          (c) setting forth the Total Leverage Ratio on a Pro Forma Basis (including the calculation thereof) and the Senior Leverage Ratio on a Pro Forma Basis (including the calculation thereof), after giving effect to the Loans made on, and the Permitted Subordinated Debt referred to in clause (a) of the definition thereof issued on, the Effective Date (and the application of the proceeds thereof), but based on the NOI of the Borrower for the applicable period ending on June 30, 2003.

     5.7 Liens

          The Administrative Agent shall have received confirmation satisfactory to it that all property owned by the Borrower and its Subsidiaries is free and clear of all Liens other than Permitted Liens and that the Administrative Agent, on behalf of the Credit Parties, holds a first priority perfected security interest in the Collateral, subject to Permitted Liens.

     5.8 Litigation

          The Administrative Agent and the Lenders shall be satisfied that there shall be no action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any Governmental Authority, that could reasonably be expected to have a Material Adverse effect or purports to adversely affect any aspect of the credit facilities created under this Agreement.

     5.9 Property, Liability and Other Insurance

          The Administrative Agent shall have received satisfactory evidence of the Borrower's compliance with Section 7.6.

     5.10 Audited 2002 Financial Statements; Pro Forma Balance Sheet; Etc.

          The Administrative Agent shall have received the following, each in form and substance reasonably satisfactory to it:

          (a) copies of the financial statements described in Sections 4.4(a) and (b);

          (b) an unaudited balance sheet of the Borrower prepared on a Pro Forma Basis after giving effect to the making of the initial Loans hereunder and the issuance of the Permitted Subordinated Debt described in clause (a) of the definition thereof on the Effective Date (the "Pro Forma Balance Sheet"); and

          (c) a copy of the financial projections of the Borrower covering the period from the Effective Date through June 30, 2008, including financial statements, projected Capital Expenditures of the Borrower and demonstrating quarterly compliance with the covenants in Section 8.16 and 8.17 for the entire term of the Loans (the "Projections").

     5.11 Solvency Certificate

          The Administrative Agent and the Lenders shall have received and be satisfied with a certificate prepared by a Financial Officer of the Borrower, dated the Effective Date and signed by a Financial Officer of the Borrower, substantially in the form attached hereto as Exhibit K, certifying that the Borrower, immediately before and immediately after giving effect to the Loans made hereunder on the Effective Date, is Solvent.

     5.12 Fees

          The Agents and Lenders shall have received all fees (including, without limitation, upfront fees) and other amounts due and payable (a) to the respective Agents and the Lenders, and their respective Affiliates, under the separate letter agreements between the Borrower and the Administrative Agent and the Syndication Agent on or prior to the Effective Date and (b) to the Agents and the Lenders, and their respective Affiliates, under the Loan Documents on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of the fees and disbursements of Special Counsel and all other out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

     5.13 Termination of Preexisting Bank Credit Facility and Subordinated Debt; Permitted Subordinated Debt

          (a) Concurrently with the funding of the initial Loans hereunder on the Effective Date, the Preexisting Bank Credit Facility shall be repaid in full in cash, and in connection therewith all of the obligations of the Borrower thereunder shall be terminated.

;          (b) Concurrently with the funding of the initial Loans hereunder on the Effective Date, the Borrower shall repay in cash and fully defease all of the notes outstanding in respect of the Preexisting Subordinated Debt and pay the holders thereof all other amounts due in connection with the defeasance of such notes.

          (c) Concurrently with the funding of the initial Loans hereunder on the Effective Date, the Borrower shall repay in cash and fully defease Twenty Million Four Hundred Ninety Thousand Nine Hundred Twenty-Seven Dollars ($20,490,927) in aggregate principal amount of the notes outstanding under the Preexisting NML Subordinated Debt and pay to NML all other amounts due in connection with the defeasance of such notes.

          (d) The Borrower shall have issued the Permitted Subordinated Debt in form and substance satisfactory to the Administrative Agent, and received gross proceeds from the issuance thereof of not less than One Hundred Sixty Million Dollars ($160,000,000) in cash.

     5.14 Minimum Liquidity

          The Borrower shall have demonstrated to the reasonable satisfaction of the Agents that, based on the Borrower's Quarterly Annualized NOI for the quarter ended June 30, 2003, after taking into consideration the making of the initial Loans hereunder and the incurrence of the Permitted Subordinated Debt on the Effective Date, the Borrower would be permitted to borrow an additional Ten Million Dollars ($10,000,000) under the Original Revolving Loan Facility on the Effective Date and remain in compliance with Sections 8.16(a) and (b) hereof.

     5.15 Legal and Capital Structure

          The legal and capital structure of each Loan Party shall in all respects be satisfactory to the Administrative Agent. Without limiting the foregoing, the Borrower shall have amended its articles of incorporation to provide that the Borrower may not redeem any Capital Stock prior to the date that is ninety-one (91) days after the earlier of the last stated maturity of any Loans hereunder or the date on which all Obligations under the Loan Documents have been satisfied in full, the Commitments hereunder have been terminated and all obligations in respect of any Letter of Credit have terminated.

     5.16 Management

          The management contracts of key management of the Borrower (including any agreements not to compete) and the key management's cash and non-cash compensation (including base and incentive compensation) shall in all respects by satisfactory to the Administrative Agent.

     5.17 Credit Rating

          The Agents shall have received such evidence as they may reasonably request that Standard & Poor's has assigned a rating of "B+" or better and Moody's has assigned a rating of "B1" or better to the credit facilities provided hereby.

     5.18 Commitments

          Prior to the Effective Date, the Administrative Agent shall have obtained Original Revolving Loan Commitments from Lenders in an aggregate amount of at least One Hundred Forty-Five Million Dollars ($145,000,000) and Original Term Loan Commitments from Lenders in an aggregate amount of at least One Hundred Seventy-Five Million Dollars ($175,000,000).

     5.19 Subordination Terms

          The Lenders shall be satisfied in all respects as to the subordination terms of the Permitted Subordinated Debt.

     5.20 Other Documents

          The Administrative Agent shall have received such other documents, including without limitation all consents, approvals and authorizations of third parties (including Governmental Authorities), each in form and substance reasonably satisfactory to it, as it shall reasonably request.

                                    ARTICLE 6
                        CONDITIONS PRECEDENT TO EACH LOAN

          The obligation of each Lender to make any Loan under this Agreement (other than pursuant to Section 2.3(c)) shall be subject to the satisfaction of the following conditions precedent as of the date thereof:

     6.1 Compliance

          On each Borrowing Date and after giving effect to each Loan to be made on such Borrowing Date (a) no Default or Event of Default shall have occurred or be continuing; and (b) the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date. Each Loan and each Borrowing Request therefor shall constitute a certification by the Borrower as of such Borrowing Date that each of the foregoing matters is true and correct in all respects.

     6.2 Borrowing Request

          The Administrative Agent shall have received a Borrowing Request executed by a duly authorized officer of the Borrower.

     6.3 Material Adverse Effect

          Since the Effective Date, there shall not have occurred any event or change that could be reasonably expected to result in a Material Adverse effect.

     6.4 Law

          Such Loan shall not be prohibited by any applicable law, rule or regulation.

                                    ARTICLE 7
                              AFFIRMATIVE COVENANTS

     The Borrower agrees that, so long as any Commitment is in effect or any Letter of Credit is outstanding, and until the principal of, and interest on, each Loan, all Fees and all other amounts payable under the Loan Documents shall have been paid in full in cash:

     7.1 Financial Statements and Information

          The Borrower shall furnish or cause to be furnished to the Agents and each Lender:

          (a) within ninety (90) days after the end of each fiscal year:

               (i) the audited Consolidated and consolidating balance sheet and related statements of operations, stockholders' equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Accountants (without (x) a "going concern" or like qualification, exception or exculpatory paragraph, (y) any qualification or exception as to the scope of such audit or (z) any exception or qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause the Borrower to be in default of any of its obligations under Section
     8.16 or 8.17 (each, an "Impermissible Qualification")) with an opinion of such Accountants to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied and that the audit by such Accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards;

               (ii) Consolidated calculations utilized for computation and determination of the Borrower's compliance with Section 8.16 and 8.17, which may be included in the applicable Compliance Certificate, based upon the audited balance sheets and related statements of operations, stockholders' equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year;

               (iii) A statement setting forth a comparison between the results reported in the audited financial statements delivered pursuant to clause
     (i) above and
     results projected to be achieved in the Borrower's Budget for such fiscal year, all in reasonable detail and signed by a Financial Officer of the Borrower;

               (iv) a statement signed by the Accountants who have reported on the same to the effect that in connection with their examination of such financial statements they have reviewed this Agreement and have no knowledge of any event or condition which constitutes a Default or Event of Default or, if they have such knowledge, specifying the nature and period of existence thereof, provided, however, that in issuing such statement, such Accountants shall not be required to go beyond normal auditing procedures conducted in connection with their opinion referred to above.

          (b) within forty-five (45) days after the end of each quarterly accounting period of each fiscal year (excluding the quarter that ends on the last day of the Borrower's fiscal year), the:

               (i) unaudited Consolidated and consolidating balance sheets and the related statements of operations, stockholders' equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

               (ii) Consolidated calculations utilized for the computation and determination of the Borrower's compliance with Sections 8.16 and 8.17, which may be included in the applicable Compliance Certificate, based upon the unaudited Consolidated and consolidating balance sheets and related statements of operations, stockholders' equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year; and

               (iii) A statement setting forth a comparison between the results reported in the unaudited financial statements delivered pursuant to clause
     (i) above and results projected to be achieved in the Borrower's Budget for such quarterly accounting period, all in reasonable detail and signed by a Financial Officer of the Borrower;

          (c) As soon as available, but in any event within thirty (30) days after the end of each month (other than any month at the end of a fiscal quarter), the:

               (i) unaudited Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such month;

               (ii) related unaudited statements of income and surplus and cash flows for such month and for the period from the beginning of the current fiscal year to the end of such month, setting forth in comparative form with respect to such consolidated financial statements the corresponding figures from the Budget for such period and portion of such fiscal year;

               (iii) monthly holdback and attrition summaries with holdback replacements showing the attrition and holdback activity of the Borrower's accounts as of the end of such month calculated on a trailing twelve (12) month basis;

               (iv) a monthly summary accounts receivable aging report, showing aggregate account receivables by aging categories; and

               (v) such other information as the Agents shall request.

          (d) concurrently with any delivery of financial statements under subsections (a) or (b) above, a certificate (a "Compliance Certificate") of a Financial Officer of the Borrower, substantially in the form of Exhibit D, (i) certifying as to whether a Default or Event of Default has occurred and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed (1) calculations demonstrating compliance with Sections 8.16 and 8.17, (2) explanations and calculations of the Consolidated components of each of the covenants in Section 8.16, (3) identification and calculation of any transactions between and among the Borrower and any of its Subsidiaries; and (4) calculations of the amounts, if any, of any Restricted Payments made in the preceding fiscal quarter, (iii) stating and certifying whether there should be a change in the Applicable Margin and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

          (e) concurrently with any delivery of financial statements under subsection (a) above, a certificate executed by a Financial Officer of the Borrower (i) setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this subsection (d), (ii) certifying that all Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and re-registrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interest of the Administrative Agent for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period) and
(iii) identifying Equity Interests (as defined in the Security Agreement) of the Borrower and any Guarantor in existence on the date thereof and not then listed on each Schedule or previously so identified to the Administrative Agent;

          (f) On or before May 31 of each fiscal year, an annual budget prepared on a monthly basis for the Borrower (and for its Subsidiaries, if any) for the next succeeding fiscal year, (displaying anticipated balance sheets and statements of income and surplus and cash flows) (the "Budget"); and promptly upon preparation thereof, any amendments or revisions thereto or any other significant budgets which the Borrower prepares;

          (g) Promptly upon their becoming available, copies of all 10-Ks and 10-Qs and other periodic or special reports filed by the Borrower or any Subsidiary, with the SEC, or any such periodic or special reports filed with any other federal, state or local governmental agency or authority, if such other reports indicate any material change in the business, operations, affairs or conditions of the Borrower or any Subsidiary or if copies thereof are requested by any Lender, and copies of any material notices and other material communications from the SEC or from any other federal, state or local governmental agency or authority which specifically relate to the Borrower or any Subsidiary;

          (h) Promptly upon receipt thereof, copies of all audit reports and management letters, if any, submitted to the Borrower or any Subsidiary by the Accountants in connection with each interim or special audit of the Books of the Borrower made by such accountants and, at any time after the Borrower or any of its Subsidiaries shall become subject to the reporting requirements of the Securities Exchange Act of 1934, upon request by any Lender, copies of all financial statements, reports, notices and proxy statements, if any, sent by the Borrower to its shareholders;

          (i) Immediately upon receipt or issuance by the Borrower, copies of all reports, covenant compliance certificates, budgets, projections, requests for waivers, notices of default, requests for amendments or other material correspondence issued in connection with or relating to the Permitted Subordinated Debt, and the Preferred Stock Agreements; and

          (j) Promptly following any request therefor, such other information regarding the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement, as any Credit Party may reasonably request.

          The Administrative Agent may, at the Borrower's expense, post any and all information delivered by the Borrower under this Section 7.1 to IntraLinks or a similar service for viewing by the Credit Parties.

     7.2 Notice of Material Events

          The Borrower shall furnish to the Administrative Agent and each Lender, prompt written notice of the following together with a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto:

          (a) the occurrence of any Default or Event of Default;

          (b) the occurrence of any developments that could be reasonably expected to result in a Default or Event of Default;

          (c) the filing or commencement of any action, suit or proceeding by or before any Governmental Authority against or affecting the Borrower or any of its Subsidiaries or any of their respective properties that could in the good faith opinion of the Borrower reasonably be expected to result in a Material Adverse effect;

          (d) any lapse, refusal to renew or extend or other termination of any material License issued to the Borrower or any of its Subsidiaries by any Person or Governmental Authority, which lapse, refusal or termination, could reasonably be expected to result in a Material Adverse effect;

          (e) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse effect;

          (f) the occurrence of any Equity Issuance resulting in Net Cash Proceeds;

          (g) the occurrence of any insured damage to any portion of any Collateral in excess of Fifty Thousand Dollars ($50,000) or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding;

          (h) any Change in Management or the resignation, termination, death or disability of any member of the Managing Person or any executive officer of the Borrower or any Subsidiary; or

          (i) the occurrence of any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse effect.

     7.3 Existence; Conduct of Business, Etc.

          The Borrower shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence (provided that the foregoing shall not prohibit any merger or consolidation not prohibited by Section 8.3(a)(i)) and
(b) all rights, licenses, permits, privileges and franchises the absence of which would reasonably be expected to have a Material Adverse effect. The Borrower shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to ensure that the Borrower and each Subsidiary remains in compliance with all of their respective contractual obligations, except to the extent the failure to remain in compliance would not be reasonably expected to have a Material Adverse effect.

     7.4 Payment of Obligations

          The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge when due, its obligations, including obligations with respect to Taxes, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (b) the Borrower or such Subsidiary have set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse effect.

     7.5 Maintenance of Properties

          The Borrower shall, and shall cause each of its Subsidiaries to, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted) at all times, all of its property other than property, the loss of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse effect.

     7.6  Insurance

          (a) Business Interruption Insurance. The Borrower and each of its Subsidiaries shall maintain with financially sound and reputable insurers insurance related to interruption of business, either for loss of revenues or for extra expense, in the manner customary for businesses of similar size engaged in similar activities.

          (b) Property Insurance. The Borrower and each of its Subsidiaries shall keep its assets which are of an insurable character insured by financially sound and reputable insurers against theft and fraud and against loss or damage by fire, explosion and hazards insured against by extended coverage to the extent, in amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities.

          (c) Liability Insurance. The Borrower and each of its Subsidiaries shall maintain with financially sound and reputable insurers insurance against liability for hazards, risks and liability to persons and property, including, in the case of the Borrower, errors and omission insurance of not less than Six Million Dollars ($6,000,000) per occurrence, to the extent, in amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities.

          (d) Requirements; Proceeds. Each insurance policy maintained pursuant to this Section 7.6 shall: (i) name the Administrative Agent as an additional insured and loss payee (for the benefit of all Lenders) pursuant to a so-called "standard mortgagee clause" and provide that all proceeds shall be payable to the Administrative Agent who shall, in turn, turn over and apply said proceeds in accordance with the provisions of this Agreement; and (ii) provide that the Administrative Agent shall be notified of any proposed cancellation of such policy at least thirty (30) days in advance of such proposed cancellation. The Administrative Agent will be named as an additional insured under all policies of liability insurance. Certificates of insurance with respect to all such policies shall be delivered to the Administrative Agent. Subject to Section 2.7(b)(ii), in the event of a casualty loss, the Borrower may apply the proceeds of any insurance to the restoration or replacement of the property or asset which was the subject of such loss. No loss or claim in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be settled without the prior written consent of the Required Lenders.

     7.7  Books and Records; Inspection Rights

          The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and, at all reasonable times upon reasonable prior notice, permit representatives of the Credit Parties at their own expense (unless an Event of Default has occurred and is continuing, in which case the Borrower shall pay the reasonable out-of-pocket costs and expenses of each Credit Party exercising its rights hereunder) to (a) visit the offices of the Borrower and each of its Subsidiaries, (b) examine such books and records and Accountants' reports relating thereto, (c) make copies or extracts therefrom, (d) discuss the affairs of the Borrower and each of its Subsidiaries with the respective officers thereof, (e) to examine and inspect the property of the Borrower and each of its Subsidiaries and (f) meet and discuss the affairs of the Borrower and each of its Subsidiaries with the Accountants and, following an Event of Default, the alarm dealers with which the Borrower does business.

     7.8  Compliance with Laws; ERISA

          (a) The Borrower shall, and shall cause each of its Subsidiaries to, comply with all Laws, including without limitation rules, regulations and orders of any Governmental Authority applicable to it or its property.

          (b) The Borrower will make, and will cause all ERISA Affiliates of the Borrower to make, all payments or contributions to employee benefit plans required under the terms thereof and in accordance with applicable minimum funding requirements of ERISA and the Code and applicable collective bargaining agreements. The Borrower will cause all employee benefit plans sponsored by any ERISA Affiliate of the Borrower to be maintained in material compliance with ERISA and the Code. The Borrower will not engage, and will not permit or suffer any ERISA Affiliate of the Borrower or any Person entitled to indemnification or reimbursement from the Borrower or any ERISA Affiliate of the Borrower to engage, in any prohibited transaction for which an exemption is not available. No ERISA Affiliate of the Borrower will terminate, or permit the PBGC to terminate, any employee benefit plan or withdraw from any multiemployer plan, in any manner that could result in material liability of any ERISA Affiliate of the Borrower.

     7.9  Additional Subsidiaries

          In the event that on or after the Effective Date, any Person shall become a Subsidiary, the Borrower shall (a) notify the Administrative Agent in writing thereof within three (3) Business Days thereof, (b) cause such Person to execute and deliver to the Administrative Agent a Guarantee Supplement in the form of Exhibit L attached hereto within five (5) Business Days thereafter, (c) cause such Person to execute and deliver to the Administrative Agent a Security Agreement Supplement in the form of Exhibit M attached hereto within five (5) Business Days thereafter, (d) cause any shares of Capital Stock of such new Subsidiary owned by or on behalf of any Loan Party to be pledged pursuant to the Security Agreement within five (5) Business Days thereafter (e) cause each such new Subsidiary to deliver to the Administrative Agent any shares of Capital Stock owned by or on behalf of such new Subsidiary in any other Subsidiary within five (5) Business Days after such Subsidiary is formed or acquired and
(f) deliver to the Administrative Agent a Perfection Certificate with respect to such Subsidiary, and such certificates, instruments and opinions as the Administrative Agent may request.

     7.10 Additional Collateral; Financing Statements; Cross-Collateralization

          (a) If after the Effective Date, the Borrower or any other Loan Party acquires any property which would constitute Collateral, the Borrower shall, and shall cause each such Loan Party to, execute any and all documents, and take all such further actions that may be required under any applicable law, or which the Administrative Agent may reasonably request, to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

          (b) From and after the date hereof, the Borrower will continue to (i) make all filings in all necessary jurisdictions in accordance with applicable provisions of the Uniform Commercial Code as in effect in such jurisdictions (including but not limited to filings of financing statements, together with all necessary amendments and continuations thereof, identifying the seller of such Security Alarm Contracts and identifying the Borrower as the buyer) as may be required or advisable in connection with the sale of Security Alarm Contracts to the Borrower under Approved Alarm Purchase Agreements and (ii) conduct lien searches in all appropriate jurisdictions in order to confirm that it acquires all such Security Alarm Contracts free and clear of any Lien of record. The Borrower hereby irrevocably authorizes the Administrative Agent, for the benefit of the Secured Parties, (y) at any time and from time to time, to file in any filing office in any Uniform Commercial jurisdiction any financing statements, together with all necessary amendments and continuations thereof, that is deemed appropriate and is consistent with the terms of the Loan Documents in connection with the sale to the Borrower of Security Alarm Contracts pursuant to Approved Alarm Purchase Agreements and (z) at any time after the occurrence and during the continuance of an Event of Default, to file in any filing office in any appropriate Uniform Commercial Code jurisdiction one or more amendments, continuations, assignments or other documents for the purpose of assigning to the Administrative Agent, for the benefit of the Credit Parties, the Borrower's security interests evidenced by any and all financing statements filed by the Borrower or any other Person in connection with the sale to the Borrower of Security Alarm Contract under Approved Alarm Purchase Agreements, in each case, without the signature of the Borrower.

          (c) The Loans (and all other obligations of the Borrower and its Subsidiaries to the Lenders, whether now existing or hereafter arising under the Loan Documents) are and shall at all times hereafter remain cross-collateralized, and all security interests, Liens and all Collateral whenever granted by the Borrower to secure any obligation, shall secure payment and performance of all of the Obligations.

     7.11 Hedging Agreements

          At all times prior to the Term Loan Maturity Date, at least twenty-five percent (25%) of the aggregate amount of the Borrower's indebtedness for borrowed money shall (a) have a fixed rate of interest and/or (b) be subject to one or more Hedging Agreements between the Borrower and any Lender or other financial institution reasonably acceptable to the Administrative Agent, which Hedging Agreements shall be (i) in form and substance (including economic terms) reasonably satisfactory to the Administrative Agent and (ii) pledged to the Administrative Agent for the benefit of the Credit Parties to secure the Obligations under the Loan Documents.

     7.12 Real Estate

          The Borrower shall, and shall cause each Subsidiary to, make available to the Administrative Agent and, if requested, provide the Administrative Agent with, copies of all leases of real property or similar agreements (and all amendments thereto) entered into by the Borrower or any Subsidiary after the Effective Date, whether as lessor or lessee. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all of its and their obligations under all leases now existing or hereafter entered into by it or them with respect to real property including, without limitation, all leases listed on any schedule hereto, if the failure to so comply could reasonably be expected to have a Material Adverse effect. The Borrower shall, and shall cause each Subsidiary to, (a) make available to the Administrative Agent and, if requested, provide the Administrative Agent with, a copy of each notice of any default that could reasonably be expected to have a Material Adverse effect received by the Borrower or any Subsidiary under any such lease, and make available to the Administrative Agent and, if requested, provide the Administrative Agent with, a copy of each notice of default sent by the Borrower or any Subsidiary under any such lease; (b) notify the Administrative Agent, on or before the 15th day of each month, of any new leased premises or lease the Borrower or any Subsidiary plans to take possession of during the following thirty (30) day period or has become liable for during the preceding 30-day period; and (c) obtain and deliver to the Administrative Agent, upon the Administrative Agent's request, a non-disturbance agreement and landlord's waiver in form and substance satisfactory to the Administrative Agent, prior to entering into any new lease.

     7.13 Deposit Accounts; Lockbox - Payment Directives

          (a) In the event that on or after the Effective Date, the Borrower intends to establish an additional deposit or other account into which any Collateral or financial asset of the Borrower or any of its Subsidiaries will be credited, (i) the Borrower shall notify the Administrative Agent in writing at least ten (10) Business Days prior to the establishment of such account and (ii) the Borrower or the applicable Subsidiary intending to establish such account shall, and shall cause the applicable depository institution to, execute and deliver to the Administrative Agent an Account Control Agreement prior to the establishment of such account.

          (b) All invoices, bills and other notices issued by the Borrower or any Subsidiary to account debtors relating to the payment of money owed the Borrower or any Subsidiary shall contain a payment directive instructing the account debtor to remit payments to the lockbox at the address from time to time specified in the Lockbox Agreements.

     7.14 Reserved

     7.15 Environmental Compliance; Indemnification

          (a) The Borrower and each Subsidiary shall take all appropriate response actions, including any removal and remedial action, in the event of a release, emission, discharge or disposal of any Hazardous Substance on, upon, under, into or about any property at any time, owned, leased or operated by the Borrower so as to (i) remain in compliance with all Environmental Laws and (ii) keep all property at any time owned, leased or operated by the Borrower and each Subsidiary free from and uncontaminated by Hazardous Substance and in compliance with applicable Environmental Laws, the failure to comply with which could have a Material Adverse effect.

          (b) The Borrower and each Subsidiary, jointly and severally, shall at all times, both before and after repayment of the Loans, at their sole cost and expense indemnify, exonerate and save harmless each of the Agents and the Lenders and all those claiming by, through or under any Agent or Lender against and from all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind whatsoever, including, without limitation, reasonable attorneys' fees and experts' fees and disbursements, which may at any time (including, without limitation, before or after discharge or foreclosure of the mortgages or leasehold mortgages or deeds of trust or any other instrument now or hereafter constituting a Security Document) be imposed upon, incurred by or asserted or awarded against any such party arising from or out of: (i) any Hazardous Substance liability or other liability for damage to person or property arising out of any Hazardous Substance released on, upon, under, into or about any property at any time owned, leased or operated by the Borrower or any of its Subsidiaries (including without limitation with respect to any condition or circumstance which existed on any such property prior to or as of the time the Borrower or any of its Subsidiaries first acquired, leased or occupied the same) or any violation of any Environmental Laws by the Borrower or any of its Affiliates (in the case of any Affiliate of the Borrower, to the extent any such liability is in any way related to the Borrower), or any contractor, subcontractor, tenant, occupant or invitee thereof; or (ii) any act, omission, negligence or conduct of the Borrower or any Affiliate of the Borrower or any contractor, subcontractor, tenant, occupant or invitee thereof.

     7.16 Leasehold Mortgage and Title Insurance Policy, Etc.

          Within sixty (60) days after the Effective Date, the Borrower shall deliver to the Administrative Agent (a) a fully executed copy of the Leasehold Mortgage together with the Title Insurance Policy and (b) a landlord's waiver agreement in form and substance satisfactory to the Administrative Agent with respect to the Borrower's leased premises at 2300 Valley View Lane, Dallas, Texas; provided, however, that if the Borrower does not deliver the items specified in clauses (a) and (b) above within such sixty-day period but the Borrower has demonstrated to the reasonable satisfaction of the Agents that the Borrower has made good faith efforts and has made progress to obtain the same, the Agents, in their discretion, may permit the Borrower one additional sixty
(60) day period to deliver such items.

     7.17 Approval of Approved Alarm Purchase Agreements

          From time to time the Borrower shall permit the Administrative Agent to review samples, selected by the Administrative Agent in its discretion, of the Borrower's purchase agreements relating to purchases of Security Alarm Contracts that the Borrower has deemed to constitute Approved Alarm Purchase Agreements. If upon such review the Administrative Agent determines that any or all of such agreements do not constitute Approved Alarm Purchase Agreements (the "Disputed Agreements"), the Administrative Agent shall notify the Borrower of such determination. Within ten (10) Business Days following such notification, the Borrower shall inform the Administrative Agent whether it agrees or disagrees with the Administrative Agent's determination. If the Borrower disagrees with the Administrative Agent's determination, the Borrower shall notify the Administrative Agent of such disagreement within such ten (10) Business Day period, following which notification the Borrower and the Administrative Agent shall attempt in good faith to resolve the dispute. If the Borrower and the Administrative Agent are unable to resolve such dispute within twenty (20) Business Days, the Borrower and the Administrative Agent shall engage a member of the Alternative Dispute Resolution Committee of the Dallas Bar Association mutually acceptable to the Borrower and the Administrative Agent (the "Arbiter") to resolve such dispute. The Arbiter shall render its determination within ten

(10) Business Days following its engagement, and the determination of the Arbiter shall be final and binding upon the parties. If the Administrative Agent's determination prevails with respect to the Disputed Agreements, such agreements shall be deemed not to constitute Approved Alarm Purchase Agreements for all purposes of this Agreement. The fees, costs and expenses of the Arbiter shall be borne one-half by the Borrower and one-half by the Administrative Agent; provided that if the Arbiter determines that one party's position generally prevailed in such determination, then such party shall pay none of the fees, costs and expenses of the Arbiter and the other party shall pay all such fees, costs and expenses.

     7.18 Replacement Notes

          Upon receipt of an affidavit from any Lender as to the loss, theft, destruction or mutilation of such Lender's Note(s), the Borrower will issue a replacement note in the same principal amount of the Note(s) being replaced and dated as of the date through which interest has been paid on such Note(s).

     7.19 Further Assurances

          From time to time hereafter, the Borrower will execute and deliver, or will cause to be executed and delivered, such additional instruments, certificates or documents, and will take all such actions, as the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement, the Security Documents or the Notes, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral pursuant hereto or thereto. Upon the exercise by the Lenders (or the Administrative Agent on their behalf) of any power, right, privilege or remedy pursuant to this Agreement or the Security Documents which requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Lenders may be required to obtain for such governmental consent, approval, registration, qualification or authorization. In the event the Borrower or any Subsidiary shall at any time hereafter own or lease any additional real property that the Borrower intends to use as its central alarm monitoring facility, the Borrower will, if requested by the Administrative Agent, promptly execute and deliver, and cause to be executed and delivered by the Borrower's landlord, to the Administrative Agent, such mortgages, leasehold mortgages and, landlord's consents, in form and substance satisfactory to the Administrative Agent.

                                   ARTICLE 8
                               NEGATIVE COVENANTS

     The Borrower agrees that, so long as any Commitment is in effect or any Letter of Credit is outstanding, and until the principal of, and interest on, each Loan, all Fees and all other amounts payable under the Loan Documents shall have been paid in full in cash:

     8.1  Indebtedness

          The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any liability for Indebtedness, except:

          (a) Indebtedness due under the Loan Documents (including, if applicable, any Incremental Facility);

          (b) Indebtedness of the Borrower or any of its Subsidiaries existing on the Effective Date as set forth on Schedule 4.4, in not more than the respective unpaid principal amounts specified in such Schedule (as such principal amounts may be reduced from time to time);

          (c) Current Liabilities of the Borrower (other than for borrowed money) arising from trade obligations incurred in the ordinary course of its business and in accordance with customary trade practices;

          (d) Permitted Subordinated Debt and Additional Permitted Subordinated Debt;

          (e) Capital Lease Obligations and other purchase money obligations, in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) at any time;

          (f) Up to One Million Dollars ($1,000,000) in aggregate principal amount of total Other Senior Debt (other than Capital Lease Obligations and other purchase money obligations) at any time;

          (g) Unsecured Holdback Debt, provided that the Holdback Debt incurred by the Borrower in connection with any Approved Alarm Purchase Agreement shall not exceed twenty percent (20%) of the Purchase Price relating to such Approved Alarm Purchase Agreement, and provided, further, that the Holdback Debt for any Approved Alarm Dealer with respect to subsequent acquisitions may be increased to up to forty percent (40%) if the Borrower deems such increase advisable based upon historical performance data of such dealer;

          (h) Accrued dividends in respect of the Preferred Stock;

          (i) Guarantees incurred by Borrower or any Guarantor in respect of Indebtedness of any Borrower or any Guarantor that is permitted by this Section 8.1;

          (j) Renewals, extensions, refinancing and refundings of Indebtedness permitted by clauses (b) or (f) above; provided, however, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to the Borrower or any of its Subsidiaries with respect to weighted average maturity and final maturity than, the Indebtedness being renewed, extended, refinanced or refunded; and

          (k) Indebtedness from intercompany loans from the Borrower to any Guarantor or from any Guarantor to the Borrower or another Guarantor.

Notwithstanding the foregoing, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, at any time (y) create, incur or assume any Indebtedness of the kinds specified in clauses (d), (e), (f), (g),
(j) or (k) of this Section 8.1 if at the time of the creation, incurrence or assumption thereof a Default or Event of Default exists or would arise as a result of the creation, incurrence or assumption thereof, or (z) without the prior written consent of the Agents and the Required Lenders, (1) other than pursuant to clauses (d) and (f) of this Section 8.1, create, incur or assume any Indebtedness in reliance on Section 4.09(b)(vii) of the Indenture or classify or reclassify any Indebtedness as indebtedness incurred under such Section of the Indenture unless such Indebtedness is created, incurred or assumed under this Agreement or (2) classify or categorize any Indebtedness of the Borrower or any Subsidiary as "Designated Senior Debt" under the Indenture.

     8.2  Negative Pledge

          The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for the following (collectively, "Permitted Liens"):

          (a) Liens created by the Security Documents in favor of the Administrative Agent, for the benefit of the Credit Parties;

          (b) any Customary Lien;

          (c) Liens on specific assets or properties of the Borrower existing on the Effective Date and set forth on Schedule 8.2, provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Effective Date; and

          (d) Liens securing Capital Lease Obligations and Liens on property of the Borrower or any Subsidiary acquired after the Effective Date and either existing on such property when acquired, or created contemporaneously with such acquisition, to secure the payment or financing of the purchase price thereof, provided that such Liens attach only to the property so purchased or acquired and, provided, further, that the Indebtedness secured by such Liens is permitted by Section 8.1(e).

     8.3  Fundamental Changes; Capital Stock

          (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, consolidate or merge into or with any other Person, or permit any other Person to merge into or consolidate with it or any of its Subsidiaries, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of any class of the Capital Stock of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, or issue any class of Capital Stock or permit any Subsidiaries to do any of the foregoing, except that, so long as immediately before and after giving effect thereto, no Default shall or would exist:

               (i) the Borrower may merge with any Guarantor that is one of its Subsidiaries and any Guarantor may merge with the Borrower or any other Guarantor, provided that in connection with any merger involving the Borrower, the Borrower shall be the survivor thereof; and

               (ii) the Borrower or any of its Subsidiaries may consummate any sale, assignment, lease, transfer or other disposition permitted by Section 8.6.

          (b) The Borrower will not issue additional shares of its Capital Stock, provided that the Borrower may, from time to time after the Effective Date,

               (i) issue shares of Capital Stock upon the conversion or exercise of Preferred Stock, options, warrants or other instruments outstanding on the Effective Date in accordance with the terms of such Preferred Stock, options, warrants and other instruments as in effect on the Effective Date,

               (ii) grant to management employees of the Borrower options to purchase shares of the Borrower's Class A Common Stock pursuant to the Option Plans and issue shares of Class A Common Stock upon the exercise thereof,

               (iii) issue shares of its Capital Stock to any Person who agrees to pledge such shares to the Lenders, and

               (iv) issue shares of its Capital Stock to any Person who will not agree to pledge such shares to the Lenders as long as the shares pledged to the Lenders, after issuance of such shares, equal or exceed seventy-five (75%) of the outstanding voting stock of the Borrower on a fully diluted basis.

subject, in each case, to the condition that such issuance would not create a Default or Event of Default under any other provision of this Agreement.

     8.4  Investments, Loans, Advances and Guarantees

          The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time, purchase or otherwise acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary of the Borrower prior to such merger), hold or invest in any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing and any derivative product) of, make or permit to exist any loans to or advances on behalf of, incur any Guarantees in respect of any obligations of, or make or permit to exist any investment (of cash or any other property) or any other interest in, any other Person (all of which are sometimes referred to herein as "Investments"), except the following (each, a "Permitted Investment"):

          (a) Investments in Cash Equivalents;

          (b) Investments existing on the Effective Date as set forth on
Schedule 8.4;

          (c) Investments by the Borrower in the Capital Stock of or debt issued by any Guarantor and investments by any Subsidiary in the Capital Stock of or debt issued by the Borrower or any Guarantor, provided that the proceeds of such investment in the Borrower or a Guarantor shall be received by the Borrower or such Guarantor;

          (d) Acquisitions permitted by Section 8.5;

          (e) Extensions of credit by the Borrower in the ordinary course of business in accordance with customary trade practices;

          (f) Capital Expenditures, to the extent permitted by Section 8.17;

          (g) Investments made in connection with the purchase of one hundred percent (100%) of the ownership interest of any Approved Alarm Dealer as a means of acquiring Security Alarm Contracts pursuant to Permitted RMR Acquisitions;

          (h) Investments in promissory notes and other similar non-cash consideration received by any Loan Party in connection with Dispositions under
Section 8.6 in which the Administrative Agent shall have a valid, enforceable and perfected first priority security interest pursuant to the Loan Documents;

          (i) Investments received in connection with the bankruptcy or reorganization of suppliers, customers or Approved Alarm Dealers or in settlement of amounts due (including in settlement of delinquent obligations of, and other disputes with, suppliers, customers and Approved Alarm Dealers) to the Borrower or any of its Subsidiaries;

          (j) Investments constituting Guarantees permitted by Section 8.1; and

          (k) Investments not otherwise permitted by this Section 8.4 not to exceed Five Hundred Thousand Dollars ($500,000) outstanding at any time in the aggregate.

     8.5  Acquisitions

          The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, at any time, make any purchase or other acquisition (including by way of a dividend received or otherwise and whether in a single transaction or in a series of related transactions) of (i) any assets of any other Person that, taken together, constitute a business unit, (ii) any Capital Stock of any other Person if, immediately thereafter, such other Person would be a Subsidiary of the Borrower, (iii) any assets of any other Person otherwise not in the ordinary course of business, or (iv) enter into any binding agreement to perform any transaction described in clauses (i), (ii), or (iii) above which is not contingent on obtaining the consent of the Required Lenders (each transaction described in clauses (i), (ii), (iii) and (iv) above being referred to as an "Acquisition"), or (v) make any deposit in connection with any potential Acquisition, except the following (each, a "Permitted Acquisition"):

          (a) Acquisitions of Investments permitted by Section 8.4; and

          (b) Permitted RMR Acquisitions.

Each Permitted Acquisition is subject to the condition that immediately upon the closing thereof the Administrative Agent, for the benefit of the Credit Parties, acquires a first priority, perfected security interest in the assets so acquired.

     8.6  Dispositions

          The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, transfer, lease or otherwise dispose (including pursuant to a merger) of any asset, including Capital Stock or assets of any Subsidiary, nor shall the Borrower permit any of its Subsidiaries to issue any additional shares of its Capital Stock (each such sale, transfer, lease, disposition or issuance a "Disposition"), except:

          (a) sales, transfers and other dispositions of inventory and obsolete or unusable property or assets in the ordinary course of business;

          (b) sales, transfers and other dispositions of assets in connection with a Casualty Event or the termination of a lease;

          (c) sales of Security Alarm Contracts to third parties, the Net Cash Proceeds of which do not exceed One Million Dollars ($1,000,000) in any fiscal year of the Borrower (such sales of Security Alarm Contracts being referred to herein as "Permitted Dispositions") and

          (d) leases or subleases of property in the ordinary course of business.

     8.7  Restricted Payments

          The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, pay or make any Restricted Payment except:

          (a) Restricted Payments made by any Subsidiary of the Borrower to the Borrower;

          (b) subject to the subordination provisions of the Permitted Subordinated Debt, scheduled semi-annual interest payments in respect of the Permitted Subordinated Debt;

          (c) subject to the subordination provisions of the Additional Permitted Subordinated Debt, scheduled payments of interest on the Additional Permitted Subordinated Debt;

          (d) scheduled payments of dividends in respect of the Preferred Stock in accordance with the applicable agreements or provisions of the Borrower's Organizational Documents relating thereto in effect on the Effective Date, up to a maximum of One Hundred Thousand Dollars ($100,000) per fiscal quarter in the aggregate;

          (e) reserved;

          (f) redemptions of Capital Stock from James R. Hull in an aggregate amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the fiscal year ended June 30, 2004 and Five Hundred Thousand Dollars ($500,000) in each fiscal year thereafter; provided that all permitted but unused redemption amounts under this Section 8.7(f) in any year may be carried forward and applied in subsequent years on a cumulative basis;

          (g) reimbursements of reasonable out-of-pocket expenses incurred by representatives of the holders of the Preferred Stock actually incurred in connection with the business of the Borrower, in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000) in any fiscal year of the Borrower; and

          (h) the repurchase, repayment, redemption, defeasance or other acquisition of the Preexisting NML Subordinated Debt that will remain outstanding after the Effective Date, provided that such repurchase, repayment, redemption, defeasance or acquisition shall be accomplished solely with proceeds from Additional Permitted Subordinated Debt.

Notwithstanding the foregoing, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, at any time make any payments of the kinds specified in clauses (c), (d), (e), (f) and (h) of this Section 8.7 if at the time of such payment a Default or Event of Default exists or would arise as a result of such payment.

     8.8  Hedging Agreements

          The Borrower shall not, and shall not permit any Subsidiary to, enter into any Hedging Agreement, other than Hedging Agreements required under the terms of this Agreement or other Hedging Agreements which are pledged to the Administrative Agent for the benefit of the Secured Parties to secure the Obligations under the Loan Documents.

     8.9  Sale and Lease-Back Transactions

          The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person or group of Persons providing for the renting or leasing by the Borrower or any such Subsidiary of any property or asset which has been or is to be sold or transferred by the Borrower or any such Subsidiary to any such Person.

     8.10 Line of Business; Collection Policies and Procedures

          The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than the Line of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, implement any material change in its collection policies and procedures without the prior written consent of the Required Lenders.

     8.11 Transactions with Affiliates

          The Borrower shall not, and shall not permit any of its Subsidiaries to, become a party to any transaction with an Affiliate (other than Wholly Owned Subsidiaries of such entity, or in the case of a Subsidiary, the Borrower), unless the Borrower's or such Subsidiary's Managing Person shall have determined that the terms and conditions relating thereto are as favorable to the Borrower or such Subsidiary as those which would be obtainable at the time in a comparable arms-length transaction with a Person other than an Affiliate, unless such transaction is expressly permitted by this Agreement.

     8.12 Amendments, Etc. of Certain Agreements; Observance of Subordination

          (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or agree to any amendment, modification or waiver of any term or condition of its Organizational Documents except for such amendments, modifications or waivers that could not be reasonably expected to adversely affect any Credit Party or the rights of any Credit Party under the Loan Documents; provided however that in no event may the Borrower enter into or agree to any amendment or modification of Sections 1J or 3Q of Article 4 of, or the definition of the term "Credit Agreement" in, the Borrower's Articles of Incorporation as in effect on the Effective Date. Without the prior written consent of the Required Lenders, the Borrower will not (a) amend, restate or modify, nor will the Borrower consent to any amendment, restatement, or modification of, Sections 1G or 1H of the Shareholders' Agreement, except for such amendments, restatements or modifications that could not be reasonably expected to adversely affect any Credit Party or the rights of any Credit Party under the Loan Documents, or (b) enter into any agreement with any other party to grant such party rights similar to those granted under Sections 1G and 1H of the Shareholders' Agreement.

          (b) The Borrower will not make, or cause or permit to be made, any share exchanges or recapitalizations in respect of the Capital Stock of the Borrower, nor will the Borrower make any amendments or modifications to any of the documents or agreements pursuant to which such securities were issued nor any documents relating thereto, except for amendments or modifications to such agreements that could not be reasonably expected to adversely affect any Credit Party or the rights of any Credit Party under the Loan Documents.

          (c) The Borrower will not make, or cause or permit to be made, any payments in respect of any Subordinated Debt in contravention of the subordination provisions applicable thereto, nor will the Borrower amend, modify or change (i) any of such subordination provisions without the consent of the Required Lenders or (ii) any of the other provisions of the Subordinated Debt, except for such amendments, modifications or changes that could not be reasonably expected to adversely affect any Credit Party or the rights of any Credit Party under the Loan Documents.

     8.13 Use of Proceeds

          (a) The Borrower shall not use the proceeds of Loans other than to (i) repay in full on the Effective Date all indebtedness and other obligations under or in respect of the Preexisting Bank Credit Facility and the Preexisting Subordinated Debt outstanding immediately prior to the Effective Date, (ii) repay up to Twenty Million Four Hundred Ninety Thousand Nine-Hundred Twenty-Seven Dollars ($20,490,927) of the Preexisting NML Subordinated Debt outstanding immediately prior to the Effective Date, (iii) pay the ABRY Fee on or about the Effective Date, (iv) redeem shares of Capital Stock in accordance with Section 8.7(f), (v) finance Permitted Acquisitions, (vi) provide for working capital and general corporate purposes of the Borrower and its Subsidiaries, (vii) make Capital Expenditures permitted under Section 8.17 hereof, (viii) pay the reasonable fees and expenses of the Borrower and the Credit Parties related to the Transactions and (ix) to repay the Loans as provided in this Agreement.

          (b) In General. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock (within the meaning of Regulation
U) or for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation U or X.

     8.14 Restrictive Agreements

          The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any such Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary of the Borrower or to Guarantee Indebtedness of the Borrower or any other Subsidiary of the Borrower, provided that the foregoing shall not apply to (i) restrictions and conditions imposed by applicable law or by this Agreement or (ii) restrictions and conditions existing on the Effective Date identified on Schedule 8.14.

     8.15 Fiscal Year

          The Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year and (currently ending on June 30) without thirty (30) day prior written notice to the Administrative Agent.

     8.16 Financial Covenants

          (a) Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio as of the last day of any fiscal quarter ending during any of the periods set forth below to exceed the ratio set forth below with respect to the applicable period set forth below:

-------------------------------------------
          Period                    Ratio
-------------------------------------------
From the Effective Date through
         June 29, 2005            4.00:1.00
-------------------------------------------
   From June 30, 2005 through
         June 29, 2006            3.75:1.00
-------------------------------------------
   From June 30, 2006 through
         June 29, 2007            3.50:1.00
-------------------------------------------
          Thereafter              3.25:1.00
-------------------------------------------

          (b) Senior Leverage Ratio. The Borrower shall not permit the Senior Leverage Ratio as of the last day of any fiscal quarter to exceed 2.15:1.00.

          (c) Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 2.75:1.00.

          (d) Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.75:1.00.

     8.17 Capital Expenditures

          The Borrower will not, and will not permit any Subsidiary to, make any Capital Expenditure during any fiscal year if, after giving effect thereto, the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such fiscal year would exceed Four Million Five Hundred Thousand Dollars ($4,500,000), provided that the Borrower may carry forward up to Four Hundred Thousand Dollars ($400,000) of permitted but unused Capital Expenditures from the immediately preceding (but no prior) fiscal year, and provided, further, that in no event shall Capital Expenditures exceed Four Million Nine Hundred Thousand Dollars ($4,900,000) in any such fiscal year.

     8.18 Prepayments of Indebtedness

          The Borrower shall not, and shall not permit any Subsidiary, to prepay or obligate itself to prepay, in whole or in part, any Indebtedness except Indebtedness under the Loan Documents or under the terms of the Permitted Subordinated Debt subject to applicable subordination provisions.

     8.19 Management Fees

          Except as permitted by Section 8.7(g), the Borrower shall not, and shall not permit any Subsidiary to, pay any Management Fees.

     8.20 Permitted RMR Acquisitions

          The Borrower will not acquire Security Alarm Contracts or enter into any Approved Alarm Purchase Agreement requiring the Borrower to acquire Security Alarm Contracts from any Approved Alarm Dealer or purchase ownership or equity interests of an Approved Alarm Dealer as a method of acquiring Security Alarm Contracts, if, after giving effect to such transaction:

               (i) the Aggregate Purchase Price of RMR acquired from such Approved Alarm Dealer (whether before or after the Effective Date) would exceed two percent (2%) in any month of the aggregate amount of the Borrower's subscriber accounts as of the end of the month most recently required to be reported to the Lenders, provided that one-time bulk purchases under five percent (5%) of the aggregate amount of the Borrower's subscriber accounts as reflected on the balance sheet of the Borrower for the month most recently required to be reported to the Administrative Agent shall be permitted; or

               (ii) the Aggregate Purchase Price of Security Alarm Contracts acquired from such Approved Alarm Dealer during any period of twelve (12) consecutive months from and after the Effective Date would exceed ten percent (10%) of the aggregate amount of the Borrower's subscriber accounts as reflected on the balance sheet of the Borrower for the month most recently required to be reported to the Administrative Agent.

Acquisitions of Security Alarm Contracts from Approved Alarm Dealers to the extent permitted under this Section 8.20 are referred to herein as "Permitted RMR Acquisitions".

     8.21 Agreed Upon Accounting Procedures

          The Borrower will not, and will not permit any of its Subsidiaries to, change its accounting procedures without prior notice to the Administrative Agent, such notice to specify the proposed changes to the accounting procedures and the reasons therefor and certifies that such change shall not affect the calculation of the financial covenants contained in Section 8.16 or Section 8.17.

                                    ARTICLE 9
                                    DEFAULTS

     9.1  Events of Default

          The following shall each constitute an "Event of Default" hereunder:

          (a) the failure of the Borrower to make any payment of principal on any Loan within three (3) Business Days of the date when due and payable; or

          (b) the failure of the Borrower to make any payment of interest, Fees, expenses or other amounts payable under any Loan Document or otherwise to the Administrative Agent with respect to the loan facilities established hereunder within three (3) Business Days of the date when due and payable; or

          (c) the failure of the Borrower to observe or perform any covenant or agreement contained in Section 7.1, 7.2, 7.3, 7.7 (with respect to inspection rights), 7.9, or 7.13 or Article 8, and with respect to Article 8 (other than
Section 8.16, Section 8.17 and covenants contained therein the violation of which cannot be remedied or cured) such failure continues for ten (10) days; or

          (d) the failure of any Loan Party to observe or perform any other term, covenant, or agreement contained in this Agreement and such failure shall have continued unremedied for a period of twenty (20) days after such Loan Party shall have obtained knowledge thereof, provided that if such default cannot be remedied or cured, then such default shall be deemed an Event of Default as of the date of its occurrence; or

          (e) the Borrower or any Subsidiary which is a party to any of the Security Documents shall default in the performance of or compliance with any term contained in the Security Documents or in the performance of or compliance with any term contained in any other written agreement with the Lenders or the Administrative Agent on the Lenders' behalf, and such default shall continue for more than the period of grace, if any, specified therein and shall not have been waived pursuant thereto; or

          (f) any representation or warranty made by any Loan Party (or by an officer thereof on its behalf) in any Loan Document or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made or deemed made; or

          (g) the failure of any Loan Party to make any payment (whether of principal or interest and regardless of amount) in respect of Material Indebtedness of any Loan Party when due or within any grace period for the payment thereof (after taking into account offset rights with respect to Holdback Debt); or

          (h) any event or condition occurs that results in any Material Indebtedness of any Loan Party becoming or being declared to be due and payable prior to the scheduled maturity thereof, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness of any Loan Party or any trustee or agent on its or their behalf to cause any Material Indebtedness of any Loan Party to be due and payable, or to require the prepayment, repurchase, redemption or defeasance thereof, in each case prior to the scheduled maturity thereof (in each case after giving effect to any applicable grace period (after taking into account offset rights with respect to Holdback Debt)); or

          (i) any Loan Party shall (i) suspend or discontinue its business (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however, such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction,
(viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its property, (ix) be the subject of any such proceeding referred to in this Section 9.1(i) filed against it which remains undismissed for a period of forty-five (45) days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for forty-five (45) days, or
(xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of any Loan Party; or

          (j) an (i) order or decree is entered by a court having jurisdiction
(A) adjudging any Loan Party bankrupt or insolvent, (B) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of any Loan Party under the Debtor Relief Laws of any jurisdiction, (C) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any Loan Party or of any substantial part of the property of any thereof, or (D) ordering the winding up or liquidation of the affairs of any Loan Party, and any such decree or order continues unstayed and in effect for a period of sixty (60) days or (ii) order for relief is entered against any Loan Party under the Debtor Relief Laws of any jurisdiction; or

          (k) judgments or decrees against the Borrower or any of its Subsidiaries aggregating in excess of Five Hundred Thousand Dollars ($500,000) (unless adequately insured by a solvent unaffiliated insurance company which has unconditionally acknowledged coverage) shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days; or

          (l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on, and security interest in, any Collateral, with the priority required by the applicable Security Document, except as a result of a Disposition thereof to the extent permitted under the Loan Documents; or

          (m) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries which would, individually or in the aggregate, have a Material Adverse effect; or

          (n) the occurrence of a Change in Control with respect to the Borrower or any Subsidiary; or

          (o) the occurrence of a Change in Management; or

          (p) there shall at any time be less than seventy-five percent (75%) of the outstanding voting stock of the Borrower (on a fully-diluted basis) subject to a first priority, perfected pledge in favor of the Administrative Agent, for the benefit of the Lenders; or

          (q) Any default shall occur or any event of default shall exist under the Permitted Subordinated Debt or the Additional Permitted Subordinated Debt and not be cured within any applicable grace or cure period; or

          (r) Any Loan Document shall cease to be in full force and effect and shall be canceled, terminated, revoked or rescinded otherwise than pursuant to its terms by virtue of the expiration of its term or otherwise (or shall otherwise cease to be in full force and effect) than in accordance with the express prior written agreement, consent or approval of the Administrative Agent, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of the Borrower or any other Person bound thereby or by any Governmental Authority of competent jurisdiction; or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that any one or more of the Loan Documents or any one or more of the Obligations is illegal, invalid or unenforceable in accordance with the terms thereof; or

          (s) Any material License (including but not limited to the UL Approval) is lost, terminated, suspended, revoked or amended and such loss, termination, suspension, revocation or amendment could reasonably be expected to have a Material Adverse effect.

     9.2  Contract Remedies

          (a) Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof,

               (i) in the case of an Event of Default specified in Section 9.1(i) or 9.1(j), without declaration or notice to the Borrower, all of the Commitments shall immediately and automatically terminate, and the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, and

               (ii) in all other cases, upon the direction of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare all of the Commitments to be terminated forthwith, whereupon such Commitments shall immediately terminate, and/or declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

In the event that the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section 9.2, the Administrative Agent
(i) upon the direction of the Required Lenders, shall proceed to enforce the rights of the holders of the Notes by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in the Loan Documents and (ii) may exercise any and all rights and remedies provided to the Administrative Agent by the Loan Documents or pursuant to applicable law. Except as otherwise expressly provided in the Loan Documents, the Borrower expressly waives, presentment, demand, and protest, and all other notices of any kind in connection with the Loan Documents are hereby expressly waived. The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

          (b) In the event that all of the Commitments shall have been terminated or the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section 9.2, any funds received by any Credit Party from or on behalf of the Borrower shall be remitted to, and applied by, the Administrative Agent in the following manner and order:

               (i) first, to the payment of interest on, and then the principal portion of, any Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or any Loan Party;

               (ii) second, to reimburse the Agents and the Lenders, in that order, for any expenses due from the Borrower pursuant to the provisions of
     Section 11.4;

               (iii) third, to the payment of the Fees, pro rata according to the Fees due and owing to the Credit Parties;

               (iv) fourth, to the payment of any other fees, expenses or other amounts (other than the principal of and interest on the Loans) payable by the Loan Parties to the Credit Parties under the Loan Documents;

               (v) fifth, to the payment, pro rata according to the Aggregate Percentage of each Lender, of interest due on the Loans;

               (vi) sixth, to the payment to the Lenders of, and on a pro rata basis in accordance with, the unpaid principal amount of the Loans;

               (vii) seventh, to all other Obligations; and

               (viii) eighth, thereafter, any remaining funds shall be paid to the Borrower or as a court of competent jurisdiction shall direct.

Notwithstanding the foregoing, the Credit Parties may agree among themselves to an allocation of such funds that does not comply with the immediately preceding sentence.

                                   ARTICLE 10
                              ADMINISTRATIVE AGENT

     10.1 Appointment and Authorization of Administrative Agent

          Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     10.2 Delegation of Duties

          The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

     10.3 Liability of the Agents

          No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any Subsidiary or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

     10.4 Reliance by Administrative Agent

          (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower or any Subsidiary), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

          (b) For purposes of determining compliance with the conditions specified in Article 5, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

     10.5 Notice of Default

          The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article 9; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

     10.6 Credit Decision; Disclosure of Information by Administrative Agent

          Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Subsidiary or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower or any Subsidiary, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

     10.7 Indemnification of Agents

          Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of the Borrower or any Subsidiary to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.7. Without limitation of the foregoing, each Lender shall reimburse the Agents upon demand for its ratable share of any costs or out-of-pocket expenses (including the reasonable costs and expenses of Special Counsel) incurred by the Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 10.7 shall survive termination of the Commitments, the expiration or termination of all Letters of Credit, the payment of all other Obligations and the resignation of the Administrative Agent.

     10.8 Administrative Agent in its Individual Capacity

          Fleet and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower or any Subsidiary and their respective Affiliates as though Fleet were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Fleet or its Affiliates may receive information regarding the Borrower or any Subsidiary or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Fleet shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent and the terms "Lender" and "Lenders" include Fleet in its individual capacity.

     10.9 Successor Administrative Agent

          The Administrative Agent may resign as Administrative Agent upon thirty (30) days notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and Swing Line Lender and the respective terms "Administrative Agent and "Swing Line Lender" shall mean such successor administrative agent and swing line lender, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated and the retiring Swing Line Lender's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Swing Line Lender or any other Lender. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article 10 and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

     10.10 Administrative Agent May File Proofs of Claim

          In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.2 and 11.4) allowed in such judicial proceeding; and

          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.2 and 11.4.

     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

     10.11 Collateral and Guaranty Matters

          The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

          (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.1(b)(iii), if approved, authorized or ratified in writing by the Credit Parties;

          (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.2); and

          (c) to release any Guarantor from its obligations under a Guarantee Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under a Guarantee Agreement pursuant to this
Section 10.11.

     10.12 Other Agents; Arrangers and Managers

          Except as otherwise expressly provided herein, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as an "agent", "arranger", "manager", "bookrunner" or having any similar title shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

     10.13 Lender Pledge

          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     10.14 Amendment of Article 10

          The Borrower hereby agrees that this Article 10 constitutes an agreement among, and solely for the benefit of, the Agents and the Lenders, (and the Agents and the Lenders acknowledge that the Borrower is not a party to such foregoing provisions) and that any and all of the provisions of this Article 10 may be amended at any time by the Lenders without the consent or approval of or notice to the Borrower (other than any requirement of notice to the Borrower of the resignation of the Administrative Agent).

                                   ARTICLE 11
                                OTHER PROVISIONS

     11.1 Amendments and Waivers

          (a) No failure to exercise and no delay in exercising, on the part of any Credit Party, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 11.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

          (b) Notwithstanding anything to the contrary contained in any Loan Document, with the written consent of the Required Lenders, the Administrative Agent and the appropriate parties to the Loan Documents (other than the other Credit Parties) may, from time to time, enter into written amendments, supplements or modifications thereof and, with the consent of the Required Lenders, the Administrative Agent on behalf of the other Credit Parties, may execute and deliver to any such parties a written instrument waiving or consenting to the departure from, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, waiver or consent shall:

               (i) except as provided in Section 2.4, extend or increase any of the Commitments of any Lender, without such Lender's consent;

               (ii) unless agreed to by each Credit Party affected thereby, (A) reduce the principal amount of any Loan, or reduce the rate of interest thereon, (or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder) or reduce any fees or other obligations payable under the Loan Documents or (B) extend any date (including the

     Revolving Maturity Date, the Term Loan Maturity Date or the Incremental Term Loan Maturity Date) fixed for the payment or mandatory prepayment of principal or interest on any Loan, any fees, or any other obligation payable under the Loan Documents or any scheduled mandatory reduction of the Aggregate Commitments;

               (iii) unless agreed to by all of the Credit Parties, (A) except as provided in Section 2.4, increase the Aggregate Commitments, (B) change the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (C) change the order of payments under Section 9.2(b), (D) consent to any assignment or delegation by any Loan Party of any of its rights or obligations under any Loan Document, (E) release the Borrower from its obligations under this Agreement, (F) release any Guarantor from its obligations under this Agreement or any Guaranty Agreement (except as a result of the termination of the existence of such Guarantor in a transaction permitted by Section 8.3), or release any of the Collateral from the Liens of the Security Documents (except as may be expressly permitted thereunder or in connection with a transaction permitted by Sections 8.3 or 8.6), or (G) amend, modify or affect Section 11.1(b);

               (iv) unless agreed to by all of the Credit Parties, increase the fees or rates of interest payable on the Loans under any Facility, unless a corresponding increase is made in respect of the fees or rates of interest payable in respect of Loans made under all other Facilities;

               (v) unless agreed to by all of the Credit Parties, shorten the maturity of the Loans under any Facility, unless the maturity of all Loans under each other Facility is correspondingly shortened;

               (vi) unless agreed to by the Administrative Agent, amend, modify or otherwise affect the rights or duties of the Administrative Agent under the Loan Documents; and

               (vii) unless agreed to by the Syndication Agent, amend, modify or otherwise affect the rights or duties of the Syndication Agent under this Agreement.

     Any such amendment, supplement, modification, waiver or consent shall apply equally to each Credit Party and shall be binding upon each Credit Party and each Loan Party to the applicable Loan Document, and upon all future holders of the Notes. In the case of any waiver, the Credit Parties and each Loan Party to the applicable Loan Document shall be restored to their former position and rights hereunder and under the outstanding Notes and other Loan Documents to the extent provided for in such waiver, and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     11.2 Notices

          (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address or facsimile number and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

               (i)  in the case of any Loan Party, to:

                    Monitronics International, Inc.
                    12801 Stemmons Freeway, Suite 821
                    Dallas, Texas 75234
                    Attention: James R. Hull, President and Chief Executive
                               Officer
                    Telephone: (972) 243-7443
                    Facsimile: (972) 919-1895

                    with a copy to:

                    Vinson & Elkins L.L.P.
                    2001 Ross Avenue, Suite 3700
                    Dallas, Texas  75201
                    Attention: Christine A. Hathaway, Esq.
                    Telephone: (214) 220-7714
                    Facsimile: (214) 999-7714

               (ii) in the case of the Administrative Agent, to:

                    Fleet National Bank
                    100 Federal Street
                    Boston, Massachusetts 02110
                    Attention: John F. Lynch, Senior Vice President
                    Telephone: (617) 434-4618
                    Facsimile: (617) 434-4896

                    and a copy to:

                    Choate, Hall & Stewart
                    Exchange Place, 53 State Street
                    Boston, Massachusetts 02109
                    Attention: Peter M. Palladino, P.C.
                    Telephone: (617) 248-5000
                    Facsimile: (617) 248-4000

               (iii) in the case of the Syndication Agent, to:

                    Bank of America, N.A.
                    901 Main Street, 64th Floor
                    Dallas, Texas 75202
                    Attention: Steven P. Renwick
                    Telephone: (214) 209-1867
                    Facsimile: (214) 209-9390

               (iv) in the case of a Lender, at its address set forth on its signature page hereto or, in the Assignment or Acceptance Agreement or other instrument pursuant to which it became a Lender; provided, however, that any notice, request or demand by the Borrower pursuant to Sections 2.2, 2.3, 2.4, 2.5 or 3.3 shall not be effective until received. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by facsimile or other electronic means as fully as if originally signed.

     All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto or by a person purporting to sign for such party; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; and (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone provided, however, that notices and other communications to the Administrative Agent and the Swing Line Lender pursuant to
Article 2 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

          (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

          (c) Reliance by Administrative Agent and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

     11.3 Survival

          All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder.

     11.4 Expenses; Indemnity

          (a) The Borrower agrees (i) to pay or reimburse each of the Agents and the Joint Lead Arrangers for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable costs and expenses of Special Counsel and (ii) to pay or reimburse each Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including without limitation all reasonable costs and expenses of Special Counsel. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 11.4(a) shall be payable within ten (10) Business Days after demand therefor.

          (b) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (each an "Indemnified Person") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable costs and expenses of counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnified Person; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person. No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. Nor shall any Indemnified Person have any liability for any special, indirect, consequential or punitive damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date). All amounts due under this Section 11.4(b) shall be payable within ten (10) Business Days after demand therefor. For the avoidance of doubt, the gross negligence or willful misconduct of any Indemnified Person shall not be imputed to any other Indemnified Person.

          (c) The agreements in this Section 11.4 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments, the expiration or termination of all Letters of Credit and the repayment, satisfaction or discharge of all the other Obligations.

          (d) To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then
(i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

          (e) To the extent permitted by applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnified Person for any special, indirect, consequential or punitive damages (whether accrued and whether known or suspected to exist in its favor) arising out of, in connection with, or as a result of, the Loan Documents, the transactions contemplated thereby or any Loan or the use of the proceeds thereof.

          (f) THE BORROWER ACKNOWLEDGES THAT THIS AGREEMENT CONTAINS PROVISIONS RELEASING EACH INDEMNIFIED PERSON FROM LIABILITY AND/OR INDEMNIFYING AND HOLDING HARMLESS EACH INDEMNIFIED PERSON FOR, AMONG OTHER THINGS, EACH INDEMNIFIED PERSON'S OWN GROSS NEGLIGENCE AND WILFULL MISCONDUCT. THE BORROWER AGREES THAT THE RELEASE AND/OR INDEMNITY PROVISIONS CONTAINED IN THIS AGREEMENT ARE CAPTIONED TO CLEARLY IDENTIFY THE RELEASE AND/OR INDEMNITY PROVISIONS AND, THEREFORE, ARE SO CONSPICUOUS THAT THE BORROWER HAS FAIR NOTICE OF THE EXISTENCE AND CONTENTS OF SUCH PROVISIONS. THE BORROWER HEREBY WAIVES ANY DEFENSES IT MIGHT ASSERT AGAINST EACH INDEMNIFIED PERSON BASED ON THE HOLDINGS OF THE TEXAS SUPREME COURT IN ETHYL CORP. v. DANIEL CONST. CO., 725 S.W.2d 705 (TEX. 1987), AND DRESSER INDUSTRIES, INC.

v. PAGE PETROLEUM, INC., 853 S.W.2d 505 (TEX. 1993), AND OF THE UNITED STATES COURT OF APPEALS FOR THE FIFTH CIRCUIT IN QUORUM HEALTH RESOURCES, L.L.C. v. MAVERICK COUNTY HOSPITAL DISTRICT, 308 F.3d 451 (5TH CIR. 2002) AND ANY RELATED CASE LAW HOLDINGS.

     11.5 Successors and Assigns

          (a) The Loan Documents shall be binding upon and inure to the benefit of each of the parties thereto, and their respective successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Credit Party (and any such attempted assignment or transfer without such consent shall be null and void).

          (b) Each Lender may assign all or a portion of its rights and obligations under the Loan Documents to (i) any Subsidiary or Affiliate of such Lender, (ii) any other Lender or Affiliate of such other Lender, (iii) any Approved Fund or (iv) with the consent of the Borrower and the Administrative Agent (which consents shall not be unreasonably withheld or delayed and, in the case of the Borrower's consent, shall not be required during the continuance of an Event of Default), to any other Eligible Institution, provided that:

          (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and in $500,000 multiples above such amount, or, if less, its remaining Commitment, unless otherwise consented to by the Borrower (in the absence of an Event of Default; and

          (B) the assignor and such assignee shall deliver to the Administrative Agent three (3) copies of an Assignment and Acceptance Agreement executed by each of them, along with an assignment fee in the sum of $3,500 for the account of the Administrative Agent and, if the assignee is not then a Lender and is a Foreign Credit Party, the documents required by Section 3.7(c).

Upon receipt of such number of executed copies of each such Assignment and Acceptance Agreement together with the assignment fee therefor and the consents required to such assignment, if required, the Administrative Agent shall record the same and execute not less than two copies of such Assignment and Acceptance Agreement in the appropriate place, deliver one such copy to the assignor and one such copy to the assignee, and deliver one photocopy thereof, as executed, to the Borrower. From and after the "Assignment Effective Date" as defined and specified in, and as defined in, such Assignment and Acceptance Agreement, the assignee thereunder shall, unless already a Lender, become a party hereto and shall, for all purposes of the Loan Documents, be deemed a "Lender" and, to the extent provided in such Assignment and Acceptance Agreement, the assignor Lender thereunder shall be released from its obligations under this Agreement and the other Loan Documents. The Borrower agrees that, if requested, in connection with each such assignment, it shall at its own cost and expense execute and deliver to the Administrative Agent or such assignee a Note or Notes, each payable to the order of such assignee and dated the Effective Date. The Administrative Agent shall be entitled to rely upon the representations and warranties made by the assignee under each Assignment and Acceptance Agreement. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's office a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (c) Each Lender may grant participations in all or any part of its rights and/or obligations under the Loan Documents to one or more Eligible Institutions, provided that (i) such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to this Agreement and the other Loan Documents for the performance of such obligations, (iii) the Borrower and the Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents, (iv) the granting of such participation does not require that any additional loss, cost or expense be borne by the Borrower at any time and (v) the voting rights of any holder of any participation shall be limited to decisions that in accordance with Section 11.1 require the consent of all of the Lenders.

          (d) If any assignee Lender is an Affiliate of the Borrower or any holder of Subordinated Debt, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent, and the determination of the Required Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Lender's interest in any of the Loans. If any Lender sells a participating interest in any of the Loans to a participant, and such participant is an Affiliate of the Borrower or any holder of Permitted Subordinated Debt, then such participant shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent, and the determination of the Required Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such participant in the Loans to the extent of such participation.

          11.6 Counterparts; Integration

          Each Loan Document (other than the Notes) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of a signature page of any Loan Document by facsimile shall be effective as delivery of a manually executed counterpart of such Loan Document. The Loan Documents and any separate letter agreements between the Borrower and a Credit Party with respect to fees embody the entire agreement and understanding among the Loan Parties and the Credit Parties with respect to the subject matter thereof and supersede all prior agreements and understandings among the Loan Parties and the Credit Parties with respect to the subject matter thereof.

     11.7 Severability

          Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

     11.8 Governing Law

          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS, BUT INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) AND DECISIONS OF THE STATE OF NEW YORK.

     11.9 Jurisdiction; Service of Process

          Each party to a Loan Document hereby irrevocably submits to the nonexclusive jurisdiction of any New York or Federal court sitting in the City of New York, New York over any suit, action or proceeding arising out of or relating to the Loan Documents. Each party to a Loan Document hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each Loan Party hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that a Credit Party may otherwise have to bring any action or proceeding relating to Loan Documents against the Borrower, any Subsidiary or their respective properties in the courts of any other jurisdiction. Each party to a Loan Document hereby irrevocably consents to service of process in the manner provided for notices in
Section 11.2. Nothing in this Agreement will affect the right of any party to a Loan Document to serve process in any other manner permitted by Law.

     11.10 Survival of Representations and Warranties

          All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Syndication Agent and each Lender, regardless of any investigation made by the Administrative Agent, the Syndication Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

     11.11 No Third Parties Benefited

          This Agreement is made and entered into for the sole protection and legal benefit of the parties hereto and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. None of the Administrative Agent, the Syndication Agent or any Lender shall have any obligation to any Person not a party to this Agreement or any other Loan Document.

     11.12 Waiver Of Trial By Jury

          EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

                            [Signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                 BORROWER:

                                 MONITRONICS INTERNATIONAL, INC.


                                 By: /s/ Michael Meyers
                                     -------------------------------------------
                                     Name: Michael Meyers
                                     Title: Vice President & CFO


                                 ADMINISTRATIVE AGENT:

                                 FLEET NATIONAL BANK


                                 By:
                                     -------------------------------------------
                                     Name:
                                     Title:


                                 SYNDICATION AGENT:

                                 BANK OF AMERICA, N.A.


                                 By:
                                     -------------------------------------------
                                     Name:
                                     Title:

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                 BORROWER:

                                 MONITRONICS INTERNATIONAL, INC.


                                 By:
                                     -------------------------------------------
                                     Name:
                                     Title:


                                 ADMINISTRATIVE AGENT:

                                 FLEET NATIONAL BANK


                                 By: /s/ John F. Lynch
                                     -------------------------------------------
                                     Name: John F. Lynch
                                     Title: Senior Vice President


                                 SYNDICATION AGENT:

                                 BANK OF AMERICA, N.A.


                                 By:
                                     -------------------------------------------
                                     Name:
                                     Title:

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                 BORROWER:

                                 MONITRONICS INTERNATIONAL, INC.


                                 By:
                                     -------------------------------------------
                                     Name:
                                     Title:


                                 ADMINISTRATIVE AGENT:

                                 FLEET NATIONAL BANK


                                 By:
                                     -------------------------------------------
                                     Name:
                                     Title:


                                 SYNDICATION AGENT:

                                 BANK OF AMERICA, N.A.


                                 By: /s/ Steven P. Renwick
                                     -------------------------------------------
                                     Name: Steven P. Renwick
                                     Title: Principal

                                 LENDERS:

                                 FLEET NATIONAL BANK


                                 By: /s/ John F. Lynch
                                     -------------------------------------------
                                     Name: John F. Lynch
                                     Title: Senior Vice President

                                 Address for Notices:

                                 Fleet National Bank
                                 100 Federal Street
                                 Boston, Massachusetts  02110
                                 Attention: John F. Lynch, Senior Vice President
                                 Telephone: (617) 434-4618
                                 Facsimile: (617) 434-4896

                                 BANK OF AMERICA, N.A.


                                 By:
                                     -------------------------------------------
                                     Name:
                                     Title:

                                 Address for Notices:

                                 Bank of America, N.A.
                                 901 Main Street, 64th Floor
                                 Dallas, Texas 75202
                                 Attention: Steven P. Renwick
                                 Telephone: (214) 209-1867
                                 Facsimile: (214) 209-9390

                                 LENDERS:

                                 FLEET NATIONAL BANK


                                 By:
                                     -------------------------------------------
                                     Name:
                                     Title:

                                 Address for Notices:

                                 Fleet National Bank
                                 100 Federal Street
                                 Boston, Massachusetts  02110
                                 Attention: John F. Lynch, Senior Vice President
                                 Telephone: (617) 434-4618
                                 Facsimile: (617) 434-4896

                                 BANK OF AMERICA, N.A.


                                 By: /s/ Steven P. Renwick
                                     -------------------------------------------
                                     Name: Steven P. Renwick
                                     Title: Principal

                                 Address for Notices:

                                 Bank of America, N.A.
                                 901 Main Street, 64th Floor
                                 Dallas, Texas 75202
                                 Attention: Steven P. Renwick
                                 Telephone: (214) 209-1867
                                 Facsimile: (214) 209-9390

                                 LASALLE BANK NATIONAL ASSOCIATION


                                 By: /s/ Sean Forrest
                                     -------------------------------------------
                                     Name: Sean Forrest
                                     Title: Senior Vice President

                                 Address for Notices:

                                 LaSalle Bank
                                 135 S. LaSalle St.
                                 Suite 212
                                 Chicago, Illinois 60603
                                 Attention: Jessica Richardson, Vice President
                                 Telephone: (312) 904-7609
                                 Facsimile: (312) 904-6353

                                 U.S. BANK NATIONAL ASSOCIATION


                                 By: /s/ Gail F. Scannell
                                     -------------------------------------------
                                     Name: Gail F. Scannell
                                     Title: Vice President

                                 Address for Notices:

                                 U.S. Bank National Association
                                 One U.S. Bank Plaza
                                 SL-MO-T12M
                                 St. Louis, MO 63101
                                 Attention: Gail F. Scannell, Vice President
                                 Telephone: (314)418-2385
                                 Facsimile: (314)418-8292

                                 UNION BANK OF CALIFORNIA, N.A.


                                 By: /s/ James C. Opdyke
                                     -------------------------------------------
                                     Name: James c. Opdyke
                                     Title: Vice President

                                 Address for Notices:

                                 Union Bank of California, N.A.
                                 445 South Figueroa Street, 16th Floor
                                 Los Angeles, CA 90071
                                 Attention: James Opdyke, Vice President
                                 Telephone: (213) 236-7881
                                 Facsimile: (213) 236-5747

                                 JPMORGAN CHASE BANK


                                 By:  /s/ Scott Harvey
                                     -------------------------------------------
                                     Name: Scott Harvey
                                     Title: Senior Vice President

                                 Address for Notices:

                                 JPMorgan Chase Bank
                                 2200 Ross Ave.
                                 Dallas, Texas 75201
                                 Attention: Scott Harvey, Sr. Vice President
                                 Telephone: (214) 965-3003
                                 Facsimile: (214) 965-3024

                                 NATIONAL CITY BANK OF PENNSYLVANIA


                                 By: /s/ Richard D. Barnes
                                     -------------------------------------------
                                     Name: Richard D. Barnes
                                     Title: Vice President

                                 Address for Notices:

                                 National City Bank of Pennsylvania
                                 National City Center
                                 20 Stanwix Street
                                 Pittsburgh, PA 15222-4802
                                 Attention: Richard D. Barnes, Vice President
                                 Telephone: (412) 644-6074
                                 Facsimile: (412) 644-6224

                                 WELLS FARGO BANK TEXAS, N.A.


                                 By: /s/ Michael Real
                                     -------------------------------------------
                                     Name: Michael Real
                                     Title: Vice President

                                 Address for Notices:

                                 Wells Fargo Bank
                                 1700 Lincoln
                                 Denver, CO 80274
                                 Attention: Priscilla Shaw-Cleckloy
                                 Telephone: (303) 863-6612
                                 Facsimile: (303) 863-2729

                                 BANK ONE, N.A.


                                 By: /s/ Sharon Ellis
                                     -------------------------------------------
                                     Name: Sharon Ellis
                                     Title: Vice President

                                 Address for Notices:

                                 Bank One, N.A.
                                 1717 Main Street, 3rd Floor
                                 TX1-2436
                                 Dallas, Texas 75201
                                 Attention: Sharon Ellis, Vice President
                                 Telephone: (214) 290-2760
                                 Facsimile: (214) 290-2305

                                 TEXAS CAPITAL BANK, N.A.


                                 By: /s/ Paul Howell
                                     -------------------------------------------
                                     Name: Paul Howell
                                     Title: Vice President

                                 Address for Notices:

                                 Texas Capital Bank, N.A.
                                 2100 McKinney Ave., Ste. 900
                                 Dallas, Texas 75201
                                 Attention: Paul Howell, Vice President
                                 Telephone: (214) 932-6663
                                 Facsimile: (214) 932-6607